Filed Pursuant to Rule 424(b)(3)

Registration No.: 333-128161

PROSPECTUS

2,392,166 shares of Common Stock

COTELLIGENT, INC.

This prospectus relates to the resale of warrants (the “Warrants”) to purchase shares of our common stock, par value $0.01 per share (“Common Stock”) issued to the selling holders identified in this prospectus in connection with the merger (the “Merger”) of OnSite Media, Inc., a Delaware corporation (“OnSite”), with and into Watchit Media, USA, Inc., a Delaware corporation and wholly-owned subsidiary of Cotelligent (“Watchit Media”), which was consummated on March 2, 2004.

This prospectus also relates to the resale of up to 2,392,166 shares of our Common Stock issuable upon exercise of the Warrants.

The selling holders identified on pages 40-41 may from time to time offer all or a portion of the Warrants and shares covered by this prospectus through public or private transactions, on the OTC Bulletin Board or such other securities exchange on which our Common Stock is traded at the time of the sale. The selling holders may sell the Warrants or shares of Common Stock at prevailing market prices or at privately negotiated prices either directly or through agents, broker dealers or otherwise. You may find more information concerning how the selling holders may sell these securities under the caption “Plan of Distribution.”

If all of the Warrants are exercised by the selling holders, we will receive aggregate gross proceeds of approximately $598,000, but we will not receive proceeds from the sale of the shares acquired upon exercise. We will not receive proceeds from the sale of Warrants in this offering. We are paying all of the expenses of registration incurred in connection with this offering, but the selling holders will pay all selling and other expenses.

Our Common Stock is quoted on the OTC Bulletin Board under the symbol “CGZT.OB”. On November 21, 2005, the last reported sale price of our Common Stock on the OTC Bulletin Board was $0.10 per share.

Beginning on page 2, we have listed several “ Risk Factors” which you should consider. You should read the entire prospectus carefully before you make your investment decision.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed on the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

The Date of this Prospectus is November 22, 2005

SUMMARY

This summary highlights the important information contained in this prospectus but may not contain all of the information that may be important to you. We urge you to read carefully this entire prospectus and the other documents to which it refers before making an investment decision. See “Where You Can Find More Information” on page 67.

The Company

Cotelligent provides narrowcasting services, which includes Internet protocol (IP) technologies and production services for video content, distribution, scripting and playback on digital display video channels and networks, as well as maintenance, support and contract services on software and hardware products it licenses. The Company provides these services primarily to gaming and hospitality businesses. Narrowcasting, maintenance and support services are provided under term contracts of which most are one year or longer. These contracts are renewable at the discretion of our clients.

In November 2004, we announced our plan to divest our entire IT services and solutions business and change our name to Watchit Media, Inc. allowing us to focus all of our attention on narrowcasting. On July 13, 2005, the Company’s stockholders approved the sale of the IT services business located at Broomall, Pennsylvania pursuant to an Asset Purchase Agreement, dated as of April 1, 2005, as amended on June 27, 2005 (the “Asset Purchase Agreement”) entered into between the Company and certain of its subsidiaries and FastTech Integrated Solutions, LLC, an affiliate of Beverly Hills, California-based private equity firm Skyview Capital, LLC. The transaction was completed on July 15, 2005. Pursuant to the Asset Purchase Agreement, aggregate consideration for the business included: cash at closing of $2.3 million, subject to closing date adjustments, and an earn-out of up to $1.45 million if certain future revenue targets are attained over the three years following completion of the sale.

Our principal executive offices are at 655 Montgomery Street, Suite 1000, San Francisco, California 94111, and our telephone number at that address is (415) 477-9900. Our common stock is quoted on the OTC Bulletin Board under the symbol “CGZT.OB.” Unless otherwise indicated, references in this Prospectus to “Cotelligent”, “Company”, “we”, “us”, or “our” refer to Cotelligent, Inc., a Delaware corporation.

The Offering

On March 2, 2004, we completed the acquisition of OnSite through the merger of OnSite with and into Watchit Media. Pursuant to the merger agreement by and among us, Watchit Media, OnSite and certain of the stockholders of OnSite, former holders of OnSite common stock elected to receive, in exchange for each issued and outstanding share of OnSite common stock, either (i) the equity election of 0.3107402973 equity units of Cotelligent which is comprised of 0.6214805946 shares of our Common Stock, and 0.3107402973 warrant shares, or (ii) the cash/equity election of cash equal to $650,000 divided by the total number of shares of OnSite common stock making the cash/equity election and the remaining equity units divided by the total number of shares of OnSite common stock making the cash/equity election. We issued warrants to purchase 5,339,803 shares of our Common Stock to both affiliates and non-affiliates of OnSite in connection with the acquisition of OnSite. We registered the 5,339,803 shares of Common Stock issuable upon exercise of the warrants as well as the warrants in the registration statement on Form S-4 (file no. 333-111550) declared effective by the Securities and Exchange Commission on February 13, 2004. The warrants and shares registered under that registration statement are freely tradeable securities to the extent they are held by non-affiliates.

This prospectus relates to the resale of Warrants to purchase shares of our Common Stock issued to the selling shareholders identified on pages 40-41 in connection with the Merger and the resale of up to 2,392,166 shares of our Common Stock issuable upon exercise of the Warrants. We are registering the Warrants and our Common Stock for resale by the selling holders. The price at which these stockholders may sell these securities will be determined by the prevailing market for the shares or in negotiated transactions. See “Plan of Distribution”.

RISK FACTORS

You should consider carefully the following risk factors, along with the other information contained or incorporated by reference in this prospectus, in deciding whether to invest in our securities. These factors, among others, may cause actual results, events or performance to differ materially from those expressed in any forward-looking statements we make in this prospectus.

If we are unable to generate positive cash flow and return to profitability, we may exhaust our capital.

Our business has incurred net losses and negative operating cash flows in each of the past three years and our working capital and available cash have also decreased in each of the past three years. For fiscal years ended December 31, 2004, 2003, and 2002, we reported net losses of $4.2 million, $12.4 million and $8.7 million, respectively. On July 15, 2005, we disposed of our IT services business to FastTrack, LLC, an affiliate of Beverly Hills, California private equity firm Skyview Capital, LLC, for a purchase price of $2.3 million, subject to certain adjustments and an earn-out. Our cash resources are limited. As of December 31, 2004, we had cash resources of approximately $526,000. If our business does not begin to increase revenues, generate a positive cash flow and return to profitability or if we do not obtain additional equity financing before the end of the first quarter of 2006, our on-going liquidity and financial viability would be materially and adversely affected and we may not be able to pursue our business strategy.

By selling the IT services business to FastTrack, LLC, we lost a substantial source of our revenues.

By discontinuing the operations of our IT services segment and selling our remaining IT services component, we no longer have assets that historically generated the majority of our revenue stream. The IT services segment represented 100% of our revenues in 2002 and 2003 and approximately 89% of our revenues (both continuing and discontinued operations) in 2004.

We may make acquisitions, which if proven unsuccessful, could negatively affect our future profitability and growth.

We believe the economic landscape has created opportunity for us to invest in, or acquire businesses that have undergone severe downward pressure in revenues, profit, cash and stock price. We may not be able to identify, acquire or profitably manage additional businesses that we may invest in or acquire without substantial costs, delays or other problems. In addition, acquisitions may involve a number of special risks, including:

•	diversion of management’s attention;

•	failure to retain key acquired personnel; and

•	risks associated with unanticipated events, circumstances or legal liabilities.

In addition, if the acquired businesses have operating losses or negative operating cash flow, our ability to achieve positive cash flow and profitability, as well as our liquidity, could be adversely affected. Some or all of these risks could adversely affect our operations and financial performance. For example, client satisfaction or performance problems at a single acquired business could adversely affect our reputation and financial results. Further, any businesses acquired in the future may not achieve anticipated revenues and earnings and therefore negatively impact our consolidated financial position, results of operations and cash flows.

We have decided to focus on our narrowcasting business and have only limited experience in this area.

Our new business strategy is to focus on expanding our narrowcasting business. We have only been operating our narrowcasting business since March 2004 when we acquired OnSite Media. As a result, our senior management has only limited experience in this area and we cannot assure you that we will be successful in our efforts to expand our narrowcasting business.

The market for narrowcasting may not materialize.

Our ability to generate revenues in future periods will increasingly depend upon the market for narrowcasting services, solutions and products. There is a risk that the market for narrowcasting services, solutions and products will not materialize. Critical issues concerning the use of computer hardware and software platforms as well as other video equipment and media, their security, reliability, cost, accessibility and quality continue to evolve. The variability of these factors could materially affect our ability to compete in the market, resulting in an adverse effect on our consolidated financial position, results of operations and cash flows.

The decline in tourism, business travel or the gaming industry could have a material adverse effect on our narrowcasting business.

A stagnation or downturn in the economy of Nevada, any jurisdiction in which we operate, or the United States as a whole could have a material adverse effect upon our revenues, results or operations and financial condition. Currently, we provide our narrowcasting services to hotels and casinos primarily in Las Vegas, Nevada. Because our narrowcasting business is not diversified, we will be particularly vulnerable to adverse economic conditions in tourism, business travel or the gaming industry in Nevada.

Our growth plan requires a significant infusion of capital.

We intend to expand our existing narrowcasting business as well as create and develop new narrowcasting services, which may require infusions of capital. If we are not able to raise additional capital, revenue growth and profitability may be adversely affected.

We may need to invest heavily to create, produce, market and sell new narrowcasting services.

As the demand for narrowcasting services increases, there will be opportunities to provide these services in new and innovative ways. In order to provide these new narrowcasting services, we may need to invest heavily in the creation, production, marketing and selling of new narrowcasting services.

We may face intense competition that could adversely affect our ability to general revenues and profitability.

The demand for narrowcasting services is expected to reflect dynamic growth over the next several years. We expect the demand will result in intense competition to provide narrowcasting services. If we are not able to successfully execute our strategy, our business may be materially and adversely affected.

We may have difficulty managing growth.

Our development has required and is expected to continue to require the full utilization of our management, financial and other resources, which to date has had limited working capital. Managing our growth will depend upon our ability to improve and expand our operations, including our financial and management information systems, and to recruit, train and manage executive staff and employees. We may not be able to efficiently scale our operations, and this failure to effectively manage growth may have a materially adverse effect on our operating results and financial condition.

Our success is dependent on our key management personnel.

Our operations are dependent on the continued efforts of our executive officers and senior management. In addition, we will likely depend on the senior management of any business we may merge with or acquire in the future. If any of these people are unable or unwilling to continue in his or her present role, or if we are unable to hire, train and integrate new management personnel effectively, our business and consolidated financial position, results of operations and cash flows could be adversely affected. We do not maintain key person life insurance on our senior management.

We may not receive any proceeds from the exercise of the Warrants issued in connection with the acquisition of OnSite.

We issued warrants to purchase 5,339,803 shares of our Common Stock in connection with our acquisition of OnSite Media, Inc. If all of these warrant shares are exercised, we will receive aggregate gross proceeds of approximately $1.3 million. Given the historical share price and market for our Common Stock, there is no way to know whether the Warrants will be in-the-money during the two year period in which they are exercisable. Consequently, we cannot predict whether the Warrants will be exercised prior to their expiration or whether any funds from their exercise will be made available to us at anytime in the future. Additionally, the exercise of Warrants will have a dilutive effect on the holders of our Common Stock.

We may lose certain tax attributes as a result of our acquisition program.

At December 31, 2004, we had available federal and state net operating loss (NOL) carry-forwards of approximately $41 million. Under Section 382 of the Internal Revenue Code of 1986, as amended, the use of prior losses, including NOLs, is limited if a corporation undergoes an “ownership change.” The Merger, together with future issuances of equity interests by us or the exercise of outstanding Warrants or options to purchase our capital stock, may result in an ownership change that is large enough for this limitation to apply. If the limitation applies, we may be unable to use a material portion of our available NOL carry-forwards to reduce future taxable income.

FORWARD-LOOKING STATEMENTS

Certain statements included in this prospectus that are not historical facts are intended to be “forward-looking statements.” Such forward-looking statements may include statements that relate to:

•	our business plans or strategies, and projected or anticipated benefits or other consequences of such plans or strategies;

•	our objectives;

•	projected and anticipated benefits from future or past acquisitions; and

•	projections involving anticipated capital expenditures or revenues, earnings or other aspects of capital projects or operating results.

Forward-looking statements generally can be identified by the use of words such as “may,” “will,” “expect,” “intend,” “estimate,” “anticipate” or “believe” or similar language.

Forward-looking statements are not guarantees of future performance and all phases of our operations are subject to a number of uncertainties, risks and other influences, many of which are beyond our control. Any one of such influences, or a combination, could materially affect the results of our operations and the accuracy of the forward-looking statements that we make. Some important factors that could cause actual results to differ materially from the anticipated results or other expectations expressed in our forward-looking statements are discussed under the caption “Risk Factors” beginning on page 2. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date that they are made. We undertake no obligation to publicly update our forward-looking statements.

USE OF PROCEEDS

All of the Warrants and Common Stock offered under this prospectus are being sold by the selling holders. We will not receive any proceeds from the sale of the Warrants other than the payment of the exercise price of the Warrants. If all of the Warrants are exercised, we will receive aggregate gross proceeds of approximately $598,000. We cannot be certain that any or all of the Warrants will be exercised. We intend to use any such proceeds for working capital purposes.

MARKET PRICE AND DIVIDEND INFORMATION

The following table sets forth, for the periods indicated, the high and low sales prices for our Common Stock. Our Common Stock was listed on the OTC Bulletin Board, and then moved to the OTC Pink Sheets on September 25, 2002 returning to the OTC Bulletin Board on February 10, 2003 (the OTC Bulletin Board prices are interdealer prices, do not include retail markups, markdowns, or commissions and may not represent actual transactions). Our Common Stock is currently quoted on the OTC Bulletin Board under the symbol “CGZT.OB.”

Calendar quarter	High	Low
2003
First quarter	$0.45	$0.20
Second quarter	0.35	0.20
Third quarter	0.43	0.20
Fourth quarter	0.30	0.13

2004
First quarter	0.29	0.18
Second quarter	0.29	0.14
Third quarter	0.20	0.10
Fourth quarter	0.19	0.11

2005
First quarter	0.15	0.10
Second quarter	0.15	0.08
Third quarter	0.18	0.09
Fourth quarter (through November 21)	0.16	0.09

Recent Share Price Data

On November 21, 2005, the last reported sales price of our Common Stock on the OTC Bulletin Board was $0.10 per share.

As of November 10, 2005, there were approximately 1,086 stockholders of record of our Common Stock, as shown on the records of our transfer agent.

Dividends

We have never declared or paid cash dividends on our Common Stock and we do anticipate paying cash dividends in the foreseeable future. We presently expect that we will retain all future earnings, if any, for use in our operations and the expansion of our business. Any determination to pay dividends in the future will be at the discretion of our board of directors and will depend upon our results of operation, financial condition and other factors as the board of directors, in its discretion, deems relevant.

SELECTED CONSOLIDATED FINANCIAL DATA

You should read the following selected financial data in conjunction with “Management’s Discussion and Analysis of Financial Condition and Results of Operations” on page 12 and the financial statements and related notes included elsewhere in this prospectus. The table below presents selected consolidated financial data on an historical basis for Cotelligent. This information is based on the consolidated financial statements of Cotelligent that it has presented in its filings with the Securities and Exchange Commission and which are include elsewhere in this prospectus.

Selected Financial Data

(In thousands, except per share amounts)

	Nine Months Ended September 30,
	2005	2004	2004	2003	2002	2001	2000
Statement of Operations Data: (1)(2)(3)
Revenues	$1,243	$564	$862	$—	$—	$—	$—
Cost of services	570	253	364	—	—	—	—

Gross profit	673	311	498	—	—	—	—
Selling, general and administrative expenses	2,279	1,422	1,953	—	—	—	—
Restructuring charge	—	—	(67)	—	—	—	—

Operating loss	(1,606)	(1,111)	(1,388)	—	—	—	—
Other income (expense)	109	89	82	(1,349)	(1,784)	(73)	(1,360)

Loss from continuing operations before income taxes	(1,497)	(1,022)	(1,306)	(1,349)	(1,784)	(73)	(1,360)
Income tax expense (benefit)	(72)	(2)	28	—	—	—	—

Loss from continuing operations	(1,425)	(1,020)	(1,278)	(1,349)	(1,784)	(73)	(1,360)

Discontinued operations:
Loss from discontinued operations, net of income tax benefit of $-, $-, $-, $2,509, $7,493, $3,455, $7,677	(466)	(2,460)	(2,927)	(11,001)	(6,939)	(23,456)	(56,348)
Income on sale of discontinued operations, net of income taxes of $-, $-, $-, $-, $-, $-, $12,744	1,520	—	—	—	—	—	19,541

Income (loss) from discontinued operations	1,054	(2,460)	(2,927)	(11,001)	(6,939)	(23,456)	(36,807)

Net loss	$(371)	$(3,480)	$(4,205)	$(12,350)	$(8,723)	$(23,529)	$(38,167)

Loss per share
Basic and diluted-
Loss from continuing operations	$(0.05)	$(0.05)	$(0.06)	$(0.10)	$(0.13)	$(0.01)	$(0.10)
Income (loss) from discontinued operations	0.04	(0.11)	(0.13)	(0.83)	(0.53)	(1.75)	(2.72)

Net loss	$(0.01)	$(0.16)	$(0.19)	$(0.93)	$(0.66)	$(1.76)	$(2.82)

Weighted average number of shares outstanding
Basic and diluted	27,319,695	21,734,044	22,351,924	13,324,217	13,201,532	13,379,320	13,537,927

	September 30, 2005	December 31,
		2004	2003	2002	2001	2000
Balance Sheet Information
Working capital (deficiency)	$(1,150)	$(1,053)	$4,567	$16,396	$26,689	$37,353
Total assets	$4,174	$5,373	$8,363	$25,033	$36,080	$65,805
Long-term debt	$—	$—	$—	$—	$—	$—
Stockholders’ equity	$2,644	$2,605	$4,483	$16,697	$25,456	$49,286

(1)	We historically operated on an April 1 to March 31 fiscal year. In July 2000, we changed our fiscal year to December 31, resulting in a nine month transition period from April 1, 2000 through December 31, 2000. Prior to December 31, 2004, we entered into a plan to divest our IT services segment. Accordingly, the accompanying financial data have been prepared to present as discontinued operations our IT services business for all periods presented.
(2)	On August 8, 2000, we contributed cash and our Philadelphia-based operation to a joint venture, bSmart.to LLC for 50% ownership. On December 6, 2000, we exercised our right to terminate the relationship under the joint venture agreement, and consequently, the net assets of the Philadelphia-based operation, including cash and another subsidiary of the joint venture, JAS Concepts, reverted back to us. Accordingly, during the period of August 8 through December 6, 2000, our investment in the joint venture was accounted for on the equity method of accounting. Prior to August 8, 2000 and after December 6, 2000, the results of the Philadelphia-based operation were consolidated with our accounts.
(3)	We acquired OnSite Media, Inc., a Nevada corporation, on March 2, 2004. The results of OnSite were included in our results from its acquisition date.

UNAUDITED PRO FORMA FINANCIAL STATEMENT

Unaudited pro forma financial information is customarily provided when there is a disposition of a significant portion of a business through a sale. Unaudited pro forma financial information provides investors with information about the continuing impact of a particular transaction by showing how it might have affected the historical consolidated financial statements.

We have not provided separate pro forma consolidated financial statements as the consolidated financial statements included herein for the fiscal year ended December 31, 2004 have been prepared on a discontinued operations basis. Reporting on a discontinued operations basis classifies the balance sheet and statement of operations items related to the sales force automation software and services solutions business as part of the discontinued operations. Information is therefore provided in the consolidated financial statements that separate the assets, liabilities, revenues and expenses of the sales force automation software and services solutions business (as a part of discontinued operations) apart from the assets, liabilities, revenues and expense items related to the operations continuing after the sale was completed.

UNAUDITED FINANCIAL STATEMENTS

OF THE SALES FORCE AUTOMATION SOFTWARE

AND SERVICES SOLUTIONS BUSINESS

Unaudited financial statements on a stand-alone basis for a sold business are customarily provided. Unaudited financial statements provide investors with additional information about the sold business.

We have not provided separate unaudited pro forma financial statements of the sales force automation software and services solutions business as the consolidated financial statements included herein for the fiscal year ended December 31, 2004 have been prepared on a discontinued operations basis. Reporting on a discontinued operations basis classifies the balance sheet and statement of operations items related to the sales force automation software and services solutions business as part of the discontinued operations. Information is provided in footnote 10 to the consolidated financial statements disclosing assets, liabilities, revenues and expense items related to the IT services segment which materially represents the sales force automation software and services solutions business as of December 31, 2004 and 2003 for the fiscal years ended December 31, 2004, 2003 and 2002.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL

CONDITION AND RESULTS OF OPERATIONS

Except for statements of historical fact contained herein, any statements contained in this report may be deemed to be forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. For example, words such as “may,” “will,” “should,” “estimates,” “predicts,” “potential,” “continue,” “strategy,” “believes,” “anticipates,” “plans,” “expects,” “intends” and similar expressions are intended to identify forward-looking statements. All such forward-looking statements are based upon current expectations that involve risks and uncertainties. Our actual results and the timing of certain events may differ significantly from the results discussed in the forward-looking statements. Factors that might cause or contribute to such a discrepancy include, but are not limited to, those discussed under “Risk Factors” beginning on page 2 of this prospectus an under “Risk Factors” in our Annual Report on Form 10-K for the fiscal year ended December 31, 2004 and other filings made with the Securities and Exchange Commission. The following discussion is qualified in its entirety by, and should be read in conjunction with, the more detailed information set forth in our financial statements and the notes thereto included elsewhere in this filing. All forward-looking statements included in this report are based upon information available to us as of the date thereof, and we assume no obligation to update any of such forward-looking statements.

We were formed in February 1993 to acquire, own and operate IT services businesses. We were a non-operating entity until 1996 when we first began to acquire businesses. We historically operated on an April 1 to March 31, fiscal year. In July 2000, we changed our fiscal year to December 31, resulting in a nine-month transition period from April 1, 2000 through December 31, 2000. In 2004, we were organized into two reportable segments, IT services and narrowcasting (which became effective with the acquisition of OnSite Media, Inc. on March 2, 2004). The results of OnSite Media, Inc. have been included in our results from its acquisition date. Prior to December 31, 2004, we entered into a plan to divest our IT services segment. Accordingly, our Selected Financial Data has been restated to present as discontinued operations our IT services segment for all periods presented.

On a continuing operations basis, we provide narrowcasting services which includes Internet protocol (IP) technologies and production services for video content, distribution, scripting and playback on digital display video channels and networks, as well as maintenance, support and contract services on software and hardware products we license. We provide these services primarily to gaming and hospitality businesses. Narrowcasting, maintenance and support services are provided under term contracts of which most are one year or longer. These contracts are renewable at the discretion of our clients.

We recognize revenue for the subscription of maintenance, support and contract services on software and hardware products we license to our narrowcasting clients as we perform the services. Revenues earned for software license sales and service contracts are recorded based on the provisions of AICPA SOP 97-2, “Software Revenue Recognition,” as amended, which shares the basic criteria described above. For each element in a software arrangement (e.g. license, maintenance, and services), the amount of revenue recognized is based upon vendor specific objective evidence of fair value using the residual method. Revenue for production services for video content, distribution, scripting and playback on digital display video channels and networks on either a time and materials basis, when services are provided or where pursuant to fixed-fee contract, the revenue is generally recognized as services are rendered on the percentage-of-completion method of accounting based on hours incurred to total estimated labor hours to complete. Revenues include reimbursable expenses charged to and collected from clients.

Our principal costs are professional compensation directly related to the performance of services and related expenses. Gross profits (revenues after professional compensation and related expenses) are primarily a function of the number of gaming and hospitality properties that subscribe to the narrowcasting services as well as the number of channels for different narrowcasting services each property elects to subscribe to and the level of video production service purchased by the client. Gross profits can be adversely impacted if clients do not renew contracts, if we are not effective in managing our service activities, or if fixed-fee engagements for production services are not properly priced.

Operating income can be adversely impacted by increased administrative staff compensation and expenses related to streamlining or expanding our business, which may be incurred before revenues or economies of scale are generated from such investment.

OVERVIEW OF 2005 AND 2004

In the years leading up to 2004, we strategically shifted from providing general IT services and solutions to a targeted approach to offering mobile workforce management and Web services. We changed our go-to-market strategy to better focus our resources and leverage our experience and solid client base in these areas. Our decision to do this was reinforced at the time by market research, financial research and our own research and analysis indicating that mobile workforce management and Web services were the next emerging growth markets. Our solutions utilized broadly accepted as well as cutting edge technologies. We spent considerable time on the development of these core competencies after divesting the majority of our IT staffing business in 2000. In addition, we carefully assessed and exited a number of solutions and service offerings that were not core to the principal service offerings outlined above.

While executing this strategy we believed we were focused on offering services that would help us increase revenue in the near term. From 2001 through the third quarter of 2003, we continued to invest heavily in a large scale sales, marketing and business development organization working to capture new business. In September 2002, we hired a marketing executive to develop and implement a more formalized and systematic marketing program for us because of the difficulty we were having in selling new business to new clients. Marketing programs re-designed and put in place by early 2003 offered promising results when measured against prior year sales opportunity pipeline and business backlog. By the second quarter of 2003, we gained more confidence in its marketing program and saw an unprecedented number of prospect and client proposals. Nevertheless, throughout 2003 we continued to be disappointed by prospects and clients either delaying decisions to initiate projects or pursuing lower cost off-shore technical resource to executing their projects. In spite of our investments in our selling organization, we were not successful in signing new business with companies we had not done business with before. We did, however, continue to sign new contracts with existing clients.

In August of 2003, it became clear to us that a number of opportunities that only a few months before looked promising were not going to close. We performed an in-depth review of each opportunity and concluded that businesses were reticent to use discretionary expenditures to invest in mobile workforce and Web service technologies (or other new projects) given the fact that their current IT environments operated satisfactorily. In addition, fearful of continuing poor economic conditions and market pressures, we observed that many of the prospects that decided to pursue projects did so with larger, better capitalized firms than the Company.

It became evident that the outlook for spending in IT services would continue to be uncertain without any clear indication of when a turnaround could be expected. Accordingly, in August 2003, we terminated the majority of its senior executive staff along with most of the sales and business development organization. At the same time we aggressively engaged our existing clients and committed ourselves to supporting their project requirements. In some cases we have been successful in securing longer term commitments. By scaling back expenses and focusing intensely on generating business from our long term clients we began to stabilize our revenue trend allowing us to move forward in our attempt to restore profitability and positive cash flow.

Throughout the remainder of 2003, we continued to reduce headcount and looked closely at expense activity to scale back and streamline operating costs in line with revenue. The Philadelphia-based operation that supports our sales force automation application FastTrack has achieved stable revenue over the past several years and our clients continue to give us high marks for performance and client service. In addition, the core team responsible for our custom software development activities is helping us to take advantage of recurring projects with existing clients. By keeping only the top sales account executives and account managers, we have lowered our selling cost and improved our client relationships and retention.

In April 2003, our Chief Executive Officer, James Lavelle, sent a letter to our stockholders indicating the Company’s intention to engage in merger and acquisition activities in order to help improve our prospects for the future and increase our scale. As a matter of course since we started in 1996 and successfully executed an aggressive merger and acquisition strategy through early 1999, we believed this strategy would help us improve our prospects. We researched and analyzed a variety of vertical markets that could provide new growth opportunities for us through merger or acquisition. In mid-2003 we signed a letter of intent to acquire a field force automation firm. After 90 days of due diligence, we decided not to consummate the transaction.

In September 2003, we engaged in a dialog with a Las Vegas based narrowcasting company, OnSite Media, Inc. The combination of our deep history in Internet, media and wireless technologies and OnSite’s strength in driving video content to high growth venues in the gaming and hospitality industries looked promising. We entered into a definitive agreement to acquire OnSite Media, Inc. on November 24, 2003, and closed the acquisition transaction on March 2, 2004. By integrating OnSite’s business with our infrastructure, and by utilizing our public company know how to position us for the future, we have set about executing a strategy that we believe will allow us to play an important role in the convergence of Internet, video and mobile technology. This is a growing, fast paced market in which we believe the ability to integrate these technologies will help us to differentiate us from many other companies.

Upon completion of the acquisition, OnSite Media was renamed Watchit Media, Inc., and is now one of our wholly-owned subsidiaries. The newly acquired business was immediately integrated into the our infrastructure from March through October 2004. Our Board of Directors carefully followed and evaluated the financial and operating performance of our two business segments. While the IT services and solutions business continued to struggle, Watchit Media performed well and experienced significant revenue growth, together with stabile to increasing gross margin performance. In addition, Watchit’s near and longer term business opportunities appeared to indicate the strong possibility of future revenue growth.

In November 2004, we announced our plan to divest our entire IT services and solutions business and change our name to Watchit Media, Inc. allowing us to focus all of our attention on narrowcasting. On July 13, 2005, our stockholders approved the sale of the IT services business located at Broomall, Pennsylvania pursuant to an Asset Purchase Agreement, dated as of April 1, 2005, as amended on June 27, 2005 (the “Asset Purchase Agreement”) by and among us and certain of our subsidiaries and FastTech Integrated Solutions, LLC, an affiliate of Beverly Hills, California-based private equity firm Skyview Capital, LLC. The sale was completed July 15, 2005. Under terms of the Asset Purchase Agreement, aggregate consideration for the business included: cash at closing of $2.3 million, subject to closing date adjustments and an earn-out of up to $1.45 million if certain future revenue targets are attained over the three years following completion of the sale.

Three Months Ended September 30, 2005 Compared to Three Months Ended September 30, 2004 (Dollars in thousands)

We have two reportable segments: IT services and narrowcasting. Prior to December 31, 2004, we entered into a plan to divest our IT services segment. Accordingly, the financial information presented herein has been prepared to present as discontinued operations our IT services business. Our continuing operations consist of the narrowcasting segment. We commenced reporting revenues for our narrowcasting segment following the acquisition of On-Site Media, Inc. on March 2, 2004. As a result, on a continuing operations basis, we had no revenue, gross profit or selling, general and administrative expenses to report prior to March 2, 2004.

Revenues

Revenues increased $125, or 49%, to $379 in the three months ended September 30, 2005, from $254 in the three months ended September 30, 2004. The increase in revenues resulted from marketing efforts and a corresponding expansion of business.

Our narrowcasting clients retain us to manage a part of their television system infrastructure, produce video content pertinent to their brand, marketing communications and hotel property amenities, and present this content on their Private Video Networks. We have annual renewable contracts with our clients for managing the computer hardware that interfaces with their television systems and, in some cases, their information system infrastructure. Watchit Media charges a base monthly subscription fee for these services.

Clients also pay us on a time and materials basis for the production of video content. In the gaming and hospitality industry, our clients tend to require frequent changes to the content we produce for them. Video content pertaining to their entertainment, casino games, cross promotions, and activities are among the dynamic video content we produce.

In addition, Watchit Media provides the service of securing hardware, software and installation and training services from third parties. Clients re-imburse Watchit for hardware and software and are charged an installation and training service fee in connection with these in installations.

Gross Profit

Gross profit increased $14, or 10%, to $154 in the three months ended September 30, 2005, from $140 in the three months ended September 30, 2004. The increase in gross profit resulted from marketing efforts and a corresponding expansion of business.

As a percentage of revenues, the gross margin decreased to 41% in the three months ended September 30, 2005, from 55% in the three months ended September 30, 2004. The decrease in gross margin was the result of increased revenues related to hardware and software expenses passed through to clients with a nominal mark-up.

Selling, General and Administrative Expenses

Selling, general and administrative expenses increased $393, or 61%, to $1,035 in the three months ended September 30, 2005, from $642 in the three months ended September 30, 2004. The increase in selling, general and administrative expenses was the result of increased staff and associated expenses. In addition, corporate selling, general and administrative expense was allocated between the narrowcasting and IT services segment. Upon completion of the divestiture of the remaining component of the IT services segment on July 15, 2005, corporate selling, general and administrative expenses were allocated solely to the narrowcasting segment.

Other Income (Expense)

Other income (expense) consists of interest income, interest expense and other income.

Interest expense, net of interest income, was $13 for the three months ended September 30, 2005 compared to interest income, net of interest expense of $2 for the three months ended September 30, 2004. The decrease in net interest income was the result of lower cash balances on hand coupled with interest expense on secured borrowings that commenced in October of 2004.

Other income of $115 was the result of gains on the sales of common stock of Bluebook International Holding Company, Inc., which previously had been written down to a zero book value.

Income Tax Benefit

We recognized income tax benefits of $5 for the three months ended September 30, 2005, and $6 for the three months ended September 30, 2004, which represented refunds of state income taxes.

Discontinued Operations

Discontinued operations comprised the IT services segment and included the operating results of businesses placed into discontinued operations and the gain on the sale of the remaining component of the discontinued operations.

The income from discontinued operations of $485 for the three months ended September 30, 2005 compared to the loss from discontinued operations of $545 for the three months ended September 30, 2004 and consisted of the operating results of the discontinued operations. The improvement in operating performance in 2005 was the result of recognizing previously deferred revenues of $600 on the sale of software licenses, coupled with the effect of only operating the remaining component of discontinued operations through July 15, 2005, the date upon which it was sold, compared to three months in the prior year.

The gain on the sale of the discontinued operations of $1,520 for the three months ended September 30, 2005, was the result of the gain on the sale of the remaining component of discontinued operations on July 15, 2005.

Nine Months Ended September 30, 2005 Compared to Nine Months Ended September 30, 2004

Revenues

Revenues increased $679, or 120%, to $1,243 in the nine months ended September 30, 2005, from $564 in the nine months ended September 30, 2004. Effective with the acquisition of OnSite Media, Inc. on March 2, 2004, we commenced reporting revenues under our narrowcasting segment. The increase in revenues resulted from marketing efforts and a corresponding expansion of business together with the full nine months effect of including revenue resulting from the March 2, 2004 acquisition.

Our narrowcasting clients retain us to manage a part of their television system infrastructure, produce video content pertinent to their brand, marketing communications and hotel property amenities, and present this content on their Private Video Networks. We have annual renewable contracts with our clients for managing the computer hardware that interfaces with their television systems and, in some cases, their information system infrastructure. Watchit Media charges a base monthly subscription fee for these services.

Clients also pay us on a time and materials basis for the production of video content. In the gaming and hospitality industry, our clients tend to require frequent changes to the content we produce for them. Video content pertaining to their entertainment, casino games, cross promotions, and activities are among the dynamic video content we produce.

In addition, Watchit Media provides the service of securing hardware, software and installation and training services from third parties. Clients re-imburse Watchit for hardware and software, and are charged an installation and training service fee in connection with these in installations.

Gross Profit

Gross profit increased $362, or 116%, to $673 in the nine months ended September 30, 2005, from $311 in the nine months ended September 30, 2004. Effective with the acquisition of OnSite Media, Inc. on March 2, 2004, we commenced reporting revenues under our narrowcasting segment. The increase in gross profit resulted from marketing efforts and a corresponding expansion of business, together with the full nine months effect of including revenue resulting from the March 2, 2004 acquisition.

As a percentage of revenues, the gross margin decreased to 54% in the nine months ended September 30, 2005, from 55% in the nine months ended September 30, 2004. The decrease in gross margin was the result of increased revenues related to hardware and software expenses passed through to clients with a nominal mark-up.

Selling, General and Administrative Expenses

Selling, general and administrative expenses increased $857, or 60%, to $2,279 in the nine months ended September 30, 2005, from $1,422 in the nine months ended September 30, 2004. The increase in selling, general and administrative expenses was the result of increased staff, marketing programs and development of new proprietary video programming not yet introduced to clients. In addition, corporate selling, general and administrative expense was allocated between the narrowcasting and IT services segment. Upon completion of the divestiture of the remaining component of the IT services segment on July 15, 2005, corporate selling, general and administrative expenses were allocated solely to the narrowcasting segment.

Other Income (Expense)

Other income (expense) consists of interest income and interest expense.

Interest expense, net of interest income, was $32 for the nine months ended September 30, 2005 compared to interest income, net of interest expense of $89 for the nine months ended September 30, 2004. The decrease in net interest income was the result of lower cash balances on hand coupled with interest expense on secured borrowings that commenced in October of 2004.

Other income of $141 was the result of gains on the sales of common stock of Bluebook International Holding Company, Inc., which had previously been written down to a zero book value.

Income Tax Benefit

We recognized an income tax benefit of $72 for the nine months ended September 30, 2005 which resulted from the reversal of an accrual for income tax contingencies of $69 and state tax refunds of $3.

We recognized an income tax benefit of $2 for the nine months ended September 30, 2004 which represented state tax refunds.

Discontinued Operations

Discontinued operations comprised the IT services segment and included the operating results of businesses placed into discontinued operations and the gain on the sale of the remaining component of discontinued operations.

The loss from discontinued operations of $466 for the nine months ended September 30, 2005 compared to a loss from discontinued operations of $2,460 for the nine months ended September 30, 2004 and consisted of the operating results of the discontinued operations. The improvement in operating performance in 2005 was the result of recognizing previously deferred revenues of $600 on the sale of software licenses, coupled with the effect of only operating the remaining component of discontinued operations through July 15, 2005, the date upon which it was sold, compared to nine months in the prior year.

The gain on the sale of the discontinued operations of $1,520 for the nine months ended September 30, 2005 was the result of the gain on the sale of the remaining component of discontinued operations on July 15, 2005.

LIQUIDITY AND CAPITAL RESOURCES

In recent years, we have financed our operations principally through its own cash resources.

Cash used in operating activities was $1,990 for the nine months ended September 30, 2005, compared to cash used in operating activities of $4,303 for the nine months ended September 30, 2004. In the nine months ended September 30, 2005, the primary uses of cash in operating activities were $1,520 of gain recognized on sale of discontinued operations, $600 decrease in deferred revenue and $371 net loss, offset by $472 decrease in accounts receivable, $133 decrease in prepaid expenses and other current assets and $191 of amortization of identifiable assets and depreciation of property and equipment. In the nine months ended September 30, 2004, the primary uses of cash in operating activities were $3,480 net loss and $1,540 decrease in accounts payable and accrued liabilities, offset by $411 decrease in accounts receivable.

Cash provided by investing activities was $1,556 for the nine months ended September 30, 2005, compared to $683 used for the nine months ended September 30, 2004. In the nine months ended September 30, 2005, the primary source from investing activities was $1,568 of net proceeds on the sale of a discontinued operation. In the nine months ended September 30, 2004 the primary sources from investing activities were $200 of payments received on a note from the acquirer of a previously sold business offset by $605 used to purchase a business and $278 used to acquire property and equipment.

Cash provided by financing activities was $59 in the nine months ended September 30, 2005, which consisted of $420 of cash provided by financing activities from the issuance of common stock and warrants, offset by $348 of net repayments of advances against secured borrowings and $13 of expenses incurred for the issuance of common stock and warrants. Cash used by financing activities was $195 for the nine months ended September 30, 2004 which comprised the cost of issuing common stock and warrants.

The primary sources of liquidity for our going forward are the collection of its accounts receivable and existing cash balances at September 30, 2005. Accounts receivables of the continuing operations were 25 and 36 days of quarterly revenues of the continuing operations at September 30, 2005 and December 31, 2004, respectively.

During the past and in 2004, management has taken action in response to the continued softness in IT services in order to preserve cash, including but not limited to significant reductions in headcount, outsourcing certain administrative functions, changing benefit plan insurance carriers, relocating the headquarters office resulting in lower lease obligations, acquiring a business in an industry with more near term growth prospects than IT services, securing a line of credit agreement against its accounts receivable and announcing the plan to divest its IT services segment. Between February 1, 2005 and April 27, 2005, we entered into Stock and Warrant Purchase Agreements with certain accredited investors pursuant to which we sold shares of Common Stock and warrants to purchase additional shares of Common Stock resulting in a cash infusion of approximately $420. In addition, on July 15, 2005 we sold our remaining IT services business to FastTech Integrated Solutions LLC, an affiliate of Beverly Hills, California-based private equity firm Skyview Capital, LLC, resulting in cash of approximately $2,300. Management has carefully forecasted its results of operations and financial position through September 30, 2006, and has determined that the remaining cash on hand, together with cash available from the line of credit, proceeds from the sales of Common Stock to accredited investors, proceeds from the sale of the IT services segment, will provide adequate cash to fund our anticipated working capital needs. In the event circumstances arise that are not factored into the forecast, management will take further action to streamline operations and seek financing alternatives.

The following table reflects our contractual cash obligations as of September 30, 2005, excluding interest, due over the indicated periods.

Contractual Cash Obligations:	Payments Due by Period
	Total	Less than 1 Year	1 to 3 Years	4 to 5 Years	After 5 Years
Operating leases	$1,422	$1,422	$—	$—	$—

RECENT ACCOUNTING PRONOUNCEMENTS

In December 2004, the FASB issued a revision of FASB Statement No. 123, Accounting for Stock-Based Compensation, Statement No. 123R. Statement No. 123R supersedes APB Opinion No. 25, Accounting for Stock Issued to Employees, and its related implementation guidance and it establishes standards for the accounting for transactions in which an entity exchanges its equity instruments for goods or services. Statement No. 123R also requires that the benefits associated with the tax deductions in excess of recognized compensation cost be reported as a financing cash flow, rather than as an operating cash flow as required under current literature. This requirement will reduce net operating cash flows and increase net financing cash flows in periods after the effective date. The effective date of Statement No. 123R is the first reporting period beginning after June 15, 2005, which is third quarter 2005 for calendar year companies, although early adoption is allowed. However, in April 2005, the Securities and Exchange Commission (“SEC”) announced that the effective date of Statement No. 123R will be deferred until January 1, 2006 for calendar year companies. We have not yet determined the method of adoption or the effect that the adoption will have on our financial position or results of operations.

In March 2005, the SEC staff issued guidance on Statement No. 123R. Staff Accounting Bulletin No. 107 (“SAB No. 107”) was issued to assist preparers by simplifying some of the implementation challenges of Statement No. 123R while enhancing the information that investors receive. SAB No. 107 creates a framework that is premised on (a) considerable judgment will be required by preparers to successfully implement Statement No. 123R, specifically when valuing employee stock options; and (b) reasonable individuals, acting in good faith, may conclude differently on the fair value of employee stock options. Key topics covered by SAB No. 107 include (a) valuation models (SAB No. 107 reinforces the flexibility allowed by Statement No. 123R to choose an option-pricing model that meets the standard’s fair value measurement objective), (b) expected volatility (the SAB provides guidance on when it would be appropriate to rely exclusively on either historical or implied volatility in estimating expected volatility) and (c) expected term (the new guidance includes examples and some simplified approaches to determining the expected term under certain circumstances). We will apply the principles of SAB No. 107 in conjunction with our adoption of Statement No. 123R.

CRITICAL ACCOUNTING ESTIMATES

Allowance for Doubtful Accounts

We provide an allowance for potentially uncollectible accounts receivable under the provisions of SFAS No. 5, “Accounting for Contingencies,” in the ordinary course of business. The allowance is derived as the result of periodic reviews of aged and known problem accounts during each quarter. In addition, we reserve for unknown issues in our receivables at the balance sheet date using a formula consistent from quarter to quarter. Management believes that its approach is appropriate to reserve for potentially uncollectible receivables. If management had taken another approach to developing our reserve, the allowance for doubtful accounts may have been different than that reported.

Revenue Recognition

We recognize revenue when there is evidence of an agreement, a fixed or determinable fee, and collectibility is reasonably assured, and delivery has occurred. Revenues exclude reimbursable expenses charged to and collected from clients. Revenues pursuant to fixed-fee contracts are generally recognized as services are rendered on the percentage-of-completion method of accounting based on hours incurred to total estimated labor hours to complete. Revenues earned for software license sales and service contracts are recorded based on the provisions of AICPA SOP 97-2, “Software Revenue Recognition,” as amended, which shares the basic criteria described above, except its ability to collect is probable rather than reasonably assured.

Accounting for Income Taxes

We account for income taxes under SFAS No. 109, “Accounting for Income Taxes.” This pronouncement requires using an asset and liability approach to recognize deferred tax assets and liabilities for the tax consequences of temporary differences by applying enacted statutory tax rates to differences between the financial statement carrying amounts and the tax basis of existing assets and liabilities. We have not given benefit to any deferred tax assets or net operating losses in the previous three fiscal years due to uncertainty of realizing these assets in future periods.

CHANGES IN CERTIFYING ACCOUNTANT

On June 30, 2004, we dismissed KPMG LLP (“KPMG”) as our independent auditors. On June 30, 2004, we engaged Rowbotham & Company (“Rowbotham”) as its successor independent audit firm. The Board of Directors authorized the dismissal of KPMG and the immediate engagement of Rowbotham.

KPMG served as our independent accountants to audit the fiscal years ended December 31, 2003 and 2002. KPMG’s audit reports on our financial statements for each of those years did not contain an adverse opinion or disclaimer of opinion and were not qualified or modified as to uncertainty, audit scope, or accounting principles, except as follows:

KPMG’s audit report on our consolidated financial statements and our subsidiaries as of and for the year ended December 31, 2002 contained a separate paragraph stating we have restated our presentation of earnings (loss) per share in the consolidated statements of operations.

During the fiscal years ended December 31, 2002 and 2003, and the subsequent interim period from January 1, 2004 through June 30, 2004, there were no disagreements with KPMG on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, which disagreements, if not resolved to the satisfaction of KPMG, would have caused KPMG to make reference to the subject matter of disagreements in their report on the financial statements for such years.

In connection with the audit for the fiscal year ended December 31, 2003, KPMG identified a reportable condition in internal control that KPMG considered to be a material weakness under standards established by the American Institute of Certified Public Accountants. The identified deficiency was that the we do not adequately monitor business activities and changing circumstances to identify events that necessitate a more in-depth written and contemporaneous accounting analysis or reevaluation of prior management judgments and accounting estimates.

We believe we have already enhanced our internal control environment to address the internal control deficiency identified by KPMG. We continue to review and enhance our internal control environment to further reduce to a relatively low level the risk that errors in amounts that would be material in relation to the financial statements will be detected within a timely period.

QUANTITATIVE AND QUALITATIVE DISCLOSURES ABOUT MARKET RISK

Our policy is to invest cash in a manner that provides us with the appropriate level of liquidity to enable us to meet our current obligations, primarily accounts payable, capital expenditures and payroll.

We have invested our existing cash in highly liquid money market accounts and do not use derivative financial instruments, derivative commodity instruments or other market risk sensitive instruments, positions or transactions. Accordingly, we believe that we are not subject to any material risks arising from changes in interest rates, foreign currency exchange rates, commodity prices, equity prices or other market changes that affect market risk sensitive instruments.

On August 19, 2002, we acquired Convertible Redeemable Preferred Stock in Bluebook International Holding Company (“Bluebook”), which was converted to common stock during 2004. We account for the common stock as a trading security with changes in fair value recorded in the consolidated statements of operations. Accordingly, subsequent to August 19, 2002, we were exposed to market risk related to changes in the market price of the common stock in Bluebook.

BUSINESS

GENERAL

We were incorporated in February 1993 under the laws of the State of California as TSX, a California corporation. In November 1995, we changed our jurisdiction of incorporation to Delaware and our name to Cotelligent Group, Inc. In September 1998, we changed our name to Cotelligent, Inc.

Our headquarters are located at 655 Montgomery Street, Suite 1000, San Francisco, California 94111 and our telephone number is (415) 477-9900. Our internet address is www.watchitmedia.com. For additional information about us and our business, see “Where You Can Find More Information” on page 67.

COMPANY OVERVIEW

During 2004, we operated two distinct business units: IT services and narrowcasting. Our currently divested IT services provided sales force automation services and solutions to extend information technology to mobile enterprise within businesses throughout the United States of America. In addition, we provided custom software development services. We also provided maintenance and support on software products licensed to our clients.

Through our wholly owned subsidiary, Watchit Media, Inc. (“Watchit Media” or “Watchit”), we provide narrowcasting services and digital motion media content to Private Video Networks ™. Our narrowcasting services, utilizing digital video and Internet Protocol (“IP”) technology, gives us the ability to create television programming rapidly, change that content on demand and schedule the presentation of that content on Private Video Networks anywhere in the world from our creative media and television center in Las Vegas, Nevada.

On July 13, 2005, our stockholders approved the sale of the IT services business located at Broomall, Pennsylvania pursuant to an Asset Purchase Agreement, dated as of April 1, 2005, as amended on June 27, 2005 (the “Asset Purchase Agreement”) by and among the Company and certain of its subsidiaries and FactTech Integrated Solutions, LLC, an affiliate of Beverly Hills, California-based private equity firm Skyview Capital, LLC. The sale was completed July 15, 2005. Under terms of the Asset Purchase Agreement, aggregate consideration for the business included: cash at closing of $2.3 million, subject to closing date adjustments and an earn-out of up to $1.4 million if certain future revenue targets are attained over the three years following completion of the sale.

In March 2004, we acquired OnSite, a narrowcasting service provider. This acquisition represented our entry into the dynamic and growing narrowcasting industry. Upon completion of the acquisition, OnSite Media was renamed Watchit Media, Inc., and is now our wholly-owned subsidiary. Our vision is for Watchit Media to become a preeminent dynamic media company providing both proprietary programming with interactive capabilities through Private Video Networks and additional narrowcasting services to the hospitality and gaming sectors.

Over the past several years as Internet, video media and wireless technology have advanced, costs have decreased and technical capabilities have dramatically improved. We believe the convergence of Internet, video media and wireless technologies represents ‘the next great trend’ for consumers and commercial enterprise. For over seven years, we have been developing Internet-based business application systems and media in both connected and disconnected environments. In addition, our FastTrack sales force automation business software and JAS Middleware proprietary products support over 5,000 users. We have experience in providing IT services in these areas of technology in hundreds of business environments.

In 2004, we set about the process of combining this expertise with that of OnSite, a company with a deep history in video media, to position ourselves for ‘the next great trend’. Watchit Media’s dynamic digital motion media assets, has given us entry to a high-growth business opportunity. As a result, our business strategy now is to elevate our value proposition by using digital technology in developing and presenting television programming that gives the private venue the ability to influence their captive audiences by optimizing the use of their private television systems and networks.

As the influence, quality and availability of video media has improved, more sophisticated approaches to employing video have emerged. The result has been the evolution of a new industry called narrowcasting. As opposed to broadcast and cable television, narrowcasting is the programming of video content driven to captive audiences through private television systems. These captive audiences may be customers, guests, constituents, attendees, trainees and many other such audiences.

The narrowcasting industry is transitioning from the ‘early adapter’ to ‘growth phase’ in the United States. According to CAP Ventures, a market research firm, spending on narrowcasting products and services in 2004 was approximately $600 million and spending is projected to grow to over $2.0 billion by 2009. While growth in narrowcasting has been projected in the past, it was not until recently that rapid adoption became possible because the only true method of delivery (flat LCD or Plasma screens) was too expensive. In 2004, this and other delivery hardware became affordable and costs are projected to continue to decline in the years ahead. As with many early stage industries, the narrowcasting competitive landscape is highly fragmented with many small private businesses providing video content, equipment, technical services and related support to a variety of vertical markets across the United States.

Currently, Watchit Media creates and produces dynamic digital motion media on Private Video Networks for the gaming and hospitality markets. Watchit’s video content is seen on the casino floor, registration and common areas, outdoor signage and in guest rooms. Our television programming pertains to client’s gaming, dining, entertainment, spa and fitness, and retail store amenities. Watchit’s programming presents special promotions and, in some cases, cross promotional messages from outside advertisers.

Watchit uses the Internet, digital video and editing technology to produce and move content from Watchit’s creative media and television studio to its client’s venues. Watchit’s responsiveness and the high level of reliability of Watchit’s video infrastructure have distinguished Watchit Media as a leader in this market. In July 2004, Watchit moved into a new, state-of-the-art facility in Las Vegas, Nevada that gives Watchit the ability to create, produce and drive dynamic, highly customized television programming and advertising in conventional or high definition format anywhere in the world.

A private venue in virtually any commercial or government environment can use a Private Video Network to entertain, inform, educate and influence an audience once it understands their profile. The premise of Watchit’s Private Venue Programming™ is based on the fact that every private venue, whether retail store, recreation facility, business office, classroom, hotel, or other venue, has an audience that is predictable and consistent. We have applied for trademark registrations for the terms “Private Video Network” and “Private Video Programming”.

By analyzing and understanding the demographic and related data for each private venue, Watchit is able to develop highly-targeted television programming and advertising appealing specifically to, and therefore influencing, each audience. We focus our video content on what is of greatest appeal and interest to each audience. As a result, we believe Watchit is far more likely to attract their attention and influence behavior. Whether the desire is to influence a buying decision, establish brand awareness and loyalty, build a connection with a customer or educate a trainee, Watchit Media’s approach to Private Venue Programming on Private Video Networks has an immediate impression on the captive audience.

Since acquiring OnSite, now Watchit, our strategy has been to grow Watchit’s existing service business and build distribution to provide a stream of revenue which is predictable and recurring. Watchit currently charges a monthly subscription fee to clients based on annual renewable contracts. We also generate revenue from clients that choose to outsource content development to Watchit. These have been the primary sources of revenue for the Watchit business.

While all of Watchit’s historical revenue has been generated from ‘services’, our new business and financial model includes revenue derived from third party advertising. Once Watchit establishes a large enough distribution network (i.e., a large enough audience), we expect to launch proprietary television programming that will include third party advertising. For example, we currently have a significant share of the hospitality and gaming market in Las Vegas, driving content to over 28% of the hotel rooms in Las Vegas.

In May 2004, we announced the launch of Watchit Convention News (“WCN”). WCN will present same-day coverage of major conventions in Las Vegas to hotel guest rooms. We know that convention organizations are continually looking for ways to offer their exhibitors new ways to attract the attention of convention attendees. WCN provides exhibitors and convention organizations a relevant and immediate way to communicate directly to attendees staying in Las Vegas hotels. In 2005, we plan to narrowcast WCN for three conventions in Las Vegas and will approach local, regional and national companies to advertise on WCN during our convention presentation. Based on our market research, there are over 60 conventions visiting Las Vegas in 2005 matching a size and scale suitable for WCN.

Another example of Watchit proprietary programming is the Watchit Gaming Guides (“WGG”), a television channel offering programming related to casino gaming. Our research indicates a high demand for a new, innovative approach to televised gaming instruction. Like WCN, WGG is a television experience that will include third party advertising that will be relevant to our target audience.

A technological extension of our proprietary programming model involves the use of IP to enable an interactive connection for hotel room guests. Internet technology infrastructure can be presented to provide our audience with a mechanism to take immediate action and make buying decisions. We are currently in discussions with technology companies that have developed interactive services that are well suited to this application in the hospitality and gaming sector.

We are executing a strategy that combines our technical and video media expertise to elevate narrowcasting to the next level for the hospitality and gaming market. Our business and financial models have been developed around the following:

•	Narrowcasting Services;

•	Proprietary Programming; and

•	Interactive Media.

In July 2005, we begun the transformation of Cotelligent into Watchit Media by divesting our IT services business and focusing the entire business strategy on narrowcasting. By the end of 2005, we intend complete this transformation by:

•	Changing our name from Cotelligent, Inc. to Watchit Media, Inc. in order to build a new brand in a high growth market;

•	Raising capital to cover operating losses as we scale the narrowcasting business and consider complementary acquisitions; and

•	Scaling our internal operations to the size of Watchit Media’s new organization.

For the year ended December 31, 2004, three clients, U.S. Smokeless Tobacco Brands, Inc., Kraft Foods, North America, Inc., and two business units within BMW (BMW of North America, LLC and BMW Financial Services NA, LLC) individually accounted for more than 10% of our revenues from both continuing and discontinued operations.

NARROWCASTING INDUSTRY OVERVIEW

The advent of the television set and commercial video transmission in the early 1950’s introduced a break-through communication medium to the world, and an industry was born. It was called, broadcast television. Over the years, as this technology improved and the cost of television sets decreased, more and more consumers found it affordable to have television in their homes. Advertisers flocked to present their messages to this growing market as the production, presentation and scheduling of television programming improved.

During the early 1960’s, television found application in a variety of government and commercial environments beyond the home. So-called ‘closed circuit’ television was initiated in small television studios and presented to captive audiences for specific purposes. These purposes included education and training, public relations and promotion, internal communication and other narrowly targeted activities. The cost of the technology meant that it was only affordable to big companies and agencies of local, state and federal government. In addition, in the early 1970’s, cable television introduced a new variety of programming options to consumers broadening the options available for entertainment in the home.

During the 1970’s and 1980’s, improvements in cost and capabilities of video technology continued, making private use more affordable and the applications of video technology increased. Broadcast and cable television became more targeted, the measurement of the effectiveness of advertising became more scientific, new theme-based television channels like HBO, MTV and Discovery Channel captured the attention of audiences as cable television offered new, exciting program options.

The introduction of commercially available and affordable video cassette recorders and video cameras gave consumers the ability to both record and play video tape in the privacy of their own homes. Similarly, this new technology provided a way for businesses large and small to communicate, market, merchandise, promote, educate and train captive audiences as never before. The new flexibility in the use of video recorders gave their users the ability to present a single video recording across numerous television sets or video monitors within a single location at the same time. As opposed to broadcast or cable television, this new capability had a ‘narrow’ audience and the term narrowcasting emerged.

During the 1990’s, the use of video communication became pervasive. The video cassette gave way to the digital video disc, the cost and capabilities of players and recorders continued to improve and the world evolved from analog to digital. Video cameras that once weighed hundreds of pounds and cost hundreds of thousands of dollars have been replaced with video cameras that fit in the palm of the hand costing several hundred dollars. These efficiencies created by digital media are the key drivers to the growth of the narrowcasting industry.

Narrowcasting is defined as the digital delivery of motion media through electronic displays placed in indoor and outdoor settings, where all content is centrally managed and controlled. This new medium allows retailers, brand marketers and other entities to communicate with the public by using an unprecedented level of customization and timeliness. Besides promotional messages, narrowcasting can be used by many other content providers that wish to entice viewers with other types of programming; most commonly news programs, personal care information and other customer service messages.

The key aspects of the narrowcasting value proposition will be directly connected to content provided, regardless of the type of network and application. In order to become successful, narrowcasting content must satisfy the following conditions:

•	Visually stimulating content must hold a captive audience’s attention;

•	Targeted content must be relevant to the audience, the site, geography, time and other factors;

•	Dynamic content that can be changed quickly;

•	Interactive capabilities the audience can act upon according to their interests; and

•	Integrated content that can be linked to other information and systems relevant to the audience.

The major types of technology and features provided by narrowcasting systems are the following:

•	Digital displays, including CRT monitors, LCD screens, LEDs, gas plasma screens, rear projection, tiled video walls or a combination of these displays;

•	Display management hardware, ranging from a PC for a single display site to multiple PCs or a server that can run multi-display sites;

•	Software at the customer site for content control;

•	High-bandwidth communications for routine control and monitoring, and satellites for periodic downloading of large digital video and graphic files; and

•	Central control site capable of managing a multi-site network.

There are currently more than 100 companies operating in this industry, excluding the various broadband providers and large content creators. Industry product and service providers are categorized as follows:

•	Network operators such as CNN, CTN, Next Generation Network and Watchit Media who are responsible for the central control centers, working as a key interface between system users and other partners;

•	Systems integrators such as Watchit Media and Hoffman who install systems, integrate software and components;

•	Software developers such as Allure, AlivePromo, FRED Systems and Watchit Media who program and deploy control, management, content creation and manipulation software;

•	Bandwidth providers such as AT&T Broadcast, Verizon and Time Warner Cable who have satellite and high speed communication pipelines; and

•	Display manufacturers such as Barco, Clarity Visual Systems and NEC who build and sell displays and perform ongoing research and development on technical improvements.

Despite these broad categories, there are competitors in the industry capable of vertical integration. In several cases, software developers act as system integrators. Also, system integrators are sometimes involved in managing network operations. The display manufacturer is usually a clearly defined category, although from time to time, they become involved in system integration activities. Often, to create a competitive advantage, partnerships are formed across competitive market segments to implement entire systems.

Independent distributors and value added resellers also implement systems for smaller businesses that lack the scale to attract the interest of the larger companies described above. We expect value added resellers will play a more significant role in the market in the future, once narrowcasting product and service providers start marketing industry-specific generic systems to single-site operators.

The most important category of those described above is the network operator. Network operators are responsible for selling to end users, interacting with advertisers, managing the network, interfacing with the other product and service providers and handling administrative issues.

WATCHIT MEDIA DIFFERENTIATION

In the narrowcasting market we differentiate ourselves from our competitors in the following ways:

We Use Internet Protocol (IP) and Digital Video Technology

Our foundation of experience in information technology is a competitive advantage to Watchit Media in the narrowcasting market. Over the past six years we have focused on providing our clients with Internet application development, local area network, wide area network, wireless and other advanced technologies. At this stage in the evolution of narrowcasting, video data compression, digital video, computer aided video editing and broadband delivery of data is becoming increasingly important. As evidence of this fact, we have been awarded a number of significant client engagements because of our expertise in both technology and the production of video media.

The Watchit Media’s Financial Model Is Based on Subscription and Digital Video Production Services

Our clients retain us to manage a part of their television system infrastructure, produce video content pertinent to their brand, marketing communications and hotel property amenities, and present this content on their Private Video Networks. We have annual renewable contracts with our clients for managing the computer hardware that interfaces with their television systems and, in some cases, their information system infrastructure. Watchit Media charges a base monthly subscription fee for these services. Currently, Watchit derives over 95% of its revenue from base monthly subscription fess under these recurring revenue contracts.

In addition, our clients pay us on a time and materials basis for the production of video content. In the gaming and hospitality industry, our clients tend to require frequent changes to the content we produce for them. Video content pertaining to their entertainment, casino games, cross promotions, and activities are among the dynamic video content we produce.

Watchit Media also has proprietary IP based technology called MakeIT and ScheduleIT. MakeIT is a website within the www.watchitmedia.com that provides our clients with the functionality to produce advertising media and messaging pertinent to their organizations quickly and easily at low cost. Once the advertising media or messaging is complete, the user can easily send their completed advertisement via ScheduleIT immediately to their own Private Video Network at whatever scheduled intervals they direct.

Watchit Media Proprietary Television Programming With Third Party Advertising

During 2004, Watchit Media introduced its Watchit branded television programming designed to be relevant to the viewing audience at each gaming and hospitality venue. The principle of our proprietary television programming is based on the fact that each of our hotel client venues has a unique guest profile based on location, style, character, price, amenities, and other similar factors. The profiles of the guests that frequent a hotel tend to be similar and consistent. By understanding the characteristics of that profile, Watchit is able to produce and present television programming that is relevant and entertaining to the guest and, at the same time, include venue specific and third party advertising that is targeted and focused at a cost that is significantly less than broadcast and cable television advertising.

It is prohibitively expensive for a private venue like a hotel to advertise on broadcast or cable television. Within Watchit proprietary television programming, the venue advertises for free. With the cost of advertising on broadcast and cable television going up, mass market, regional and local advertisers are seeking more cost effective ways of reaching target audiences. Watchit proprietary television programming allows the venue to maximize the use of its television asset by customizing its programming and advertising directly to their captive audience. They already have the television system in place; we’re converting it into a powerful branding, marketing and communication system. Watchit Convention News (“WCN”), Watchit Music Vision (“WMV”), Watchit Gaming Guides (“WGG”) are but three of the proprietary television programs Watchit Media will be offering it clients in the future.

STRATEGIC ACQUISITIONS

In 2004, we executed a strategy to acquire businesses complementary to our service offerings. In the first quarter of 2004, recognizing the demand for IT services was soft and was expected to remain soft in the foreseeable future, we announced the acquisition of OnSite, a business that provides narrowcasting services through hardware and software to the gaming and hospitality industry. We believe the narrowcasting industry has dynamic growth potential and we intend to engage in acquisitions in narrowcasting and video media to expand our scale, geographic reach and to achieve rapid financial growth.

Acquisition of OnSite Media, Inc.

We acquired OnSite Media, Inc., a Nevada corporation, on March 2, 2004. The aggregate consideration we paid was $3.3 million (10,679,608 shares of the our Common Stock issued at fair value of $1.8 million, warrants to purchase 5,339,803 shares of the our Common Stock valued using the Black-Sholes pricing model with valuation of $0.7 million, cash consideration of $0.5 million and direct acquisition costs of $0.5 million). Net liabilities assumed were approximately $0.2 million which resulted in the recognition of net assets of approximately $3.3 million. The results of OnSite were included in our results from its acquisition date.

OnSite Media was renamed Watchit Media, Inc., and is now our wholly-owned subsidiary. We intend to aggressively build the Watchit Media brand in the narrowcasting market. OnSite was a ten year old company that developed enabling digital technologies and production services aimed at providing complete solutions for video content creation, distribution, scripting and playback for companies with digital display channels and networks. OnSite historically provided this software and service offerings to the gaming and hospitality industry.

Narrowcasting consists of delivering dynamic, compelling promotional messaging to influence the actions of a localized audience. Promotional messages for hotel in-room channels, driving commercial messages to casino floors and outdoor signage had been the primary business of OnSite. In addition, OnSite developed a unique Internet media creation software application which we believe will give the newly formed Watchit Media, Inc. a competitive advantage. Watchit Media will continue to employ its marketing expertise and we will bring our resources and infrastructure to this smaller company to enhance their current offerings and expand to new markets.

Our technology, marketing, administrative resources and skills have helped to differentiate Watchit Media from the competition. We immediately integrated with OnSite. We have introduced enhanced products and services that have opened new markets previously not available to the former business and elevated its value proposition and, therefore revenue opportunity, with current clients.

MARKET CONDITIONS

Rather than continue to incur considerable sales and marketing costs pursuing broad-based opportunities, we decided to preserve our cash and focus on providing the highest level of service to our existing client base. As a result, we have been able to stabilize our revenue stream and reduce our expenses as we completed our plan to divest our IT services business. We believe that the market for new IT services and applications will be limited for the foreseeable future.

We have been proactive in researching and analyzing other technology markets where our expertise and know-how are complimentary. One of these markets is the narrowcasting market. We believe that combining our experience in Internet, wireless and system integration technology with video media and digital signage technology presents new exciting opportunities. According to CAP Ventures, a research firm, United States spending on narrowcasting in 2004 was approximately $600 million. In 2009, spending is expected to increase to over $2.0 billion. On March 2, 2004, we acquired OnSite Media, Inc, a business that provides narrowcasting content through hardware and software to the hospitality and gambling industry. By acquiring a business in the narrowcasting market, we are now leveraging its assets in a potentially high growth market.

MARKETING

We initiated a number of important marketing initiatives during 2004. These marketing initiatives were focused on helping us transform our identity, maintain our now divested IT services and solutions business and build our new Watchit Media, Inc. brand in the markets in which we compete.

In 2004, we pursued the following initiatives:

•	Continue to support our sales force automation and software development activities with attentive account management to help us maintain our strong client relationships.

•	Endeavor to engage new sales force automation and software development clients through referrals from out clients and partners.

•	Brand building through tradeshow presence at partner, targeted vertical market and similar information technology and narrowcasting events.

•	Conduct active, aggressive outreach to Watchit Media, Inc. clients in order to educate them about Watchit’s approach to narrowcasting following the acquisition of OnSite.

•	Convert all Watchit Media, Inc. client agreements from month-to-month to one year or longer terms.

•	Market the Watchit brand to the gaming and hospitality industry more broadly in order to win new clients.

•	Regular internal communications to our employees announcing events, client wins and successes to promote involvement and build culture.

In 2004, the marketing department supported both the IT services and narrowcasting businesses.

SALES

To control costs and focus our sales activity on our existing clients, the sales force was reduced in 2004 to only those who were required to service, support and grow the existing core client base on the Cotelligent side of our business. We are finding that our selling and marketing approach is well suited to the markets Watchit Media serves as well. Currently, Watchit drives its video content to 50 casinos and over 60,000 hotel rooms. Twenty-nine of these casinos and 35,000 of these hotel rooms are in Las Vegas, Nevada.

Watchit Media launched a sales effort in early 2004 focused on gaining new clients in the gaming and hospitality industry. Through a combination of direct sales, direct mail, Internet and account management activities we broadened our reach geographically into gaming and hospitality markets that are new to us, and expanded our revenue within key markets in which we already compete.

During 2004, we introduced three proprietary television channels into the gaming and hospitality venues. Watchit’s proprietary television channels will be a significant part of our future growth. These television channels are developed, produced and will be presented across each of our client’s Private Television Networks in a way that targets the unique guest profile at each venue. Watchit Convention News presents same-day television coverage of large conventions in Las Vegas in hotel rooms where attendees and guests stay during the convention. The revenue driver of this presentation is advertising from convention exhibitors as well as third party advertising. Watchit Music Vision presents music video content focused on the unique profile of each venue with Watchit’s own video-jockey (“VJ”) personalities as program hosts. Watchit Music Vision’s revenue driver to the Company is third party advertising. Watchit Gaming Guide is our presentation of ‘how-to’ play casino games also driven by third party advertising. Watchit’s proprietary television presentations will include venue specific advertising which is free-of-charge to the venue.

Watchit Media has formed a new sales function to sell advertising time on our Private Video Networks during the presentation of our proprietary television programming. We believe this will be a growing revenue stream for us in the future.

COMPETITION

The narrowcasting industry is comprised of many small niche companies and a few large well capitalized companies. The market is highly fragmented at this early stage of the industry’s development. The majority of the narrowcasting companies in the competitive market use static delivery media like VHS tape or Digital Video Discs (“DVD”) to present video content. Increasing, users of dynamic motion media require frequent changes to content. Using Internet Protocol and advanced digital video technology is an important differentiator for us because we are able to change content anytime and immediately. Watchit has another competitive advantage because of our strong background as system integrators and in the development and installation of local and wide area networks which are becoming the technology backbone of dynamic motion media.

In addition, we believe we have an advantage in making acquisitions due to our past success as an active acquirer in the IT services and solutions market. The narrowcast competitive market has few public companies. We believe another competitive advantage for us is our past experience in operating as a public company, raising significant capital, and effectively managing a dynamically growing enterprise.

EMPLOYEES

At December 31, 2004, we had 62 employees.

PROPERTIES

Our executive office is located in San Francisco, California and we operate our narrowcasting business from an office in Las Vegas, Nevada. These facilities have an aggregate of approximately 14,500 square feet and are leased at aggregate current monthly rents of approximately $19,000 with no lease commitment for these properties extending past the year 2007. In addition, the Company has lease commitments for a property included in discontinued operations as well as certain other properties from which we no longer operate. None of these lease commitments extend past 2007.

We believe that our properties are adequate for our needs. Furthermore, we believe that suitable additional or replacement space will be available when required on terms we believe will be acceptable.

LEGAL PROCEEDINGS

We are, from time to time, a party to litigation arising in the normal course of our business. Except as set forth below, we are not presently subject to any material litigation.

In June 2005, Advance at Branchburg, LLC (“Advance”) filed a lawsuit against us in the Superior Court of New Jersey, Law Division, Somerset County. The lawsuit arises out of a commercial lease agreement between Advance as landlord and Cotelligent as tenant. Specifically, Advance alleges that we breached the lease agreement by failing to make base and additional rent payments for the months of March 2005 to the present. Advance seeks payment of all amounts allegedly due under the lease, including base rent, late charges, interest and attorneys’ fees and costs. Advance also seeks “loss of bargain” damages, consisting of all rent due through the end of the lease term, reduced to present value using an interest rate of 6% per annum. The lawsuit does not specify the specific amount of damages sought. Advance initially obtained an entry of default against us but the default was vacated in September 2005 by Advance’s consent. We then filed an answer to Advance’s complaint, along with a counterclaim for the return of our security deposit. At September 30, 2005, we have accrued $588,000 related to the lease obligation, which is classified as part of restructuring liabilities. The accrual covers obligations for base and additional rent and late charges, offset by estimated potential rent from the sublet of the facility. In addition, we maintain a $180,000 security deposit with Advance in connection with the lease, classified as part of other long term assets. At this time, we do not believe this matter will have a material impact on our consolidated financial position, results of operations or cash flows other than the amounts already recorded on our financial statements.

MANAGEMENT

OFFICERS AND DIRECTORS

The following table sets forth information regarding our executive officers, directors and key employees as of November 1, 2005.

Name	Age	Position
James R. Lavelle	54	Chairman of the Board and Chief Executive Officer
Curtis J. Parker	50	Executive Vice President, Chief Financial Officer, Treasurer and Secretary
Paul D. Frankel	58	Director
Harlan P. Kleiman	64	Director
Debra J. Richardson	50	Director
Tony Vickers	56	Director

The number of directors on the Board of Directors is currently fixed at five. Pursuant to the Company’s Certificate of Incorporation and By-laws, the Board of Directors is divided into three classes, Class I, Class II and Class III, serving staggered three-year terms. One class of directors is elected each year at the annual meeting of the stockholders. Each director serves until his or her successor is elected and qualified or until his or her death, resignation or removal. Currently there are two Class I directors whose term expires in 2005, two Class II directors whose term expires in 2006, and one Class III director whose term expires in 2007.

Class I Directors

Debra J. Richardson has served as one of our directors since August 2001. Dr. Richardson is Dean of the School of Information and Computer Science and Professor of Informatics at the University of California, Irvine; she holds the Ted and Janice Smith Family Foundation Dean’s Endowed Chair. Dr. Richardson joined the faculty at UC Irvine in 1987, and was appointed department chair in 2000. Her research interests include formal software quality analysis and testing methods; she has developed leading edge software tools and worked with several companies in adopting technology to improve the quality of critical software systems. Dr. Richardson also serves as director of the Ada Byron Research Center on Diversity in Computing and Information Technology, director of the MICRO (Microelectronics Innovation and Computer Research Opportunities) program (one of the University of California’s Industry-Cooperative Research Programs) and is a founding member of the UC Institute for Software Research. Dr. Richardson serves on the Boards of the Orange County chapters of Girls Inc. and Achievement Rewards for College Scientists (ARCS), on strategic advisory boards of several academic institutions, and on the executive advisory board of the Association of Women in Technology. Richardson earned a Doctor of Philosophy and a Master of Science in computer and information science from the University of Massachusetts, Amherst, and received a Bachelor of Arts degree in mathematics from Revelle College of the University of California, San Diego.

Tony C. Vickers joined us as a director in January 2004. Mr. Vickers is also Principal of IT Services Development (ITSD), a results oriented management consulting firm that he established in 1998 that specializes in helping its clients to maximize profitable growth with the effective execution of projects ranging from strategic planning to mergers and acquisitions, and customer satisfaction surveys. Previously, Mr. Vickers was CEO, President and a Director of Computer People, a $400 million international IT professional services organization he founded in 1972, and took public in 1987. In addition, Mr. Vickers was Chairman of the IT Services Division of the Information Technology Association of America (ITAA)—the leading association for all aspects of the IT industry including software, services, system integration and Internet companies. Further, Mr. Vickers is a Director of Allin Corporation; a member of the Board of Advisors of Bluecrane, Inc., and Make Corp.; a member of the National Association of Corporate Directors; and a member of the University of Southern California’s Integrated Media Systems Center’s (IMSC) Board of Councilors. IMSC, which is sponsored by the National Science Foundation, is engaged in research, education programs and industry collaboration in multimedia and Internet technologies.

Class II Directors

James R. Lavelle is our founder and is our Chairman of the Board and Chief Executive Officer. Mr. Lavelle has served as our Chief Executive Officer since he founded Cotelligent in 1993. From our inception until August 1995, Mr. Lavelle was also Chairman of the Board, a position that he reassumed in April 1996. From 1985 to 1993, he was a business consultant specializing in strategic marketing and organization development. From 1983 to 1985, Mr. Lavelle was Senior Manager and Director of Management Consulting Services for the San Francisco office of KMG Main Hurdman, an international accounting firm. Prior to that, he was Manager of Management Consulting Services in the San Francisco office of Price Waterhouse LLP, an international accounting firm. Mr. Lavelle has a bachelor’s degree from University of California at Santa Barbara and a Master of Business Administration degree from Santa Clara University.

Harlan P. Kleiman has served as one of our directors since May 2004. From January 2004 to June 2004, Mr. Kleiman served on the Board of Directors and was Senior Managing Director of C. E. Uterberg, Towbin, an investment bank. In 1992, Mr. Kleiman founded Shoreline Pacific, LLC., an investment banking firm. For the 20 years prior to forming Shoreline Pacific, LLC, Mr. Kleiman designed and implemented financing and business strategies for new communication technologies principally in television and home video. In 1979, he founded The Kleiman Company, one of the earliest packagers of pay television programming in the United States. Earlier, he served as Vice President, Programming for Home Box Office, where he developed and negotiated the initial feature film package with the major U.S. film studios; Senior Vice President, Cable Division of Warner Communications, Inc.; and the Chairman and Chief Executive Officer of Filmstar, Inc., arranging financing for film and television projects with foreign corporations, overseas funds and commercial and merchant banks. Mr. Kleiman received his Master’s Degree in Industrial Administration from Yale University. He was co-founder and Executive Director of New Haven’s Long Wharf Theater. He was on the faculty of the School of Arts at New York University; has guest lectured at Harvard University, the University of Virginia, Yale University, and the University of Chicago; and served as a special consultant to the Ford Foundation and the National Endowment for the Arts. Mr. Kleiman is a member of the Board of Trustees of National Public Radio and recently ended a five year term on the Board of Directors of KQED, Inc.

Class III Director

Paul D. Frankel has served as one of our directors since April 2005. Since June 2000, Mr. Frankel has been a Partner and Managing Director of Van Der Moolen Specialists USA, a specialist firm listed on the New York Stock Exchange. From 1989 until June 2000, Mr. Frankel was a Partner in Fagenson, Frankel and Streicher LLC, a specialist firm listed on the New York Stock Exchange. Mr. Frankel was a Senior Vice President and Treasurer of Jerome, Frankel & Company form 1979 until it became Fagenson, Frankel and Streicher, LLC in 1989. Prior to 1979, Mr. Frankel was a Partner and Director of the John Webber Gallery in New York City and was owner of Paul David Press, an art publishing house. Mr. Frankel currently serves on the Board of Directors of the Jacobs Burns Film Center, an independent film and literacy educational center located in Westchester County of New York State and the Board of Directors of Variety the Children’s Charity.

Other Executive Officer

Curtis J. Parker serves as our Executive Vice President, Chief Financial Officer, Treasurer and Secretary. From November 1996 until December 2000, Mr. Parker served as Vice President and Chief Accounting Officer. From January 1996 until March 1996, he served as one of our consultants and was appointed Corporate Controller in March 1996. From 1988 through 1995, Mr. Parker was employed by Burns Philip Food Inc., a manufacturer of food products, where he rose to the position of Vice President—Finance for the Industrial Products Division. Mr. Parker has a Bachelor of Commerce degree from the University of British Columbia and is a Certified Public Accountant licensed in Washington State.

Executive Compensation

The following summary Compensation Table sets forth the compensation earned or awarded for the three fiscal years ended December 31, 2004, by our chief executive officer and remaining other most highly compensated officer whose salary and bonus for the 2004 fiscal year were in excess of $100,000 (“Named Officers”).

Summary Compensation Table

	Annual Compensation					Long Term Compensation Awards
Name and Principal Position	Fiscal Year	Salary ($) (1)	Bonus ($)	Other ($)		Options/ SARs (#)
James R. Lavelle Chairman and Chief Executive Officer	2004	323,999	639,597	76,660 18,000	(2) (3)	400,000
	2003	440,441	598,519	1,997 136,590 18,000	(4) (2) (3)	0
	2002	335,207	0	1,700 18,000	(4) (4)	0

Curtis J. Parker Executive Vice President, Chief Financial Officer, Treasurer and Secretary	2004 2003	193,232 154,045	0 0	29,031 1,123 18,773	(5) (4) (5)	550,000 0
	2002	142,489	0	1,425	(4)	0

(1)	Base salary earned.
(2)	Represents $43,000 and $91,260 for duplicate housing expenses and $33,660 and $45,330 for a gross-up of payroll taxes for 2004 and 2003, respectively (incurred in connection with the inclusion of the duplicate living expenses in W-2 wages) paid for by us for such employee’s southern California residence. These expenses were incurred in connection with a cost cutting measure after we closed our northern California corporate office and required the employee to commute and live during the business week near the southern California office.
(3)	Represents auto allowance.
(4)	Represents matching contributions by us under our 401(k) Plan.
(5)	Represents $15,750 and $11,600 for duplicate housing expenses and $13,282 and $7,173 for a gross-up of payroll taxes for 2004 and 2003, respectively (incurred in connection with the inclusion of the duplicate living expenses in W-2 wages) paid for by us for such employee’s southern California residence. These expenses were incurred in connection with a cost cutting measure after we closed our northern California corporate office and required the employee to commute and live during the business week near the southern California office.

Stock Option Grants Table

The following table sets forth, as to the Named Officers, information related to the grant of stock options pursuant to our 1998 Long-Term Incentive Plan during the fiscal year ended December 31, 2004.

OPTIONS GRANTED IN THE FISCAL YEAR ENDED DECEMBER 31, 2004

	Individual Grants
Name	Number of Securities Underlying Options Granted	Percentage of Total Options Granted to Employees in the fiscal year ended December 31, 2004	Exercise or Base Price Per Share ($/Share)	Expiration Date	Potential Realizable Value At Assumed Annual Rates of Stock Price Appreciation For Option Term ($)
					5%	10%
James R. Lavelle	400,000	22%	$0.15		37,734	95,625
Curtis J. Parker	150,000	8%	$0.25		23,584	59,765
Curtis J. Parker	400,000	22%	$0.15		37,734	95,625

Stock Option Exercises and Year-End Values Table

The following table sets forth, as to the Named Officers, information with respect to the unexercised options to purchase common stock granted under the 1995 and 1998 Long-Term Incentive Plans and held as of December 31, 2004.

AGGREGATED OPTION EXERCISES IN 2004 AND FISCAL YEAR-END OPTION VALUES

	Number of Shares Acquired On Exercise	Value Realized ($)	Number of Securities Underlying Unexercised Options Held at December 31, 2004		Value of Unexercised In-the-Money Options at December 31, 2004 ($) (1)
Name			Exercisable	Unexercisable	Exercisable	Unexercisable
James R. Lavelle	0	0	600,000	200,000	0	0
Curtis J. Parker	0	0	500,000	350,000	0	0

(1)	Options are “in-the-money” if the closing market price of our Common Stock exceeds the exercise price of the options. The value of the unexercised options represents the difference between the exercise price of such options and the closing market price ($0.11) of our Common Stock on the OTC Bulletin Board on December 31, 2004.

Director Compensation

Each director who is not one of our employees receives an annual retainer fee of $20,000. Directors serving on a committee receive an annual fee of $2,000 per committee membership, while directors serving on a committee as chairperson receive an annual fee of $2,500 per committee chaired. In 2004, the non-employee directors were issued shares of Common Stock in lieu of cash for director’s fees.

Prior to 2004, each non-employee director received an automatic annual option grant under the 1998 Long-Term Incentive Plan to acquire 5,000 shares of Common Stock on the date of each of our annual meetings held after September 9, 1998. All of such options have an exercise price equal to the fair market value of the Common Stock on the date of grant, and are exercisable immediately except as limited by the rules and regulations of the Securities Act and the Exchange Act, and expire ten years from the date of grant. Beginning in 2004, directors received Common Stock rather than a stock option grant related to the annual meeting.

Directors are also reimbursed for out-of-pocket expenses incurred for attending meetings of the Board of Directors or committees thereof, and for other expenses incurred in their capacity as directors.

Employment Agreement, Covenants Not-to-Compete

Mr. James R. Lavelle, our Chairman and Chief Executive Officer, is a party to a three-year employment agreement effective January 5, 2000 which, unless terminated or not renewed by him, continues thereafter on a year-to-year basis on the same terms and conditions. Mr. Lavelle’s employment agreement provides that, in the event we terminate his employment without cause, he shall be entitled to receive from us an amount equal to (i) three times the minimum base salary, as defined in the employment agreement, plus (ii) three times his most recent annual bonus (not including any payments made under our Long-Range Bonus Incentive Plan), without regard to whether he obtains subsequent employment. Mr. Lavelle shall be deemed to have been terminated without cause by us, if, among other things, we fail to elect and continue Mr. Lavelle as Chief Executive Officer or Chairman or to nominate him for re-election as a member of the board of directors unless Mr. Lavelle is terminated for good cause. In addition, his employment agreement provides that, in the event of our change in control where he has not received at least five days’ notice of such change in control, he will be deemed to have been terminated without cause and shall be entitled to compensation as described in the preceding sentence. Additionally, in such event he will not be bound by any non-compete terms in his employment agreement, as discussed below. If given at least five days notice of such change in control, he may elect to terminate his employment agreement and collect the respective compensation provided above.

In the event of a change in control, Mr. Lavelle is entitled to reimbursement for any excise taxes he incurs under Section 4999 of the Internal Revenue Code, as well as any interest or penalties related to the excise tax and any entitlements outside of the employment agreement that are described in Section 280G(b)(2)(A)(i) of the Internal Revenue Code. In the employment agreement, a “Change in Control” is deemed to occur if: (1) any person or entity, other than us, a corporation owned directly or indirectly by our stockholders in substantially the same proportions as their ownership of our Common Stock, or any of our or our subsidairy’s employee benefit plans, acquires directly or indirectly Beneficial Ownership (as defined in Rule 13d-3 of the Exchange Act) of any of our voting securities and immediately after such acquisition such person or entity is, directly or indirectly, the Beneficial Owner of voting securities representing 30% or more of the total voting power of all of our then-outstanding voting securities; (2) a change in the composition of the individuals on the Board of Directors as a result of which fewer than one-half of the incumbent directors are directors who either (a) had been our directors on the date 24 months prior to the date of the event that constitutes a change in control (the “original directors”) or (b) were elected, or nominated with the affirmative votes of at least a majority of the aggregate of the original directors who were still in office at the time of the election or nomination and the directors whose election or nomination was previously so approved; (3) our consummation of a merger or consolidation with or into another entity or any other corporate reorganization, if more than 50% of the combined voting power of the continuing or surviving entity’s securities outstanding immediately after such merger, consolidation or other reorganization is owned by persons who were not our stockholders immediately prior to such merger, consolidation or other reorganization; or (4) the sale, transfer or other disposition of all or substantially all of our assets. Mr. Lavelle agreed that the purchase of OnSite Media, Inc., including our issuance of shares of Common Stock and Warrants in connection therewith, would not result in a “Change in Control” as that term is defined in Mr. Lavelle’s employment agreement and that certain provisions of Mr. Lavelle’s employment agreement will not apply in connection with such purchase.

The employment agreement of Mr. Lavelle contains a covenant-not-to-compete with us for a period of two years immediately following the termination of employment; or, in the case of a termination without cause, for a period of one year following the termination of his employment; or, in the case of a Change in Control in which he is not given at least five days’ notice of such Change in Control, the covenant not-to-compete does not apply for any period of time. If any court of competent jurisdiction determines that the scope, time or territorial restrictions contained in the covenant are unreasonable, the covenant-not-to-compete shall be reduced to the maximum period permitted by such court. The compensation to which Mr. Lavelle is entitled, as the case may be, shall nonetheless be paid to him.

Mr. Lavelle’s employment agreement calls for a minimum base salary of $450,000. Mr. Lavelle’s annual base salary paid for the fiscal year ended December 31, 2004 was $323,999. For the fiscal year ended

December 31, 2004, he was eligible for, and did receive, a $639,597 bonus based upon closing the acquisition of OnSite Media, Inc. on March 2, 2004. Pursuant to the Long-Range Bonus Incentive Plan, Mr. Lavelle is eligible for bonuses up through the 2006 fiscal year based upon our operating results. In November 2004, Mr. Lavelle voluntarily reduced his base compensation to $273,996.

Mr. Curtis J. Parker, our Executive Vice President, Chief Financial Officer, Treasurer and Secretary, is a party to a one-year employment agreement effective December 19, 2000 which was extended for a two-year period as of December 19, 2001 and then, unless terminated by either party or not renewed by him, continues thereafter on a year-to-year basis, in each case on the same terms and conditions. Mr. Parker’s employment agreement provides that, in the event we terminate his employment without cause, he shall be entitled to receive from us an amount equal to (i) one times the Market Based Salary, as defined in the employment agreement, plus (ii) one times his most recent annual bonus, without regard to whether he obtains subsequent employment. His employment agreement provides that, in the event of our Change in Control where he has not received at least five days’ notice of such change in control, he will be deemed to have been terminated without cause and shall be entitled to compensation as described in the preceding sentence. Additionally, in such event he will not be bound by any non-compete terms in his employment agreement, as discussed below. If given at least five days’ notice of such change in control, he may elect to terminate his employment agreement and collect the respective compensation provided above.

The employment agreement of Mr. Parker contains a covenant-not-to-compete with us for a period of one year immediately following the termination of employment; or, in the case of a termination without cause, for a period of six months following the termination of his employment; or, in the case of a Change in Control in which the he is not given at least five days’ notice of such Change in Control, the covenant not-to-compete does not apply for any period of time. If any court of competent jurisdiction determines that the scope, time or territorial restrictions contained in the covenant are unreasonable, the covenant-not-to-compete shall be reduced to the maximum period permitted by such court. The compensation to which Mr. Parker is entitled shall nonetheless be paid to him.

Mr. Parker’s employment agreement provides for a base salary of up to $200,000 per year. Mr. Parker’s annual base salary paid for the fiscal year ended December 31, 2004 was $193,232. For the fiscal year ended December 31, 2004, he was eligible for, but did not receive, a discretionary bonus of up to fifty percent (50%) of the amount of his base salary provided by the Compensation Committee. In November 2004, Mr. Parker voluntarily reduced his base compensation to $140,000 per year.

Equity Compensation

The following table sets forth, as of December 31, 2004, outstanding awards and shares remaining available for future issuance under the Company’s compensation plans under which equity securities are authorized for issuance (excluding 401(k) plans and similar tax-qualified plans).

Plan Category	(a) Number of securities to be issued upon exercise of outstanding options, warrants and rights	(b) Weighted-average exercise price of outstanding options, warrants and rights	(c) Number of securities remaining available for future issuance under equity compensation plans
Equity compensation plans approved by security holders	1,128,313	$0.37	5,735,460	(1)
Equity compensation plans not approved by security holders (2)	2,271,366	$0.28	not determinable

Total	3,399,679	$0.26	not determinable

(1)	Includes 3,735,460 shares of Common Stock remaining available for future issuance under the Company’s 1998 Long-Term Incentive Plan (“1998 Plan”). Under the 1998 Plan, an aggregate of 18% of the then outstanding shares of Common Stock are available for awards under such plan. Unless otherwise provided by the Compensation Committee in an award agreement, all outstanding awards under the 1998 Plan will generally become exercisable or vested upon a “change in control” of the Company. The acquisition by the Company of OnSite Media, Inc. on March 2, 2004 constituted a “change in control” of the Company under the 1998 Plan. As a result, all outstanding awards under the 1998 Plan became fully exercisable and vested as of March 2, 2004. The number of securities remaining available for future issuance also includes 2,000,000 shares of Common Stock remaining available for future issuance under the Company’s 1999 Leveraged Stock Purchase Plan.

(2)	The 2000 Long-Term Incentive Plan (the “2000 Plan”) was adopted by the Company’s Board of Directors on August 11, 2000, but was not approved by stockholders. Awards under the 2000 Plan may be granted by the Compensation Committee of the Board of Directors (or such other committee designated by the Board of Directors to administer the 2000 Plan) and may include: (i) non-qualified options to purchase shares of Common Stock; (ii) stock appreciation rights (“SARs”), whether in conjunction with the grant of stock options or independent of such grant, or stock appreciation rights that are only exercisable in the event of a change in control of the Company or upon other events; (iii) restricted stock, consisting of shares that are subject to forfeiture based on the failure to satisfy employment-related restrictions; (iv) deferred stock, representing the right to receive shares of stock in the future; (v) bonus stock and awards in lieu of cash compensation; (vi) dividend equivalents, consisting of a right to receive cash, other awards, or other property equal in value to dividends paid with respect to a specified number of shares of Common Stock, or other periodic payments; or (vii) other awards not otherwise provided for, the value of which are based in whole or in part upon the value of the Common Stock. Unless otherwise determined by the Compensation Committee, all outstanding awards under the 2000 Plan will generally become fully exercisable or vested upon a “change in control” of the Company. The acquisition by the Company of OnSite Media Inc. on March 2, 2004 constituted a “change in control” of the Company under the 2000 Plan. As a result, all outstanding awards under the 2000 Plan became fully exercisable and vested as of March 2, 2004. The Compensation Committee has the discretion to establish all of the terms and conditions of awards under the 2000 Plan and to interpret the terms of the 2000 Plan. There is no limit on the maximum number of shares of Common Stock that may be awarded under the 2000 Plan. The 2000 Plan may be amended, altered, suspended, discontinued, or terminated by the Board of Directors at any time.

Compensation Committee Interlocks and Insider Participation

All of the members of the Compensation Committee are our non-employee directors and are not former officers of the Company or its subsidiaries. None of our executive officers serves as a member of the board of directors or on the compensation committee of a corporation for which any of our directors serving on the Compensation Committee or on our Board of Directors is an executive officer.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

The following is information with respect to certain relationships and related transactions between directors and officers, on the one hand, and us, on the other hand.

On March 31, 1996, we advanced to James R. Lavelle, our Chairman of the Board and Chief Executive Officer, $37,902, evidenced by an unsecured demand promissory note bearing interest annually at a rate of 6%. The entire amount of such advance remains outstanding. Since the beginning of fiscal year 2000, we have also advanced to Mr. Lavelle an aggregate amount of $619,000, evidenced by seven separate unsecured demand promissory notes. The purpose of such advances was to cover margin calls made on brokerage accounts held by Mr. Lavelle. On May 1, 2000, Mr. Lavelle repaid $15,330 of principal and $34,670 of interest. The notes, although due on demand, were issued with original due dates in 2001. The notes were extended by a vote of the Compensation Committee of the Board of Directors on October 29, 2001 for three years to October 29, 2004. The interest rates on these notes remain unchanged at rates between 7.75% and 8.25%. Payment of the notes is accelerated if our Common Stock reaches certain sustained target levels.

During the year ended December 31, 2003, Mr. Lavelle repaid a portion of notes receivable due to us. In prior years, Mr. Lavelle had voluntarily reduced his base compensation from its authorized level. Upon restoration of base compensation close to its authorized level in 2003, Mr. Lavelle used the increase in compensation of $106,363 to offset against the notes receivable sue to us. In addition, prior to December 31, 2003, the Compensation Committee of the Board of Directors authorized a bonus to Mr. Lavelle of $598,519 upon the signing of a definitive agreement for the purchase of OnSite Media, Inc. We withheld the amount of bonus remaining after tax to repay $354,816 of the notes receivable and accrued interest. During 2004, the Compensation Committee of the Board of Directors authorized a further bonus of $639,597 upon the closing of the purchase of OnSite Media, Inc. We withheld amount of the bonus remaining after tax to repay $354,527 of the notes receivable and accrued interest. Upon payment of the second bonus in 2004, Mr. Lavelle satisfied the entire principal and accrued interest on all demand loans due to us.

On September 8, 1999, the stockholders approved the Cotelligent, Inc. 1999 Leveraged Stock purchase Plan (the “LSPP”), which authorized the purchase of shares of Common Stock by eligible employees who are selected by the Compensation Committee of the Board of Directors to participate in the LSPP on terms and conditions determined by the Compensation Committee. Since the inception of the LSPP through March 31, 2000, Mr. Lavell has been issued 750,000 shares of Common Stock. Shares issued under the LSPP resulted in notes receivable from Mr. Lavelle for $2,671,875 at 5.93% interest. Mr. Lavelle’s notes remain outstanding until March 29, 2005, when the Board of Directors decided to unwind the sale of shares preciously issued in connection the LSPP. The Board received an opinion of special Delaware counsel to the effect that our receipt of the promissory note from Mr. Lavelle as the sole consideration for the shares of Common Stock acquired did not constitute the consideration required by Section 152 of the Delaware General Corporation Law then in effect for the shares of Common Stock to be validly issued, fully paid and nonassessable shares of our Common Stock. As a result, the notes receivable from Mr. Lavelle, in the face amount of $2,671,875, together with all interest accrued thereunder, has been cancelled and the 750,000 shares of Common Stock were returned to us by Mr. Lavelle and cancelled.

Limitation on Liability and Indemnification Matters

Section 145 of the Delaware General Corporation Law authorizes a court to award, or a corporation’s board of directors to grant, indemnity to directors and officers in terms sufficiently broad to permit such indemnification under certain circumstances for liabilities, including reimbursement for expenses incurred, arising under the Securities Act. With respect to possible indemnification of our directors, officers and controlling persons for liabilities arising under the Securities Act pursuant to such provisions, we aware that the Securities and Exchange Commission has publicly taken the position that such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

As permitted by the Delaware General Corporation Law, our certificate of incorporation, as amended, includes a provision that permit the elimination of personal liability of our directors for monetary damages for breach of their fiduciary duty as a director, except for liability:

•	for any breach of the director’s duty of loyalty to us or our stockholders;

•	for acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law;

•	for unlawful payments of dividends or unlawful stock repurchases or redemptions, as provided under Section 174 of the Delaware General Corporation Law; or

•	for any transaction from which the director derived an improper personal benefit.

Such limitation of liability may not apply to liabilities under the federal securities laws and does not affect the availability of equitable remedies such as injunctive relief or recession. In addition and in accordance with the Delaware General Corporation Law, we have secured directors and officers liability insurance that would indemnify our directors and officer against damages arising our of certain kinds of claims that might be made against them based on their negligent acts or omissions while acting in their capacity as such.

Our bylaws authorize us to indemnify our officers, directors employees and agents against expenses and liabilities incurred by them in connection with any suit to which they are, or are threatened to be made, a party by reason of their serving in such positions so long as they acted in good faith and in a manner they reasonably believed to be in, or not opposed to, the best interests of the corporation, and with respect to any criminal action, they had no reasonable cause to believe their conduct was unlawful. With respect to suits by or in the right of a corporation, however, indemnification is not available if such person is adjudged to be liable to the corporation unless the court determines that indemnification is appropriate.

At present there is no pending litigation or proceeding involving any of our directors, executive officers, other employees or agents for which indemnification is sought and we are not aware of any threatened litigation or proceeding that may result in a claim for such indemnification.

SELLING HOLDERS

We have filed with the SEC a registration statement, of which this prospectus forms a part, with respect to the resale of the Warrants and the issuance and resale of the shares of our Common Stock issued upon the exercise of the warrants from time to time, under Rule 415 under the Securities Act, in the over-the-counter market, in privately negotiated transactions, in underwritten offerings or by a combination of these methods for sale. We do not know how long the selling holders will hold the shares before selling them, and we currently have no agreements, arrangements or undertakings with any of the selling holders regarding the sale of any of the Warrants or shares.

Each former OnSite shareholder received a warrant to purchase a number of shares of our Common Stock equal to the product of (a) the number of shares of OnSite Common Stock owned by such shareholder, multiplied by a preset ratio. Thus, the number of shares issuable upon exercise of each former OnSite shareholder’s warrant bears a direct relation to the number of shares of OnSite Common Stock formerly owned by such shareholder.

This table is prepared based on information supplied to us by the selling holders and OnSite and assumes the sale of all of the resale shares. The number of shares beneficially owned by each selling holder reflects the shares and warrants received in the merger with OnSite, and is determined under the rules promulgated by the SEC, and is not necessarily indicative of beneficial ownership for any other purpose.

The applicable percentages of ownership listed below are based on 28,723,629 shares of our Common Stock outstanding as of November 1, 2005. The Warrants and the shares of our Common Stock issued upon the exercise of the Warrants offered by this prospectus may be offered from time to time by the persons or entities named below:

Selling holder	Number of Shares Beneficially Owned Prior to the Offering	Percentage of Outstanding Common Stock Beneficially Owned Prior to the Offering	Number of Shares Issuable Upon Exercise of Warrants	Number of Shares Beneficially Owned After the Offering	Percentage of Outstanding Common Stock Beneficially Owned if all Offered Shares are Sold

Las Vegas Venture Fund 1 LLC (1)	93,222	*	31,074	62,148	*
1613 Night Wind Dr. Las Vegas, NV 89117

Kenneth L. Maul 1613 Night Wind Dr. Las Vegas, NV 89117	1,467,636	4.9%	489,212	978,424	3.3%

The Crossing Christian Church (2)	1,863	*	621	1,242	*
4955 S. Durango Road Ste. 209 Las Vegas, NV 89133

The Slitz Family Trust (3) 2829 Highsail Ct. Las Vegas, NV 89117	93,222	*	31,074	62,148	*

Mark Valenti 5375 Lonesome Biker Ln. Las Vegas, NV 89113	976,813	3.3%	325,604	651,209	2.2%

Loren Willman 3385 W. Agate Ave. Las Vegas, NV 89139	219,171	*	73,055	146,116	*

Selling holder	Number of Shares Beneficially Owned Prior to the Offering	Percentage of Outstanding Common Stock Beneficially Owned Prior to the Offering	Number of Shares Issuable Upon Exercise of Warrants	Number of Shares Beneficially Owned After the Offering	Percentage of Outstanding Common Stock Beneficially Owned if all Offered Shares are Sold

Loren Willman & Loren Almond JTTEN (4)	4,324,682	13.1%	1,441,526	2,883,156	9.1%
3385 W. Agate Ave. Las Vegas, NV 89139

*	less than 1%
**	None of the selling shareholders are registered broker-dealers or affiliates of broker-dealers
(1)	Kenneth Maul holds the voting and dispositive powers.
(2)	Mark Vaneti holds the voting and dispositive powers.
(3)	John Slitz holds the voting and dispositive powers.
(4)	Loren Willman holds the voting and dispositive powers.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL

OWNERS AND MANAGEMENT

The following table sets forth as of November 1, 2005 information regarding the beneficial ownership of our Common Stock by (i) each person known to beneficially own more than 5% of the outstanding shares of Common Stock, (ii) each of our directors, (iii) the Named Officers and (iv) all executive officers and directors as a group. Unless otherwise indicated, all persons listed have an address c/o our principal executive offices and have sole voting and investment power with respect to their shares unless otherwise indicated.

	Shares Beneficially Owned
Name	Number	Percent
James R. Lavelle (1)	3,955,307	12.5%
Kenneth L. Maul (2)	2,475,858	8.5%
Loren W. Willman (3)	1,514,581	5.0%
Curtis J. Parker (4)	1,205,992	4.0%
Debra J. Richardson (5)	182,582	*
Harlan P. Kleiman (6)	161,594	*
Tony C. Vickers (7)	161,594	*
Paul D. Frankel (8)	44,286	*
All executive officers and directors as a group (6 persons) (9)	5,711,355	17.4%

*	Less than 1%
(1)	Includes 1,800,000 shares issuable upon exercise of options and 1,000,000 shares issuable upon exercise of warrants exercisable within 60 days of November 1, 2005.
(2)	Includes (i) 1,213,424 shares owned directly by Mr. Maul, (ii) 235,000 shares owned in Mr. Maul’s individual retirement account, (iii) 297,148 shares owned by the Las Vegas Venture Fund in which Mr. Maul is the managing partner, (iv) 210,000 shares owned by M&S Investments in which Mr. Maul is a managing partner, (v) 31,074 shares issuable upon exercise of warrants help by the Las Vegas Venture Fund exercisable within 60 days of November 1, 2005 and (vi) 489,212 shares issuable upon exercise of warrants held by Mr. Maul exercisable within 60 days of November 1, 2005. Mr. Maul has 50% voting and investment power with respect to the Las Vegas Venture Fund and M&S Investments. Mr. Maul’s business address is 1613 Night Wind Drive, Las Vegas, Nevada 89117.
(3)	Includes 1,514,581 shares issuable upon exercise of warrants help by Mr. Willman within 60 days of November 1, 2005. This information is based solely on the Company’s records of the number of shares of Common Stock that may be received upon exercise of warrants held by Mr. Willman and does not include any other shares of Common Stock that may be beneficially owned by Mr. Willman.
(4)	Includes 1,200,000 shares issuable upon exercise of options exercisable within 60 days of November 1, 2005.
(5)	Includes 15,000 shares issuable upon exercise of options exercisable within 60 days of November 1, 2005.
(6)	Includes 5,000 shares issuable upon exercise of options exercisable within 60 days of November 1, 2005.
(7)	Includes 5,000 shares issuable upon exercise of options exercisable within 60 days of November 1, 2005.
(8)	Includes 5,000 shares issuable upon exercise of options exercisable within 60 days of November 1, 2005.
(9)	Includes 4,030,000 shares issuable upon exercise of options exercisable within 60 days of November 1, 2005.

DESCRIPTION OF CAPITAL STOCK

Common Stock

Cotelligent is authorized to issue 100,000,000 shares of common stock, par value $0.01 per share. At the close of business on November 1, 2005, it had outstanding 28,723,629 shares of common stock and 144,600 treasury shares. All outstanding shares of common stock are fully paid and nonassessable.

The holders of Cotelligent common stock are entitled to one vote for each share on all matters voted upon by stockholders, including the election of directors. Cotelligent may pay dividends when and as declared by its Board of Directors from funds legally available therefore, subject to the rights of holders of any outstanding preferred stock. In the event of liquidation of Cotelligent, subject to the rights of the holders of any outstanding shares of Cotelligent preferred stock, the holders of Cotelligent common stock are entitled to share pro rata in any balance of corporate assets available for distribution to them after the payment of all debts and other liabilities.

Holders of Cotelligent common stock are not entitled to pre-emptive or conversion rights, and there are no redemption provisions applicable to the Cotelligent common stock. All outstanding shares of Cotelligent common stock are, and the shares of Cotelligent common stock to be issued pursuant to this prospectus will be, upon payment therefor, fully paid and nonassessable.

Cotelligent Preferred Stock

Cotelligent is authorized to issue 500,000 shares of preferred stock, par value $0.01 per share. At the close of business on November 1, 2005, Cotelligent had no shares of preferred stock outstanding.

Preferred Stock may be issued from time to time by Cotelligent Board of Directors as shares of one or more classes or series. Subject to the provisions of Cotelligent’s Certificate of Incorporation and limitations prescribed by law, the Board of Directors is expressly authorized to adopt resolutions to issue the shares, to fix the number of shares and to change the number of shares constituting any series, and to provide for or change the voting powers, designations, preferences and relative, participating, optional or other special rights, qualifications, limitations or restrictions thereof, including dividend rights (including whether dividends are cumulative), dividend rates, terms of redemption (including sinking fund provisions), redemption prices, conversion rights and liquidation preferences of the shares constituting any class or series of Cotelligent preferred stock, in each case without any further action or vote by the stockholders.

One of the effects of undesignated Preferred Stock may be to enable the Cotelligent Board of Directors to render more difficult or to discourage an attempt to obtain control of Cotelligent by means of a tender offer, proxy contest, merger or otherwise, and thereby to protect the continuity of Cotelligent’s management. The issuance of shares of Cotelligent’s preferred stock pursuant to the Board of Directors’ authority described above may adversely affect the rights of the holders of Cotelligent common stock. For example, preferred stock issued by Cotelligent may rank prior to Cotelligent common stock as to dividend rights, liquidation preference or both, may have full or limited voting rights and may be convertible into shares of Cotelligent common stock. Accordingly, the issuance of shares of Cotelligent preferred stock may discourage bids for the Cotelligent common stock or may otherwise adversely affect the market price of the Cotelligent common stock.

Stockholder Rights Plan

On September 9, 1997, the Board of Directors of Cotelligent created one preferred share purchase right for each outstanding share of Cotelligent common stock and issued such rights to Cotelligent’s stockholders of record at the close of business on September 24, 1997. Each right entitles the registered holder to purchase from one one-ten thousandth of a share of series A junior participating preferred stock, par value $0.01 per share, or a combination of securities and assets of equivalent value, at a purchase price of $90.00 per one one-ten thousandth of a share, subject to adjustment. The description and terms of the rights are fully set forth in a rights agreement between Cotelligent and BankBoston, N.A., as rights agent.

Until the “distribution date,” (a) the rights are not exercisable, will be evidenced by the Cotelligent common stock certificates and will be transferable with and only with those certificates, (b) Cotelligent common stock certificates issued after September 24, 1997 contain a legend incorporating the rights agreement by reference, and (c) the surrender for transfer of any certificates for Cotelligent common stock outstanding will also constitute the transfer of the rights associated with the Cotelligent common stock represented by such certificate.

The rights will separate from the Cotelligent common stock and a “distribution date” will occur upon the earlier of (i) ten days following a public announcement that a person or group of affiliated or associated persons has become an “acquiring person” by acquiring or obtaining the right to acquire beneficial ownership of 20% or more of the outstanding shares of Cotelligent common stock (the date of the announcement being the “Stock Acquisition Date”), or (ii) the close of business on such date as may be determined by Cotelligent’s Board of Directors, but not more than 65 days following the commencement of a tender offer or exchange offer that would result in a person or a group becoming an acquiring person.

As soon as practicable after the distribution date, rights certificates will be mailed to holders of record of Cotelligent common stock as of the close of business on the distribution date and thereafter the separate rights certificates alone will represent the rights. Only shares of Cotelligent common stock issued after September 24, 1997 and before the distribution date will be issued with rights.

The rights will expire at the close of business on September 24, 2007, unless earlier redeemed by Cotelligent as described below.

If at any time from and after the time a person becomes an acquiring person, (i) Cotelligent is the surviving corporation in a merger with an acquiring person and Cotelligent common stock remains outstanding, (ii) a person becomes an acquiring person (except pursuant to a tender or exchange offer for all outstanding shares of Cotelligent common stock at a price and on terms that the Cotelligent Board of Directors determines to be fair to and otherwise in the best interests of Cotelligent and its stockholders (a “Permitted Offer”)), (iii) an acquiring person engages in one or more self-dealing transactions as set forth in the rights agreement, or (iv) during such time as there is an acquiring person an event occurs that results in such acquiring person’s ownership interest being increased by more than 1% (for example, a reverse stock split), each holder of a right will thereafter have the right to receive, upon exercise, shares of Cotelligent common stock (or, in certain circumstances, cash, property or other securities of Cotelligent) having a value equal to two times the exercise price of the right. In lieu of requiring payment of the purchase price upon exercise of the rights following such event, Cotelligent may permit the holders to surrender the rights, in which case they will be entitled to receive Cotelligent common stock (and other property, as the case may be) with a value of 50% of what could be purchased by payment of the full purchase price. In any event, all rights that are, or in certain circumstances were, beneficially owned by or transferred to any acquiring person (or certain related parties) will be null and void. However, the rights will not be exercisable in these circumstances until the rights are no longer redeemable by Cotelligent as described below.

For example, if a person becomes an acquiring person and the exercise price of a right remains at $90, each right not owned by an acquiring person or by certain related persons would entitle its holder to purchase $180 worth of Cotelligent common stock (or other consideration, as noted above) for $100. Assuming that the Cotelligent common stock had a current market price of $22.50 per share at such time, the holder of each valid right would be entitled to purchase eight shares of Cotelligent common stock for $90. Alternatively, Cotelligent could permit the holder to surrender each right in exchange for stock or cash equivalent to four Cotelligent common shares (with a value of $90) without the payment of any consideration other than the surrender of the right.

If at any time from and after the time a person becomes an acquiring person, (i) Cotelligent is acquired in a merger or other business combination transaction (other than certain mergers that follow a Permitted Offer), or (ii) 50% or more of Cotelligent’s assets or earning power is sold or transferred, each holder of a right (except rights that previously have been voided as set forth above) shall thereafter have the right to receive, upon exercise, a number of shares of common stock of the acquiring company having a value equal to two times the exercise price of the right. Again, provision is made to permit surrender of the rights in exchange for one-half of the value otherwise purchasable.

The Purchase Price payable, and the number of one one-ten thousandths of a share of series A junior participating preferred stock or other securities or property issuable, upon exercise of the rights are subject to adjustment to prevent dilution (i) in the event of a stock dividend on, or a subdivision, combination or reclassification of, the series A junior participating preferred stock, (ii) if holders of the series A junior participating preferred stock are granted certain rights or warrants to subscribe for series A junior participating preferred stock or convertible securities at less than the current market price of the series A junior participating preferred stock, or (iii) upon the distribution to holders of the series A junior participating preferred stock of evidences of indebtedness or assets (excluding regular quarterly cash dividends) or of subscription rights or warrants (other than those referred to above).

Cotelligent may redeem all but not some of the rights at a price of $.01 per right at any time prior to the close of business on the tenth day after a person becomes an acquiring person. When the rights are redeemed, they will immediately terminate and will evidence only the right to receive the $.01 redemption price.

Other than certain provisions relating to the principal economic terms of the rights, any of the provisions of the rights agreement may be amended by the Board of Directors of Cotelligent before the distribution date. After the distribution date, the provisions of the rights agreement may be amended by the Board only in order to cure any ambiguity, or to make changes which do not materially adversely affect the interests of holders of rights (excluding the interests of any acquiring person), or to shorten or lengthen any time period under the rights agreement; however, no amendment to adjust the time period governing redemption may be made at any time when the rights have ceased to be redeemable. Under certain circumstances set forth in the rights agreements, amendments will require the concurrence of the continuing directors.

Although the rights are not intended to prevent a takeover of Cotelligent at a full and fair price, they have certain anti-takeover effects. They are designed to deter an attempt to acquire Cotelligent in a manner which seeks to deprive Cotelligent’s stockholders of the full and fair value of their investment and may deter attempts by significant stockholders to take advantage of Cotelligent and its stockholders through certain self-dealing transactions. The rights may cause substantial dilution to a person or group that acquires or attempts to acquire Cotelligent without the rights being redeemed. Therefore, the rights should encourage any potential acquiror to seek to negotiate with the Cotelligent Board of Directors. Unless the approval is first obtained from the Cotelligent Board or, in limited circumstances, the stockholders of Cotelligent, the rights may deter transactions, including tender offers, which the majority of Cotelligent stockholders may believe are beneficial to them.

DESCRIPTION OF WARRANTS

We issued warrants to purchase up to 5,339,803 shares of our Common Stock at an exercise price of $0.25 per share to the shareholders of OnSite Media, Inc., in connection with our acquisition of OnSite. Each former OnSite shareholder received a warrant to purchase a number of shares of our Common Stock equal to the product of (a) the number of shares of OnSite common stock owned by such shareholder, multiplied by (b) a preset ratio. Thus, the number of shares issuable upon exercise of each former OnSite shareholder’s warrant bears a direct relation to the number of shares of OnSite common stock formerly owned by such shareholder. The following description is a summary of the material provisions of the warrant. We urge you to read the warrant because it defines your rights as a holder of the warrants.

General

Each warrant, when exercised, will entitle the holder the right to purchase shares of our Common Stock at an exercise price of $0.25 per share, subject to adjustment. The number of warrant shares is subject to adjustment in the cases referred to below. The warrants are exercisable immediately upon issuance and unless exercised, the warrants will automatically expire March 2, 2006. The warrants may be transferred, in whole or in part, by the holder.

The warrants may be exercised, in whole or in part, by surrendering the warrant, with the accompanying exercise agreement, together with payment of the exercise price by certified check or wire transfer. Upon surrender of the warrant and payment of the exercise price, we will deliver or cause to be delivered, to or upon the written order of the holder, stock certificates representing the number of whole warrant shares to which the holder is entitled. If the warrant is exercised only in part, we will deliver to holder a new warrant representing the right to purchase the number of shares of Common Stock with respect to which the warrant was not exercised. Holders of warrants will be able to exercise their warrants only if a registration statement relating to the warrant shares underlying the warrants is then in effect, or the exercise of their warrants is exempt from the registration requirements of the Securities Act, and the securities are qualified for sale or exempt from qualification under securities laws of the states in which the various holders of warrants or other persons to whom it is proposed that warrant shares be issued on exercise of the warrants reside.

No fractional warrant shares will be issued upon exercise of the warrants. We will pay to the holder of the warrant at the time of exercise an amount in cash equal to the fair market price per share of one share of Common Stock at the time of such exercise multiplied by such fraction computed to the nearest whole cent.

The issuance of shares upon exercise of the warrant will be made without charge to the warrant holder for any issuance tax, provided that we will not be required to pay any tax payable in connection with the issuance of a stock certificate in a name other than the name of the warrant holder.

The holders of the warrants no right to vote on matters submitted to our stockholders or other rights as our stockholders.

Adjustments

The number of warrant shares purchasable upon exercise of warrants will be subject to adjustment in circumstances occurring after the issue date including the following:

•	the payment by us of dividends and other distributions on our Common stock in shares of our Common Stock or otherwise; and

•	stock split, reverse stock split and reclassifications of our Common Stock.

In the case of our consolidation or merger, or the sale of all or substantially all of our assets of to another corporation, each warrant will thereafter be exercisable for the right to receive the kind and amount of shares of stock or property to which the holder would have been entitled as a result of the consolidation, merger or sale had the warrants been exercised immediately prior to the transaction.

Reservation of Shares

We have authorized and reserved for issuance and, while the warrants are exercisable will reserve and keep available the number of shares of our Common Stock as will be issuable upon the exercise of all outstanding warrants.

Governing Law

The warrants will be construed and enforced in accordance with, and the rights of the warrant holders will be governed by Delaware law.

Transfer Agent

The transfer agent and registrar for Cotelligent’s common stock is EquiServe Trust Company, N.A., Boston, MA. Cotelligent’s common stock is quoted on the OTC Bulletin Board under the symbol “CGZT.OB.”

FEDERAL TAX CONSEQUENCES

Purchasers of shares of our Common Stock will receive no tax benefit from their ownership other than those normally incurred pursuant to long-term/short-term capital gains and losses upon the sale of shares. Under the Jobs and Growth Tax Relief Reconciliation Act of 2003, the maximum tax rate on most types of long-term capital gain is reduced from 20% to 15%. The rates return to normal for taxable years beginning after December 31, 2008.

Common stock that is beneficially owned by any individual United States holder, at the time of death will be included in the individual’s gross estate for United States federal estate tax purposes. The individual’s gross estate might also include the value of common stock which is held indirectly by the individual through one or more domestic or foreign entities.

Dividends on common stock paid to a United States holder are not subject to backup withholding tax. The maximum tax rate on dividends was generally reduced from 38.6% to 15% under the Jobs and Growth Relief Reconciliation Act of 2003. This change in the law is effective for tax years beginning after December 31, 2002. The 15% rate continues through 2008 and drops to zero for 2008. The rates return to normal for taxable years beginning after December 31, 2008.

United States holders should consult with their own tax advisors to determine the effect of federal, state, and local tax laws with regard to the purchase, ownership and disposition of shares of common stock.

PLAN OF DISTRIBUTION

The selling holders, their pledgees, donees, transferees or other successors in interest, may from time to time sell the Warrants and shares of our Common Stock directly to purchasers or indirectly to or through underwriters, broker-dealers or agents. The selling holders may sell all or part of their shares in one or more transactions at fixed prices, varying prices, prices at or related to the then-current market price or at negotiated prices. The selling holders will determine the specific offering price of the Warrants and shares from time to time that, at that time, may be higher or lower than the market price of our Common Stock quoted on the OTC Bulletin Board.

The selling holders and any underwriters, broker-dealers or agents participating in the distribution of the Warrants or shares of our Common Stock may be deemed to be “underwriters” within the meaning of the Securities Act of 1933, and any profit from the sale of such shares by the selling holders and any compensation received by any underwriter, broker-dealer or agent may be deemed to be underwriting discounts under the Securities Act. The selling holders may agree to indemnify any underwriter, broker-dealer or agent that participates in transactions involving sales of the Warrants or shares against certain liabilities, including liabilities arising under the Securities Act.

Because selling holders may be deemed to be “underwriters” within the meaning of the Securities Act, the selling holders will be subject to the prospectus delivery requirements of the Securities Act. We have informed the selling holders that the anti-manipulative provisions of Regulation M promulgated under the Exchange Act may apply to their sales in the market. With certain exceptions, Regulation M precludes the selling holders, any affiliated purchasers, and any broker-dealer or other person who participates in such distribution from bidding for or purchasing, or attempting to induce any person to bid for or purchase any security which is the subject of the distribution until the entire distribution is complete. Regulation M also prohibits any bids or purchases made in order to stabilize the price of a security in connection with the distribution of that security.

The method by which the selling holders, or their pledgees, donees, transferees or other successors in interest, may offer and sell their Warrants or shares may include, but are not limited to, the following:

•	sales on the over-the-counter market, or other securities exchange on which the Common Stock is listed at the time of sale, at prices and terms then prevailing or at prices related to the then-current market price;

•	sales in privately negotiated transactions;

•	sales for their own account pursuant to this prospectus;

•	through the writing of options, whether such options are listed on an options exchange or otherwise through the settlement of short sales;

•	cross or block trades in which broker-dealers will attempt to sell the shares as agent, but may position and resell a portion of the block as a principal in order to facilitate the transaction;

•	purchases by broker-dealers who then resell the shares for their own account;

•	brokerage transactions in which a broker solicits purchasers;

•	any combination of these methods of sale; and

•	any other method permitted pursuant to applicable law.

Any Warrants or shares of Common Stock covered by this prospectus that qualify for sale under Rule 144 or Rule 144A of the Securities Act may be sold under Rule 144 or Rule 144A rather than under this prospectus. The Warrants and shares of our Common Stock may be sold in some states only through registered or licensed brokers or dealers. In addition, in some states, the Warrants and shares of our Common Stock may not be sold unless they have been registered or qualified for sale or the sale is entitled to an exemption from registration.

The selling holders may enter into hedging transactions with broker-dealers or other financial institutions. In connection with such transactions, broker-dealers or other financial institutions may engage in short sales of our securities in the course of hedging the positions they assume with selling holders. The selling holders may also enter into options or other transactions with broker-dealers or other financial institutions which require the delivery to such broker-dealer or other financial institution of the securities offered hereby, which shares such broker-dealer or other financial institution may resell pursuant to this prospectus (as supplemented or amended to reflect such transaction).

To the extent required by a particular offering, we will set forth in a prospectus supplement or, if appropriate, a post-effective amendment, the terms of such offering, including among other things, the number of Warrants or shares of Common Stock to be sold, the public offering price, the names of any underwriters, dealers or agents and any applicable commissions or discounts. In addition, upon being notified by a selling holder that a donee or pledgee intends to sell more than 500 shares, a supplement to this prospectus will be filed.

To our knowledge, there are currently no plans, arrangements or understandings between any selling holder and any underwriter, broker-dealer or agent regarding the sale of shares of our Common Stock by the selling holders.

The selling holders will pay all fees, discounts and brokerage commissions in connection with any sales, including any fees to finders. We will pay all expenses of preparing and reproducing this prospectus, including expenses or compliance with state securities laws and filing fees with the SEC.

Under applicable rules and regulations under Regulation M under the Exchange Act, any person engaged in the distribution of securities may not simultaneously engage in market making activities, subject to certain exceptions, with respect to the securities for a specified period set forth in Regulation M prior to the commencement of such distribution and until its completion. In addition and with limiting the foregoing, the selling holders will be subject to the applicable provisions of the Securities Act and the Exchange Act and the rules and regulations thereunder, including, without limitation, Regulation M, which provisions may limit the timing of purchases and sales of the securities by selling holders. The foregoing may affect the marketability of the securities offered hereby.

Each selling holder may be deemed to be an “underwriter” as such term is defined in the Securities Act, and any commissions paid or discounts or concessions allowed to any such person and any profits received on resale of the securities offered hereby may be deemed to be underwriting compensation under the Securities Act.

Our Common Stock is quoted on the OTC Bulletin Board under the symbol “CGZT.OB.”

There can be no assurance that any selling holders will sell any or all of the Warrants or shares of Common Stock pursuant to this prospectus. In addition, any such securities covered by this prospectus that qualify for sale pursuant to Rule 144 of the Securities Act may be sold under Rule 144 rather than pursuant to this prospectus.

LEGAL MATTERS

The validity of the shares of our Common Stock will be passed upon for us by Locke Liddell & Sapp LLP, Houston, Texas.

EXPERTS

The consolidated financial statements of Cotelligent as of December 31, 2004 and 2003, and for the each of the years in the three-year period ended December 31, 2004, are included in this registration statement in reliance upon the report of Rowbotham and Company LLP, independent registered public accounting firm, and upon the authority of said firm as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

We have filed with the Securities and Exchange Commission a registration statement on Form S-1 under the Securities Act with respect to the common stock offered by this prospectus. When used in this prospectus, the term “registration statement” includes amendments to the registration statement as well as the exhibits, schedules, financial statements and notes filed as part of the registration statement. This prospectus, which constitutes a part of the registration statement, does not contain all of the information in the registration statement. This prospectus omits information contained in the registration statement as permitted by the rules and regulations of the Securities and Exchange Commission. For further information with respect to us and the common stock offered by this prospectus, reference is made to the registration statement. Statements herein concerning the contents of any contract or other document are not necessarily complete and in each instance reference is made to the copy of such contract or other document filed with the Securities and Exchange Commission as an exhibit to the registration statement, each such statement being qualified by and subject to such reference in all respects. With respect to each such document filed with the Securities and Exchange Commission as an exhibit to the registration statement, reference is made to the exhibit for a more complete description of the matter involved.

We are subject to the informational requirements of the Securities Exchange Act of 1934, as amended, and in accordance with such laws, will file reports and other information with the Securities and Exchange Commission. Reports, registration statements, proxy statements, and other information filed by us with the Securities and Exchange Commission can be inspected and copied at the public reference facilities maintained by the Securities and Exchange Commission at 450 Fifth Street, N.W., Washington, D.C. 20549. Copies of such material can be obtained at prescribed rates from the Public Reference Section of the Securities and Exchange Commission, 450 Fifth Street, N.W., Washington, D.C. 20549. Information regarding the operation of the public reference facilities may be obtained by calling 1 800 SEC 0330. The Securities and Exchange Commission maintains a World Wide Web site that contains reports, proxy and information statements and other information regarding registrants that file electronically with the Securities and Exchange Commission. The address of the site is http://www.sec.gov.

Item 1. Financial Statements

CONDENSED CONSOLIDATED BALANCE SHEETS

(In thousands, except share data)

(Unaudited)

	September 30, 2005	December 31, 2004
ASSETS
Current assets:
Cash and cash equivalents	$151	$526
Refundable income taxes	13	16
Accounts receivable, including unbilled accounts of $0 and $2, net of allowance for doubtful accounts of $53 and $60, and $119 and $590 pledged as collateral security, respectively	66	530
Prepaid expenses and other current assets	150	133
Current assets of discontinued operations held for sale	—	160

Total current assets	380	1,365
Property and equipment, net	243	259
Goodwill	2,592	2,592
Other intangibles, net of $223 and $118 of accumulated amortization	779	748
Other assets	180	239
Non-current assets of the discontinued operations held for sale	—	170

Total assets	$4,174	$5,373

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Secured borrowings	$38	$386
Accounts payable	506	247
Accrued compensation and related payroll liabilities	200	264
Restructuring liabilities	599	425
Other accrued liabilities	187	198
Current liabilities of the discontinued operations held for sale	—	898

Total current liabilities	1,530	2,418
Restructuring liabilities, net of current portion	—	268
Lease deposit on sublet property	—	13
Income taxes payable	—	69

Total liabilities	1,530	2,768

Commitments and contingencies	—	—

Stockholders’ equity:
Preferred Stock, $0.01 par value; 500,000 shares authorized, no shares issued or outstanding	—	—
Common Stock, $0.01 par value; 100,000,000 shares authorized, 28,868,229 and 24,984,792 shares issued, respectively	289	250
Additional paid-in capital	82,785	82,801
Accumulated deficit	(80,317)	(79,946)
Treasury stock	(113)	(500)

Total stockholders’ equity	2,644	2,605

Total liabilities and stockholders’ equity	$4,174	$5,373

See accompanying notes to the condensed consolidated financial statements.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(In thousands, except share data)

(Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2005	2004	2005	2004
Revenues	$379	$254	$1,243	$564
Cost of services	225	114	570	253

Gross profit	154	140	673	311
Selling, general and administrative expenses	1,035	642	2,279	1,422

Operating loss	(881)	(502)	(1,606)	(1,111)
Other income (expense):
Interest expense	(14)	—	(34)	—
Interest income	1	2	2	89
Other	115	—	141	—

Total other income (expense)	102	2	109	89

Loss from continuing operations before income taxes	(779)	(500)	(1,497)	(1,022)
Income tax expense (benefit)	(5)	(6)	(72)	(2)

Loss from continuing operations	(774)	(494)	(1,425)	(1,020)

Discontinued operations:
Operating income (loss) from discontinued operations, net of income tax expense of $0, $0, $0, $0	485	(545)	(466)	(2,460)
Gain on sale of discontinued operations, net of income tax expense of $0, $0, $0, $0	1,520	—	1,520	—

Income (loss) from discontinued operations	2,005	(545)	1,054	(2,460)

Net income (loss)	$1,231	$(1,039)	$(371)	$(3,480)

Earnings per share:
Basic and diluted—
Loss from continuing operations	$(0.03)	$(0.02)	$(0.05)	$(0.05)
Income (loss) from discontinued operations	0.07	$(0.02)	$0.04	$(0.11)

Net income (loss)	$0.04	$(0.04)	$(0.01)	$(0.16)

Weighted average number of shares outstanding:
Basic and diluted	28,556,208	24,111,621	27,319,695	21,734,044

See accompanying notes to condensed consolidated financial statements.

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(In thousands)

(Unaudited)

	Nine Months Ended September 30,
	2005	2004
Cash flows from operating activities:
Net loss	$(371)	$(3,480)
Adjustments to reconcile net loss from operations to net cash provided by (used in) operating activities:
Depreciation and amortization of property and equipment	86	180
Amortization of identifiable intangible assets	105	—
Restricted shares issued in connection with director compensation	17	—
Gain on sale of discontinued operation	(1,520)	—
Gain on sale of investment in common stock	(141)	—
Provision for doubtful accounts	(11)	(11)
Changes in current assets and liabilities:
Accounts receivable	472	411
Prepaid expenses and other current assets	133	135
Accounts payable and accrued liabilities	(94)	(1,540)
Deferred revenue	(600)	(39)
Income taxes, net	(66)	85
Other assets	—	(44)

Net cash used in operating activities	(1,990)	(4,303)

Cash flows from investing activities:
Payments received on note from acquirer of previously sold business	—	200
Proceeds on sale of discontinued operation, net of selling expenses of $732 and $0	1,568	—
Proceeds on sale of investment in common stock	124	—
Purchases of property and equipment	(70)	(278)
Cash paid for purchase of business	(66)	(605)

Net cash provided by (used in) investing activities	1,556	(683)

Cash flows from financing activities:
Repayments of secured borrowings, net	(348)	—
Cost of issuing of Common Stock and warrants	(13)	(195)
Net proceeds from issuance of Common Stock and warrants	420	—

Net cash provided by (used in) financing activities	59	(195)

Net decrease in cash and cash equivalents	(375)	(5,181)
Cash and cash equivalents at beginning of period	526	5,688

Cash and cash equivalents at end of period	$151	$507

See accompanying notes to condensed consolidated financial statements.

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(In thousands, except share data)

(Unaudited)

	Nine Months Ended September 30,
	2005	2004
Supplemental disclosures of cash flow information:
Interest paid	$34	$—
Income taxes paid (refunded)	$6	$(2)
Significant non-cash financing and investing activities:
Repayment of officer notes receivable with severance and bonus compensation	$—	$364
Revaluation of note receivable from stockholder	$—	$403

Detail of acquisition:
Cash	$—	$(36)
Accounts receivable	—	(50)
Prepaid expenses and other current assets	—	(2)
Property and equipment	—	(3)
Other assets	—	(5)
Goodwill	—	(2,592)
Other intangibles	(136)	(866)
Accounts payable	—	106
Accrued compensation	—	50
Other accrued liabilities	—	91
Common stock issued to sellers of acquired business	40	1,815
Warrants issued to sellers of acquired business	—	676
Consideration due sellers of acquired business	30	—
Cash paid in prior period	—	175

Cash paid in current period	(66)	(641)
Cash acquired in acquisition	—	36

Cash used for purchase of business	$(66)	$(605)

See accompanying notes to condensed consolidated financial statements.

COTELLIGENT, INC.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

(Dollar amounts in thousands)

Note 1—Summary of Significant Accounting Policies and Practices

Description of Business

Cotelligent, Inc. (“Cotelligent” or the “Company”), a Delaware corporation, provides narrowcasting services which include digital technologies and production services for video content, distribution, scripting and playback on digital display channels. The Company also provides software consulting services to businesses with complex information technology (“IT”) operations, but as discussed below, this business component is classified as a part of the Company’s discontinued operations.

In 2004, the Company was organized into two reportable segments, IT services and narrowcasting (which became effective with the acquisition of OnSite Media, Inc. on March 2, 2004). Prior to December 31, 2004, the Company entered into a plan to divest its IT services segment. Accordingly, the accompanying consolidated financial statements and related footnotes have been prepared to present as discontinued operations the Company’s IT services segment for all periods presented.

These financial statements include the accounts of Cotelligent, Inc. and its subsidiaries. The results of acquisitions have been included in the Company’s results from its acquisition date.

Liquidity

The Company has had operating losses and negative operating cash flows for the past several fiscal periods. This has been due to declining demand for IT services and solutions and investments the Company has made in Watchit Media, Inc., its new narrowcasting business. As a result, the Company is exposed to certain risks which include the availability of financing, the retention of and dependence on key individuals, the effects of intense competition, the ability to develop and successfully market new product and service offerings, and the ability to streamline operations and increase revenues. While the Company is now focused on executing a growth strategy in the narrowcasting market, there can be no assurance the Company will be profitable in the future.

During the past and in 2005, management has taken action in response to the continued softness in IT services in order to preserve cash, including but not limited to significant reductions in headcount, outsourcing certain administrative functions, changing benefit plan insurance carriers, relocating the headquarters office resulting in lower lease obligations, acquiring a business in an industry with more near term growth prospects than IT services, securing a line of credit agreement against its accounts receivable and announcing the plan to divest its IT services segment. Between February 1, 2005 and April 27, 2005, the Company entered into Stock and Warrant Purchase Agreements with certain accredited investors pursuant to which the Company sold shares of Common Stock and warrants to purchase additional shares of Common Stock resulting in a cash infusion to the Company of approximately $420. In addition, on July 15, 2005 the Company sold its remaining IT services business to FastTech Integrated Solutions LLC, an affiliate of Beverly Hills, California-based private equity firm Skyview Capital, LLC, resulting in cash of approximately $2,300. Management has carefully forecasted its results of operations and financial position through September 30, 2006, and has determined that the remaining cash on hand, together with cash available from the line of credit, proceeds from the sales of Common Stock to accredited investors, proceeds from the sale of the IT services segment, will provide adequate cash to fund its anticipated working capital needs. In the event circumstances arise that are not factored into the forecast, management will take further action to streamline operations and seek financing alternatives.

Basis of Presentation

The accompanying interim financial statements do not include all disclosures included in the financial statements in Cotelligent’s Annual Report on Form 10-K for the year ended December 31, 2004, and therefore these financial statements should be read in conjunction with the financial statements included in Cotelligent’s Form 10-K.

COTELLIGENT, INC.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(Dollar amounts in thousands)

In the opinion of management, the interim financial statements filed as part of this Quarterly Report on Form 10-Q, reflect all adjustments necessary for a fair presentation of the financial position, results of operations and cash flows for the interim periods and dates presented.

Stock-Based Compensation

The Company has adopted the interim disclosure provisions of SFAS No. 148, “Accounting for Stock-Based Compensation-Transition and Disclosure.” Related interim disclosures are as follows.

The Company measures compensation expense for its employee stock-based compensation awards using the intrinsic value method and provides pro forma disclosures of net loss and loss per share as if a fair value method had been applied. Therefore, compensation cost for employee stock awards is measured as the excess, if any, of the fair value of our common stock at the grant date or re-measurement date over the amount an employee must pay to acquire the stock and is amortized over the related service periods using the straight-line method. Compensation expense previously recorded for unvested employee stock-based compensation awards that are forfeited upon employee termination is reversed in the period of forfeiture.

The following table compares net loss and loss per share as reported, to the pro forma amounts that would be reported had compensation expense been recognized for our stock-based compensation plans in accordance with the fair value recognition provisions of SFAS No. 123, “Accounting for Stock-Based Compensation”.

	Three Months Ended September 30,		Nine Months Ended September 30,
	2005	2004	2005	2004
Net income (loss), as reported	$1,231	$(1,039)	$(371)	$(3,480)
Deduct: Stock-based compensation expense determined under fair value based method for awards net of related tax expense, if applicable	18	5	59	165

Pro forma net loss	$1,213	$(1,044)	$(430)	$(3,645)

Income (loss) per share, as reported:
Basic and diluted	$0.04	$(0.04)	$(0.01)	$(0.16)

Pro forma income (loss) per share:
Basic and diluted	$0.04	$(0.04)	$(0.02)	$(0.17)

On December 16, 2004, the Financial Accounting Standards Board issued Statement No. 123 (revised 2004), Share-Based Payment (FAS 123R), which replaces FAS 123 and supercedes APB 25, Securities and Exchange Commission (“SEC”) registrants were originally required to adopt FAS 123R’s provisions at the beginning of this first interim period after June 15, 2005. On April 14, 2005, the SEC announced the registrants could delay adoption of FAS 123R’s provisions until the beginning of their next fiscal year. We currently expect to adopt FAS123R on January 1, 2006, which will require us to measure the cost of employee services received in exchange for an award of equity instruments, such as stock options, based on the fair value of an award on the grant date. This cost must be recognized in the statement of operations over the vesting period of the award.

Reclassifications

Certain reclassifications have been made in the prior year’s financial statements to conform to the presentation in the current period.

COTELLIGENT, INC.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(Dollar amounts in thousands)

Note 2—Changes in Stockholders’ Equity

	Common Stock		Additional Paid-In Capital	Accum. Deficit	Treasury Stock		Total Stockholders’ Equity
	Shares	Amount			Shares	Amount
Balance at December 31, 2004	24,984,792	$250	$82,801	$(79,946)	644,600	$(500)	$2,605
Issuance of Common Stock in connection with private placement	3,550,000	35	168	—	—	—	203
Issuance of Warrants in connection with private placement	—	—	217	—	—	—	217
Cost of registering and issuing securities in connection with private placement	—	—	(57)	—	—	—	(57)
Issuance of Common Stock from treasury stock	—	—	(387)	—	(500,000)	387	—
Issuance of Common Stock in connection with acquisition of business	202,667	3	27	—	—	—	30
Issuance of Common Stock in connection with director compensation	130,770	1	16	—	—	—	17
Net loss	—	—	—	(371)	—	—	(371)

Balance at September 30, 2005	28,868,229	$289	$82,785	$(80,317)	144,600	$(113)	$2,644

Note 3—Acquisitions

Onsite Media, Inc.

Cotelligent acquired OnSite Media, Inc, a Nevada corporation, on March 2, 2004. In the acquisition, OnSite was merged with and into Watchit Media USA, Inc. a wholly owned subsidiary of Cotelligent, or “Watchit”. OnSite was a ten year old company that developed enabling digital technologies and production services aimed at providing complete solutions for video content creation, distribution, scripting and playback for companies with digital display channels and networks. OnSite historically provided this software and service offerings to the hospitality and gambling industries. This is called narrowcasting.

Narrowcasting technology presents dynamic, compelling motion media that influences the actions of captive audiences. Promotional messages for hotel in-room channels, presenting commercial messages to casino entertainment facilities and outdoor signage had been the primary business of OnSite. In addition, OnSite developed a unique Internet media creation software application which we believe will give the newly formed Watchit a competitive advantage. Cotelligent intends to leverage its marketing expertise, resources and infrastructure to enhance Watchit’s current services, launch new proprietary television programs, add greater value to current client relationships, add clients in the hospitality market, and expand to new markets.

The Company believes the convergence of Internet, wireless and video media will soon become a major part of the technology landscape. The Company believes Cotelligent’s infrastructure, experience in developing wireless and Internet business applications and its system integration expertise are an excellent fit with the rapidly evolving narrowcasting market.

COTELLIGENT, INC.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(Dollar amounts in thousands)

The aggregate consideration paid for the acquisition was $3,307 (10,679,608 shares of the Company’s Common Stock issued at fair value of $1,815 and based on the average closing price of the Company’s Common Stock for a few days prior to and after the signing of the definitive agreement and related public announcement to purchase the business on November 25, 2003, warrants to purchase 5,339,803 shares of the Company’s common stock value using the Black-Scholes with the following assumptions: (1) risk-free interest rate of 1.95%, (2) a dividend yield of 0%, (3) volatility factor of the expected market price of the Company’s Common Stock of 175%, and (4) a weighted average expected life of 2 years, that resulted in a valuation of $676, cash consideration of $505 and transaction costs of $501). Transaction costs of $501 include $195 paid for registration of securities in connection with the acquisition which were netted against the issuance of the shares. Liabilities assumed were approximately $247, and tangible assets acquired were approximately $96. The Company recognized total intangible assets of $3,458 resulting from the acquisition.

The Company has obtained an independent valuation for the aggregate consideration paid for the acquisition of OnSite as follows.

Total liabilities assumed	$(247)
Total tangible assets acquired	96
Identifiable intangible assets:
Software	73
Customer contracts	98
Archived content video library	695
Goodwill	2,592

Total aggregate consideration paid	3,307

The changes in carrying amounts of goodwill and other intangibles related to the acquisition of OnSite for the nine months ended September 30, 2005 were as follows.

	Goodwill	Other Intangibles
Balance at December 31, 2004	$2,592	$748
Amortization expense	—	(105)

Balance at September 30, 2005	$2,592	$643

The Company has ascribed useful lives to the identifiable intangible assets that range from 2 to 20 years.

Immediately following the close of the transaction, with the issuance of 10,679,608 shares of Cotelligent Common Stock, the former OnSite stockholders owned 43% of the total shares of Cotelligent Common Stock then outstanding.

California Visitors Network

Watchit Media, Inc. acquired California Visitors Network on September 15, 2005. California Visitors Network, a California based narrowcaster, presents point of interest television programming with embedded advertising to hotels. Pursuant to the Asset Purchase Agreement, dated September 15, 2005, at closing Watchit paid $50 in cash to the seller and issued 246,667 unregistered chares of Cotelligent’s common stock having a fair market value of $40. In addition, the Asset Purchase Agreement requires Watchit to deliver an additional $30 in cash six months after the date of acquisition. The Company incurred $16 of expenses in connection with the acquisition.

COTELLIGENT, INC.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(Dollar amounts in thousands)

Subsequent to September 15, 2005, the Company reduced the number of unregistered shares issued in connection with the acquisition of California Visitors Network by 44,000 in order to satisfy obligations of the predecessor owner.

Because the acquisition was completed on September 15, 2005, the Company has not been able to complete a valuation of the net assets acquired. The Company intends to obtain a valuation of the net assets in the near term from which it may derive an allocation between identifiable assets and goodwill. At September 30, 2005 the Company included the total investment in California Visitors Network of $136 in other intangibles.

The results of acquired businesses were included in the Company’s results of operations from the respective acquisition dates.

In accordance with SFAS No. 141, “Business Combinations,” the following unaudited pro forma information for the three and nine months ended September 30, 2005 and 2004, gives effect to the acquisitions of OnSite Media, Inc., and California Visitors Network as if the acquisitions were completed as of the beginning of the periods reported below.

	(Unaudited)
	Three Months Ended September 30,		Nine Months Ended September 30,
	2005	2004	2005	2004
Pro forma revenues	$394	$269	$1,288	$818

Pro forma loss from continuing operations before income taxes	$(770)	$(491)	$(1,470)	$(900)

Pro forma loss from continuing operations	$(765)	$(485)	$(1,398)	$(901)

Pro forma loss per share, basic and diluted	$(0.03)	$(0.02)	$(0.05)	$(0.04)

Note 4—Restructuring Programs

In September 2001, as part of the Company’s efforts to streamline its operations commensurate with its revenue base, the Company identified opportunities to reduce its cost structure. Accordingly, the Company adopted an exit plan which resulted in a restructuring charge of $2,436 during the year ended December 31, 2001. The September 2001 plan included provisions for severance of approximately 145 management and operating staff ($1,034) as well as closure costs associated with a plan to consolidate or dispose of certain locations ($1,402). The September 2001 plan did not meet the requirements in order to accrue employee severance costs as of a commitment date, and these severance costs that did not provide a future benefit were charged to operations when due and payable. Only the obligations for one facility closure remained payable at December 31, 2004.

In August 2003, as part of the Company’s efforts to streamline its operations commensurate with its revenue base, the Company identified opportunities to reduce its cost structure by reducing headcount. The Company terminated approximately 33 management and operating staff between August 2003 and December 2003 and recorded a restructuring charge related to the severance and extended medical coverage (“COBRA”) benefits provided to the terminated employees of $2,531. Only the COBRA benefits remained payable at December 31, 2004.

In October of 2004, as part of the Company’s efforts to streamline its operations commensurate with its revenue base, the Company identified additional opportunities to reduce its cost structure and decided to close its

COTELLIGENT, INC.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(Dollar amounts in thousands)

software development operation in southern California. Accordingly, the Company adopted an exit plan which resulted in a reduction of approximately 14 management and operating staff ($93) as well as closure costs associated with a plan to dispose of the southern California location ($24). The Company accounted for the plan in line with SFAS No. 146, “Accounting for Costs Associated with Exit or Disposal Activities”.

The following summarizes the activity and balances for these restructuring programs for the nine months ended September 30, 2005.

	September 2001	August 2003	October 2004		Total
	Facilities Closure	Severance & Benefits	Severance	Facilities Closure
Balance at December 31, 2004	$616	$9	$44	$24	$693
Spending, net of sublease receipts on facilities	(28)	(9)	(33)	(24)	(94)

Balance at September 30, 2005	$588	$—	$11	$—	$599

Note 5—Discontinued Operations

Prior to December 31, 2004, the Company entered into a plan to divest its IT services segment. The following financial data reflects the total assets and total liabilities of the discontinued operations as of September 30, 2005 and December 31, 2004 and summary of operating results for the three and nine months ended September 30, 2005 and 2004.

Assets and Liabilities of Discontinued Operations:

	September 30, 2005	December 31, 2004
Assets
Prepaid expenses and other	$—	$160

Total current assets of discontinued operations held for sale	—	160

Property and equipment, net of accumulated depreciation of $0 and $156	—	170

Total non-current assets of discontinued operations held for sale	—	170

Total assets of discontinued operations held for sale	—	330

Liabilities
Accounts payable	—	36
Accrued compensation	—	262
Deferred revenue	—	600

Total current liabilities of discontinued operations	—	898

Net liabilities of discontinued operations held for sale	$—	$568

COTELLIGENT, INC.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(Dollar amounts in thousands)

Summary of Operating Income (Loss) from Discontinued Operations:

	Three Months Ended September 30,		Nine Months Ended September 30,
	2005	2004	2005	2004
Revenues	$730	$1,571	$2,664	$5,339
Cost of services	60	892	1,044	2,937

Gross profit	670	679	1,620	2,402
Selling, general and administrative expenses	185	1,282	2,086	4,920
Restructuring benefit	—	(58)	—	(58)

Operating income (loss)	485	(545)	(466)	(2,460)
Total other income	—	—	—	—

Income (loss) from operations before income taxes	485	(545)	(466)	(2,460)
Income tax expense	—	—	—	—

Income (loss) from operations	485	(545)	(466)	(2,460)
Gain on sale of discontinued operations	1,520	—	1,520	—

Income (loss) from discontinued operations	$2,005	$(545)	$1,054	$(2,460)

On July 13, 2005, the Company’s stockholders approved the sale of the IT services business located at Broomall, Pennsylvania, the remaining component of the discontinued operations, pursuant to an Asset Purchase Agreement, dated as of April 1, 2005, as amended on June 27, 2005 (the “Asset Purchase Agreement”) by and among the Company and certain of its subsidiaries and FastTech Integrated Solutions, LLC, an affiliate of Beverly Hills, California-based private equity firm Skyview Capital, LLC. The sale was completed July 15, 2005. Under terms of the Asset Purchase Agreement, aggregate consideration for the business included: cash at closing of $2,300, subject to closing date adjustments and an earn-out of up to $1,450 if certain future revenue targets are attained over the three years following completion of the sale.

Note 6—Weighted Average Number of Shares Outstanding

There were no reconciling items between the numerator and denominator used to compute basic and diluted loss per share for the periods presented in the condensed consolidated statements of operations. The Company had outstanding stock options, and warrants of 12,691,511 and 7,683,291 at September 30, 2005 and 2004 respectively, that were not included in EPS for those relevant periods because the Company reported a loss from continuing operations resulting in an antidilutive effect.

Note 7—Segment Information

Prior to March 2, 2004, Cotelligent was organized into one reportable segment, IT services. Effective with the acquisition of OnSite Media, Inc. on March 2, 2004, the Company became organized into the following two reportable segments, to align internal management with current service offerings:

IT services. IT software and consulting services to businesses with complex IT operations in addition to maintenance, support and hosting on software products it has licensed.

Narrowcasting. Creative media development, private venue video programming, installation and integration of Internet protocol (IP) digital technology, presenting video content, distribution, scripting and playback via Broadband to private video networks.

COTELLIGENT, INC.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(Dollar amounts in thousands)

Prior to December 31, 2004, the Company committed to a plan to discontinue its IT services segment. Accordingly, these accompanying consolidated financial statements have been prepared on a discontinued operations basis effectively reporting the Narrowcasting segment as continuing operations (see accompanying condensed consolidated statements of operations), and the IT services segment as discontinued operations (see Note 5).

Note 8—Lawsuit

In June 2005, Advance at Branchburg, LLC (“Advance”) filed a lawsuit against the Company in the Superior Court of New Jersey, Law Division, Somerset County. The lawsuit arises out of a commercial lease agreement between Advance as landlord and Cotelligent as tenant. Specifically, Advance alleges that Cotelligent breached the lease agreement by failing to make base and additional rent payments for the months of March 2005 to the present. Advance seeks payment of all amounts allegedly due under the lease, including base rent, late charges, interest and attorneys’ fees and costs. Advance also seeks “loss of bargain” damages, consisting of all rent due through the end of the lease term, reduced to present value using an interest rate of 6% per annum. The lawsuit does not specify the specific amount of damages sought. Advance initially obtained an entry of default against the Company but the default was vacated in September 2005 by Advance’s consent. The Company then filed an answer to Advance’s complaint, along with a counterclaim for the return of its security deposit. At September 30, 2005, the Company has accrued $588 related to the lease obligation, which is classified as part of restructuring liabilities. The accrual covers obligations for base and additional rent and late charges, offset by estimated potential rent from the sublet of the facility. In addition, the Company maintains a $180 security deposit with Advance in connection with the lease, classified as part of other long term assets.

Note 9—Subsequent Event

On October 7, 2005, the Company’s Board of Directors approved the issuance of 2,275,000 fully vested stock options under the Company’s 2000 Long-Term Incentive Plan to five senior and executive managers of the Company. Total stock options outstanding after the October 7, 2005 grant were 6,075,000.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors and Stockholders

Cotelligent, Inc.:

We have audited the accompanying consolidated balance sheets of Cotelligent, Inc. and subsidiaries as of December 31, 2004 and 2003, and the related consolidated statements of operations, stockholders’ equity, and cash flows for each of the three years in the period ended December 31, 2004. These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement. The Company has determined that it is not required to have, nor were we engaged to perform, an audit of its internal controls over financial reporting. Our audits included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the consolidated financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Cotelligent, Inc. and subsidiaries as of December 31, 2004 and 2003, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 2004, in conformity with United States generally accepted accounting principles.

/s/ Rowbotham and Company LLP

San Francisco, California

April 14, 2005

CONSOLIDATED BALANCE SHEETS

(In thousands, except share and per share data)

	December 31, 2004	December 31, 2003
ASSETS

Current assets:
Cash and cash equivalents	$526	$5,688
Refundable income taxes	16	85
Accounts receivable, including unbilled accounts of $2 and $-, net of allowance for doubtful accounts of $60 and $-, and $590 and $- pledged as collateral security, respectively	530	—
Notes receivable from officer and stockholder, net of valuation allowance of $- and $796, respectively	—	—
Current portion of note receivable from acquirer of previously sold business	—	200
Prepaid expenses and other current assets	133	358
Current assets of discontinued operations held for sale	160	1,496

Total current assets	1,365	7,827
Property and equipment, net	259	—
Goodwill	2,592	—
Other intangibles, net of $118 of accumulated amortization	748	—
Investment in marketable security	—	—
Equity investment in alliance partner	—	—
Other assets	239	207
Non current assets of the discontinued operations held for sale	170	329

Total assets	$5,373	$8,363

LIABILITIES AND STOCKHOLDERS’ EQUITY

Current liabilities:
Secured borrowings	$386	$—
Accounts payable	247	—
Accrued compensation and related payroll liabilities	264	—
Restructuring liabilities	425	289
Other accrued liabilities	198	84
Current liabilities of the discontinued operations held for sale	898	2,887

Total current liabilities	2,418	3,260
Restructuring liabilities, net of current portion	268	520
Lease deposits on sublet properties	13	31
Income taxes payable	69	69

Total liabilities	2,768	3,880

Commitments and contingencies	—	—

Stockholders’ equity:
Preferred Stock, $0.01 par value; 500,000 shares authorized, no shares issued or outstanding	—	—
Common Stock, $0.01 par value; 100,000,000 shares authorized, 24,984,792 and 14,076,613 shares issued, respectively	250	141
Additional paid-in capital	82,801	80,583
Accumulated deficit	(79,946)	(75,741)
Treasury stock	(500)	(500)

Total stockholders’ equity	2,605	4,483

Total liabilities and stockholders’ equity	$5,373	$8,363

See accompanying notes to the consolidated financial statements.

CONSOLIDATED STATEMENTS OF OPERATIONS

(In thousands, except share and per share data)

	For the Year Ended December 31,
	2004	2003	2002
Revenues	$862	$—	$—
Cost of revenues	364	—	—

Gross profit	498	—	—
Selling, general and administrative expenses	1,953	—	—
Restructuring charge	(67)	—	—

Operating loss	(1,388)	—	—
Other income (expense):
Interest expense	(9)	(35)	(112)
Interest income	91	294	295
Other	—	(1,608)	(1,967)

Total other income (expense)	82	(1,349)	(1,784)

Loss from continuing operations before income tax benefit	(1,306)	(1,349)	(1,784)
Income tax benefit	28	—	—

Loss from continuing operations	(1,278)	(1,349)	(1,784)
Loss from discontinued operations, net of income tax benefit of $-, $2,509, and $7,493	(2,927)	(11,001)	(6,939)

Net loss	$(4,205)	$(12,350)	$(8,723)

Earnings per share:
Basic and diluted-
Loss from continuing operations	$(0.06)	$(0.10)	$(0.13)
Loss from discontinued operations	(0.13)	(0.83)	(0.53)

Net loss	$(0.19)	$(0.93)	$(0.66)

Basic and diluted weighted average number of shares outstanding	22,351,924	13,324,217	13,201,532

See accompanying notes to the consolidated financial statements.

CONSOLIDATED STATEMENTS OF STOCKHOLDERS’ EQUITY

(In thousands, except share and per share data)

	Common Stock		Additional Paid-In Capital
	Shares	Amount
Balance, December 31, 2001 (notes 13 and 19)	13,822,915	$138	$80,486
Issuance of Common Stock, net of costs	31,197	1	3
Return of shares issued in connection with earn-out to sellers of acquired business	(100,000)	(1)	(39)
Net loss	—	—	—

Balance, December 31, 2002	13,754,112	138	80,450
Issuance of Common Stock, net of costs	322,501	3	59
Change in terms of stock options granted	—	—	74
Net loss	—	—	—

Balance, December 31, 2003	14,076,613	141	80,583
Issuance of Common Stock in connection with purchase of business	10,679,608	107	1,708
Issuance of Warrants in connection with purchase of business	—	—	676
Cost of registering and issuing securities in connection with purchase of business	—	—	(195)
Issuance of Common Stock in connection with director compensation	228,571	2	29
Net loss	—	—	—

Balance, December 31, 2004	24,984,792	$250	$82,801

	Accumulated Deficit	Treasury Stock		Total Stockholders’ Equity
		Shares	Amount
Balance, December 31, 2001 (notes 13 and 19)	$(54,668)	644,600	$(500)	$25,456
Issuance of Common Stock, net of costs	—	—	—	4
Return of shares issued in connection with earn-out to sellers of acquired business	—	—	—	(40)
Net loss	(8,723)	—	—	(8,723)

Balance, December 31, 2002	(63,391)	644,600	(500)	16,697
Issuance of Common Stock, net of costs	—	—	—	62
Change in terms of stock options granted	—	—	—	74
Net loss	(12,350)	—	—	(12,350)

Balance, December 31, 2003	(75,741)	644,600	(500)	4,483
Issuance of Common Stock in connection with purchase of business	—	—	—	1,815
Issuance of Warrants in connection with purchase of business	—	—	—	676
Cost of registering and issuing securities in connection with purchase of business	—	—	—	(195)
Issuance of Common Stock in connection with director compensation	—	—	—	31
Net loss	(4,205)	—	—	(4,205)

Balance, December 31, 2004	$(79,946)	644,600	$(500)	$2,605

See accompanying notes to the consolidated financial statements.

CONSOLIDATED STATEMENTS OF CASH FLOWS

(In thousands, except share and per share data)

	For the Year Ended December 31,
	2004	2003	2002
Cash flows from operating activities:
Net loss	$(4,205)	$(12,350)	$(8,723)
Adjustments to reconcile net loss to net cash provided by (used in) operating activities:
Depreciation and amortization of property and equipment	121	176	35
Impairment of long-lived assets	—	177	—
Amortization of identifiable intangible assets	118	—	—
Restricted shares issued in connection with director compensation	31	—	—
Compensation expense resulting from change in terms of stock options	—	74	—
Adjustment to valuation allowance for note receivable from stockholder	(100)	—	—
Equity loss from investment in alliance partner	—	335	512
Unrealized loss on investment in marketable security	—	1,273	1,457
Deferred income taxes, net	—	—	(7,493)
Provision for doubtful accounts	(2)	164	440
Loss on forgiveness of note receivable from acquirer of a previously sold business	—	303	—
Changes in current assets and liabilities:
Accounts receivable	768	989	3,005
Prepaid expenses and other current assets	143	(82)	280
Accounts payable and accrued liabilities	(1,617)	(2,371)	(1,661)
Deferred revenue	(129)	464	(627)
Income taxes, net	69	(2,437)	14,304
Other assets	13	69	82

Net cash provided by (used in) operating activities	(4,790)	(13,216)	1,611

Cash flows from investing activities:
Payments received on note from acquirer of previously sold business	200	1,080	816
Repayment of note receivable from stockholder	100	—	—
Purchases of property and equipment	(258)	—	(486)
Investment in marketable security	—	—	(3,000)
Cash paid for purchase of business	(605)	(191)	—
Dividend received from marketable security	—	270	—

Net cash provided by (used in) investing activities	(563)	1,159	(2,670)

Cash flows from financing activities:
Secured borrowings	386	—	—
Cost of issuing of Common Stock and warrants	(195)	—	—
Net proceeds from issuance of common stock	—	62	(36)

Net cash provided by financing activities	191	62	(36)

Net decrease in cash and cash equivalents	(5,162)	(11,995)	(1,095)
Cash and cash equivalents at beginning of period	5,688	17,683	18,778

Cash and cash equivalents at end of period	$526	$5,688	$17,683

See accompanying notes to the consolidated financial statements.

CONSOLIDATED STATEMENTS OF CASH FLOWS (continued)

(In thousands, except share and per share data)

	For the Year Ended December 31,
	2004	2003	2002
Supplemental disclosures of cash flow information:
Interest paid	$9	$36	$102
Income taxes paid	$4	$2	$—
Income taxes refunded	$14	$53	$14,304
Significant non-cash financing and investing activities:
Return of shares previously issued in connection with earn-out to sellers of acquired business	$—	$—	$40
Services exchanged for preferred stock of third party	$—	$—	$2,100
Repayment of officer notes receivable with severance and bonus compensation	$364	$1,080	$—
Revaluation of note receivable from stockholder	$404	$—	$—
Deferred acquisition costs	$175	$—	$—

Detail of acquisition:
Cash	$(36)	$—	$—
Accounts receivable	(50)	—	—
Prepaid expenses and other current assets	(2)	—	—
Property and equipment	(3)	—	—
Other assets	(5)	—	—
Goodwill	(2,592)	—	—
Other intangibles	(866)	—	—
Accounts payable	106	—	—
Accrued compensation	50	—	—
Other accrued liabilities	91	—	—
Common stock issued to sellers of an acquired business	1,815	—	—
Warrants issued to sellers of an acquired business	676	—	—
Cash paid in 2003	175	—	—

Cash paid in 2004	(641)	—	—
Cash acquired in acquisition	36	—	—

Cash used for purchase of business	$(605)	$—	$—

See accompanying notes to consolidated financial statements.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(In thousands, except share and per share data)

Note 1—Summary of Significant Accounting Policies and Practices

Description of Business

Cotelligent, Inc. (“Cotelligent” or the “Company”), a Delaware corporation, provides narrowcasting services which include digital technologies and production services for video content, distribution, scripting and playback on digital display channels.

In 2004, the Company was organized into two reportable segments, IT services and narrowcasting (which became effective with the acquisition of OnSite Media, Inc. on March 2, 2004). Prior to December 31, 2004, the Company entered into a plan to divest its IT services segment. Accordingly, the accompanying consolidated financial statements and related footnotes have been prepared to present as discontinued operations the Company’s IT services segment for all periods presented.

These financial statements include the accounts of Cotelligent, Inc. and its subsidiaries. The results of OnSite Media, Inc. have been included in the Company’s results from its acquisition date.

Liquidity

The Company has had operating losses and negative operating cash flows for the past several fiscal periods. This has been due to declining demand for IT services and solutions and investments the Company has made in Watchit Media, Inc., its new narrowcasting business. As a result, the Company is exposed to certain risks which include the availability of financing, the retention of and dependence on key individuals, the effects of intense competition, the ability to develop and successfully market new product and service offerings, and the ability to streamline operations and increase revenues. While the Company is now focused on executing a growth strategy in the narrowcasting market, there can be no assurance the Company will be profitable in the future.

During the past and in 2004, management has taken action in response to the continued softness in IT services in order to preserve cash, including but not limited to significant reductions in headcount, outsourcing certain administrative functions, changing benefit plan insurance carriers, relocating the headquarters resulting in lower lease obligations, acquiring a business in an industry with more near term growth prospects than IT services, securing a line of credit agreement against its accounts receivable and announcing the plan to divest its IT services segment. On February 1, 2005, the Company entered into a Stock and Warrant Purchase Agreement with certain accredited investors pursuant to which the Company sold common stock and warrants resulting in a cash infusion to the Company. In addition, on April 1, 2005 the Company signed a definitive agreement with FastTrack, LLC, an affiliate of Beverly Hills, California private equity firm Skyview Capital, LLC for the sale of its remaining IT services business. Management has carefully forecasted its results of operations and financial position through December 31, 2005, and with has determined that the remaining cash on hand, together with cash available from the line of credit, proceeds from the sales of Common Stock to accredited investors, and proceeds from the sale of the IT services segment, will provide adequate cash to fund its anticipated working capital needs. In the event circumstances arise that are not factored into the forecast, management will take further action to streamline operations and to continue looking for financing alternatives.

Basis of Presentation

The accompanying consolidated financial statements and related notes to the consolidated financial statements include the accounts and results of Cotelligent, Inc. and its wholly-owned subsidiaries. All significant intercompany balances and transactions have been eliminated in consolidation. The accompanying consolidated financial statements have been prepared in accordance with United States generally accepted accounting principles.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(In thousands, except share and per share data)

Use of Estimates

The preparation of financial statements in conformity with United States generally accepted accounting principles requires management of the Company to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the consolidated financial statements and the reported amounts of revenue and expenses during the period. Significant items subject to estimation include the allowance for doubtful accounts, revenue recognition, restructuring liabilities, impairment charges and income taxes.

Cash Equivalents

The Company considers all highly liquid debt instruments purchased with an original maturity of three months or less to be cash equivalents.

Trade Accounts Receivable

Trade accounts receivable are recorded at the invoiced amount and do not bear interest. The allowance for doubtful accounts is the Company’s best estimate of the amount of probable credit losses in the Company’s existing accounts receivable. The Company determines the allowance based on historical write-off experience. The Company reviews its allowance for doubtful accounts monthly. Past due balances over 90 days and over a specified amount are reviewed individually for collectibility. All other balances are reviewed on a pooled basis. Account balances are charged off against the allowance after all means of collection have been exhausted and the potential for recovery is considered remote. The Company does not have any off-balance sheet credit exposure related to its customers.

Concentration of Credit Risk

Financial instruments that potentially subject the Company to concentrations of credit risk consist principally of trade accounts receivable, cash and cash equivalents. The Company’s cash and cash equivalent credit risk is managed by investing its cash in highly liquid debt instruments. Receivables arising from services provided to clients are not collateralized and accordingly, the Company performs ongoing credit evaluations of its clients to reduce the risk of loss and provides an allowance for potentially uncollectible accounts. In addition, the Company has a high concentration of its revenues and accounts receivable in a few clients.

At December 31, 2004, accounts receivable comprise balances due from both discontinued and continuing operations as accounts receivable are collateralized against a line of credit obligation of the continuing operation. The first and second largest customer receivable balances were 45% and 26% of total receivables, respectively, both of which related to the discontinued operations. These two receivable balances were the only accounts that exceeded 10% of total receivables.

At December 31, 2004, the first, second and third receivable balances of the continuing operations accounts receivable were 16%, 12% and 11%, respectively and represented 39% of total continuing operations receivables. For the year ended December 31, 2004, no individual client comprised more than 7% of total revenues on a continuing operations basis.

Deferred Acquisition Costs

The Company defers costs associated with potential acquisitions which typically include outside service costs (such as legal and accounting) directly attributable to a target acquisition and classifies such amounts in other current assets. When a target acquisition is acquired, the associated deferred acquisition costs are included

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(In thousands, except share and per share data)

in the purchase price of the acquisition. At the time the Company determines a potential acquisition will not be acquired, the associated deferred transaction costs are charged to selling, general and administrative expenses. At December 31, 2004 and 2003, deferred acquisition costs were $- and $175, respectively.

Software Development Costs

Costs incurred in the research and development of new software products and enhancements to existing software products are expensed as incurred until technological feasibility has been established. After technological feasibility is established, any additional costs are capitalized in accordance with SFAS No. 86, “Accounting for the Costs of Computer Software to Be Sold, Leased or otherwise Marketed.” Because the Company believes that its current process for developing software is essentially completed concurrently with the establishment of technological feasibility, no software development has been capitalized as of December 31, 2004 and 2003.

Property and Equipment

Property and equipment are stated at cost. Depreciation is provided over the estimated useful lives of the respective assets on a straight-line basis. Leasehold improvements are amortized over the shorter of the lease term or the estimated useful life of the respective assets.

Investments

Investments in other businesses where ownership is less than 20% are accounted for using the cost basis of accounting. Investments where ownership is between 20% and 50%, and where the Company has the ability to exercise significant influence, are accounted for using the equity method of accounting.

Investments in other businesses that meet the definition of a debt security under the provisions of SFAS No. 115, “Accounting for Certain Investments in Debt and Equity Securities” are classified as trading securities and reported at fair value, with unrealized gains and losses recorded in other income (expense) in the consolidated statements of operations.

Long-Lived Assets

The Company accounts for the impairment and disposition of long-lived assets in accordance with SFAS No. 144, “Accounting for the Impairment or Disposal of Long-Lived Assets.” Prior to the adoption of SFAS No. 144, the Company accounted for long-lived assets in accordance with SFAS No. 121, “Accounting for Impairment of Long-Lived Assets and for the Long-Lived Assets to Be Disposed Of.” In accordance with SFAS No. 144, long-lived assets to be held are reviewed for events or changes in circumstances, which indicate that their carrying value may not be recoverable. The Company periodically reviews the carrying amount of long-lived assets to determine whether or not impairment to such amount has occurred.

Fair Value of Financial Instruments

The Company’s financial instruments consist of cash and cash equivalents, marketable securities, refundable income taxes, short-term accounts receivable, accounts payable, accrued liabilities and income taxes payable for which current carrying amounts are equal to or approximate fair market value. The carrying value of secured borrowings approximates fair value, as interest is tied to or approximates market rates.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(In thousands, except share and per share data)

Revenue Recognition

The Company recognizes revenue for production services for video content, distribution, scripting and playback on digital display video channels and networks on a time and materials basis, when services are provided. Revenue pursuant to fixed-fee contracts are generally recognized as services are rendered on the percentage-of-completion method of accounting based on hours incurred to total estimated labor hours to complete. Revenue for maintenance, support and contract services on software products it licensed is recognized as the Company performs the services. Revenues earned for software license sales and service contracts are recorded based on the provisions of AICPA SOP 97-2, “Software Revenue Recognition,” as amended, which shares the basic criteria described above. For each element in a software arrangement (e.g. license, maintenance, and services), the amount of revenue recognized is based upon vendor specific objective evidence of fair value using the residual method. Revenues include reimbursable expenses charged to and collected from clients.

Cost of Revenues

Cost of revenues consists primarily of compensation and benefits of Cotelligent’s employees engaged in the delivery of narrowcasting services.

Income Taxes

The Company uses the asset and liability method of accounting for income taxes. Provision is made in the Company’s consolidated financial statements for current income taxes payable and deferred income taxes arising primarily from net operating loss carry-forwards and temporary differences. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be realized or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date. The Company records a valuation allowance to reduce deferred tax assets, when realization may not be likely.

Repurchase of Common Stock

The Company records the repurchase of Common Stock as a reduction of stockholders’ equity at cost. When shares of common stock are reissued, the Company uses a first-in, first-out method.

Stock-Based Compensation

The Company has adopted the disclosure provisions of SFAS No. 123, “Accounting for Stock-Based Compensation” as amended. As permitted by the provisions of SFAS No. 123, the Company continues to apply the provision of APB Opinion 25 and related interpretations in accounting for its employee stock option plans.

Accordingly, the Company measures compensation expense for its employee stock-based compensation awards using the intrinsic value method and provides pro forma disclosures of net income (loss) and earnings (loss) per share as if the fair value method had been applied. Therefore, compensation cost for employee’s stock awards is measured as the excess, if any, of the fair value of our common stock at the grant date or re-measurement date over the amount an employee must pay to acquire the stock and is amortized over the related service periods using the straight-line method. Compensation expense previously recorded for unvested employee stock-based compensation awards that are forfeited upon employee termination is reversed in the period of forfeiture.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(In thousands, except share and per share data)

The fair value of these options was estimated at the date of grant using a Black-Scholes option pricing (“Black-Scholes”) model with the following weighted average assumptions for the years ended December 31, 2004, 2003 and 2002, respectively: (1) risk-free interest rates of 2.59%, 1.94% and 3.787%, (2) a dividend yield of 0%, (3) volatility factors of the expected market price of the Company’s common stock of 143.5%, 186%, and 187%, and (4) a weighted average expected life of 1.59, 3.25 and 3.25 years. The weighted average fair values of options granted during the years ended December 31, 2004, 2003 and 2002 were $0.17, $0.24 and $0.38 per share, respectively. The Black-Scholes model was developed for use in estimating the fair value of traded options that have no vesting restriction and are fully transferable. In addition, option valuation models require the input of highly subjective assumptions, including the expected volatility of the Company’s Common Stock. For purposes of pro forma disclosure, the estimated fair value of options is amortized to expense over the options’ vesting period. If the Company had elected to recognize compensation expense for options granted during the years ended December 31, 2004, 2003 and 2002, based on the fair value as described in SFAS No. 123, net loss and earnings per share would have been changed to the pro forma amounts indicated below.

	For the Year Ended December 31,
	2004	2003	2002
Net loss as reported	$(4,205)	$(12,350)	$(8,723)
Add: Stock-based employee compensation expense included in net loss, net of tax	—	74	—
Deduct: total Stock-based employee compensation expense determined under fair value based method for all awards, net of tax	230	243	1,108

Pro forma net loss	$(4,435)	$(12,519)	$(9,831)

Loss per share, as reported:
Basic and diluted	$(0.19)	$(0.93)	$(0.66)

Pro forma loss per share:
Basic and diluted	$(0.20)	$(0.94)	$(0.74)

Earnings (Loss) Per Share

Basic earnings (loss) per share are calculated by dividing net income by the weighted average number of shares of Common Stock outstanding during the period. Diluted earnings per share include the impact of Common Stock options outstanding, when dilutive.

Discontinued Operations

Discontinued operations consist of the Company’s IT services business. The Company entered into a plan to divest of these operations prior to December 31, 2004. The operating results of these operations for all periods presented have been reflected in the accompanying consolidated financial statements as income (loss) from discontinued operations for all periods presented.

Restructuring Charges

In June 2002, FASB Statement No. 146, “Accounting for Costs Associated with Exit or Disposal Activities,” was issued. Statement No. 146 addresses financial accounting and reporting for costs associated with exit or disposal activities and nullifies EITF Issue No. 94-3, “Liability Recognition for Certain Employee Termination Benefits and Other Costs to Exit an Activity.” The provisions of Statement 146 were effective for exit or disposal activities initiated after December 31, 2002, with earlier application encouraged.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(In thousands, except share and per share data)

Comprehensive Loss

The Company has adopted the provisions of SFAS No. 130, “Comprehensive Income.” SFAS No. 130 establishes standards for reporting and display of comprehensive income and its components for general purpose financial statements. For all periods presented, there were no differences between net loss and comprehensive loss.

Note 2—Acquisition

Purchase of OnSite Media, Inc.

Cotelligent acquired OnSite Media, Inc, a Nevada corporation, on March 2, 2004. In the acquisition, OnSite was merged with and into Watchit Media USA, Inc. a wholly owned subsidiary of Cotelligent, or “Watchit”. OnSite was a ten year old company that developed enabling digital technologies and production services aimed at providing complete solutions for video content creation, distribution, scripting and playback for companies with digital display channels and networks. OnSite historically provided this software and service offerings to the hospitality and gambling industries. This is called narrowcasting.

Narrowcasting technology presents dynamic, compelling motion media that influences the actions of captive audiences. Promotional messages for hotel in-room channels, presenting commercial messages to casino entertainment facilities and outdoor signage had been the primary business of OnSite. In addition, OnSite developed a unique Internet media creation software application which we believe will give the newly formed Watchit a competitive advantage. Cotelligent intends to leverage its marketing expertise, resources and infrastructure to enhance Watchit’s current services, launch new proprietary television programs, add greater value to current client relationships, add clients in the hospitality market, and expand to new markets.

The Company believes the convergence of Internet, wireless and video media will soon become a major part of the technology landscape. We believe Cotelligent’s infrastructure, experience in developing wireless and Internet business applications and its system integration expertise are an excellent fit with the rapidly evolving narrowcasting market.

The aggregate consideration paid for the acquisition was $3,307 (10,679,608 shares of the Company’s Common Stock issued at fair value of $1,815 and based on the average closing price of the Company’s common stock for a few days prior to and after the signing of the definitive agreement and related public announcement to purchase the business on November 25, 2003, warrants to purchase 5,339,803 shares of the Company’s common stock value using the Black-Sholes with the following assumptions: (1) risk-free interest rate of 1.95%, (2) a dividend yield of 0%, (3) volatility factor of the expected market price of the Company’s Common Stock of 175%, and (4) a weighted average expected life of 2 years, that resulted in a valuation of $676, cash consideration of $510 and transaction costs of $501). Transaction costs of $501 include $195 paid for registration of securities in connection with the acquisition which were netted against the issuance of the shares. Liabilities assumed were approximately $247, and tangible assets acquired were approximately $96. The Company recognized total intangible assets of $3,458 resulting from the acquisition.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(In thousands, except share and per share data)

The Company has obtained an independent valuation for the aggregate consideration paid for the acquisition as follows.

Total liabilities assumed	$(247)
Total tangible assets acquired	96
Identifiable intangible assets:
Software	73
Customer contracts	98
Archived content video library	695
Goodwill	2,592

Total aggregate consideration paid	$3,307

The changes in carrying amounts of goodwill and other intangibles for the year ended December 31, 2004 were as follows.

	Goodwill	Other Intangibles
Balance, January 1, 2004	$—	$—
Acquired in 2004	2,592	866
Amortization expense	—	(118)

Balance, December 31, 2004	$2,592	$748

The Company has ascribed useful lives to the identifiable intangible assets that range from 2 to 20 years. In the year ended December 31, 2004 the Company recorded amortization on the identifiable intangible assets of $118.

Immediately following the close of the transaction, with the issuance of 10,679,608 shares of Cotelligent common stock, the former OnSite stockholders owned 43% of the total shares of Cotelligent common stock then outstanding.

The results of the acquired business were included in the Company’s results of operations from its acquisition date, March 2, 2004.

In accordance with SFAS No. 141, “Business Combinations,” the following unaudited pro forma information for the years ended December 31, 2004, 2003 and 2002, gives effect to the acquisition of OnSite Media, Inc., as if the acquisition was completed as of the beginning of the periods reported below.

	(Unaudited) Year Ended December 31,
	2004	2003	2002
Pro forma revenues	$1,101	$1,110	$875

Pro forma loss from continuing operations before income tax benefit	$(1,244)	$(1,531)	$(2,112)

Pro forma loss from continuing operations	$(1,219)	$(1,531)	$(2,112)

Pro forma loss per share:
Basic and diluted	$(0.04)	$(0.06)	$(0.09)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(In thousands, except share and per share data)

Note 3—Allowance for Doubtful Accounts

On a continuing operations basis, Cotelligent commenced recognition of revenue subsequent to the acquisition of OnSite Media, Inc., March 2, 2004. In addition, during the fourth quarter of 2004, Cotelligent, entered into a line of credit secured against the accounts receivable of both the discontinued and continuing operations, effectively restoring the allowance for doubtful accounts related to the discontinued operation.

Balance, December 31, 2001	$—
Provision for doubtful accounts	—
Recoveries	—
Write-offs	—

Balance, December 31, 2002	—
Provision for doubtful accounts	—
Recoveries	—
Write-offs	—

Balance, December 31, 2003	—
Provision for doubtful accounts	(7)
Reclassification of allowance from discontinued operations	67
Recoveries	—
Write-offs	—

Balance, December 31, 2004	$60

Note 4—Property and Equipment

Property and equipment was comprised of the following.

	Useful Lives (In Years)	December 31, 2004	December 31, 2003
Computer software and office equipment	3-5	$137	$—
Furniture and fixtures	5	50	—
Leasehold improvements	2	111	—

		298	—
Less accumulated depreciation and amortization		(39)	—

Property and equipment, net of accumulated depreciation and amortization		$259	$—

Depreciation and amortization expense included in selling, general and administrative expense, for the years ended December 31, 2004, 2003 and 2002, was $39, $- and $-, respectively.

Note 5—Investments

Investment in White Horse Interactive

On July 18, 2000, the Company paid $2,000 to acquire a 35% ownership interest in White Horse Interactive, an integrated media agency, which resulted in a difference between the cost of the investment and the amount of underlying equity in net assets totaling $1,300. The Company uses the equity method of accounting for this investment and recorded an equity loss of $-, $335, and $510 for the years ended December 31, 2004, 2003 and 2002, respectively.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(In thousands, except share and per share data)

During 2004, White Horse Interactive defaulted on a note payable to the predecessor owners of the business. The predecessor owners exercised their right to a return of the stock in the sole operating subsidiary of White Horse Interactive, which left the Company with an investment in a non-operating business. At December 31, 2004 and 2003, the net book value of the investment was zero.

Bluebook International Holding Company, Inc.

On August 19, 2002, the Company acquired 3,055,540 shares of Series C Convertible Redeemable Preferred Stock (“Series C”) of Bluebook International Holding Company, Inc. (“Bluebook”), representing an approximately 9% ownership interest (assuming conversion of all outstanding preferred stock) in exchange for $1,000 in cash, conversion of a $500 bridge loan from Cotelligent to Bluebook, advanced earlier in the third quarter of 2002. In accordance with the purchase and development agreement, management of the Company expected Cotelligent to be a preferred provider of implementation services for Bluebook’s future software products.

Under the Series C purchase and development agreement, the Company contributed additional services and funded an additional $1,500 in cash, due upon Bluebook’s first sale of certain software associated with the purchase and development agreement in the fourth quarter of 2002. Upon payment of the additional $1,500 and delivery of the remaining services, the Company received an additional 2,261,164 shares of Series C, which increased the Company’s ownership interest in Bluebook to 15% (assuming conversion of all outstanding preferred stock, and assuming no further stock issuances on behalf of Bluebook).

The value of the Series C was initially recorded at $3,000, the amount of cash paid to Bluebook. The cost of the contributed services was recorded as research and development costs in the accompanying consolidated statements of operations.

Under the certificate of designation of the Series C stock, Bluebook is required, at the Company’s option, to either convert the Series C shares to common stock at any time or redeem the Series C shares for cash beginning four years and up through six years after the date of initial issuance.

The Series C meets the definition of a debt security under the provisions of SFAS No. 115, “Accounting for Certain Investments in Debt and Equity Securities.” In accordance with SFAS No. 115, the Company classified the Series C as a trading security and consequently reports the investment at fair value, with unrealized gains and losses recorded in other income (expense) in the consolidated statements of operations. Accordingly, the investment was reduced by $1,457 during the year ended December 31, 2002 and $1,273 during the year ended December 31, 2003 due to the decrease in fair value since the acquisition date.

During the year ended December 31, 2002, the Company delivered and contributed software development services to Bluebook, in connection with the investment and for which no revenue was recognized. Costs of $1,048 associated with this development project were recorded as research and development costs.

During the year ended December 31, 2003, the Company provided software development services to Bluebook for which no revenue was recognized. Payments of $270 were received from Bluebook for the delivery of such services during the year ended December 31, 2003 which were applied against and further reduced the carrying value of the investment. Costs of $230 associated with software development services during the year ended December 31, 2003 were recognized as research and development expense. At December 31, 2003, the book value of the investment in Bluebook was zero as a result of recognizing the decrease in fair value of the investment and the partial return of the investment.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(In thousands, except share and per share data)

During the year ended December 31, 2004, the Company converted the Series C stock to common stock, which included trading restrictions in line with the Series C purchase agreement. In 2004, Bluebook reverse split its common stock on a twenty to one basis, resulting in Cotelligent owning 265,835 shares of Bluebook common stock. At December 31, 2004, the book value of the investment in Bluebook was zero. Subsequent to December 31, 2004, the trading restriction on the Bluebook common stock was removed.

Note 6—Secured Borrowings

On October 8, 2004, the Company entered into a Contract of Sale Security Agreement, (as amended, the “Agreement”) with CAPCO Financial Company, a division of Greater Bay Bank N.A. (the “Lender”). Under the Agreement, the Company has agreed to sell to the Lender all of its accounts receivable existing as of the date of the Agreement or thereafter created during the term of the Agreement at a discount below face value. The Lender has reserved the sum of $1,000 for the purchase of the Company’s accounts receivable and these funds are available daily at the Company’s option, subject to the restriction that the maximum amount available to the Company may not exceed 80% of the accounts receivable that meet the Lender’s eligibility requirements. In addition, the Lender has full recourse against the Company. Funds advanced by the Lender to the Company under the Agreement are subject to a daily fee equal to the Lender’s prime rate plus 4%, 9.25% at December 31, 2004. The Company has granted the Lender a first priority security interest in all accounts, contract rights, chattel paper, documents, instruments and related general intangibles now owned or hereafter acquired and the proceeds thereof. Transactions under the Agreement are being accounted for as secured borrowings rather than a sale of assets pursuant to SFAS No. 140 “Accounting for Transfers and Servicing of Financial Assets and Extinguishment of Liabilities”. At December 31, 2004, the Company had $386 outstanding out of a total of $424 available for borrowing based on eligible accounts receivable at that time.

The Agreement has an initial term of one year. The Agreement includes customary covenants regarding events of default. Upon an event of default, the Lender may, among other things, declare any amounts outstanding under the Agreement immediately due and payable. At December 31, 2004, the Company was in compliance with the customary covenants.

Note 7—Other Accrued Liabilities

	December 31, 2004	December 31, 2003
Audit fee accrual	$75	$—
Other accrued liabilities	123	84

Total other current liabilities	$198	$84

Note 8—Restructuring Expense

September 2001

In September 2001, as part of the Company’s efforts to streamline its operations commensurate with its revenue base, the Company identified additional opportunities to reduce its cost structure. Accordingly, the Company adopted an exit plan which resulted in a restructuring charge of $2,436 during the year ended December 31, 2001. The September 2001 plan included provisions for severance of approximately 145 management and operating staff ($1,034) as well as closure costs associated with a plan to consolidate or dispose of certain locations ($1,402). The September 2001 plan did not meet the requirements of the EITF 94-3 “Liability Recognition for Certain Employee Termination Benefits and Other Costs to Exit an Activity (including Certain Costs Incurred in a Restructuring)”, and Staff Accounting Bulletin No. 100, “Restructuring and Impairment Charges”, in order to accrue costs as of a commitment date. Therefore, the September 2001 plan costs that did not provide a future benefit were charged to operations when due and payable.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(In thousands, except share and per share data)

October 2002

In the fourth quarter of 2002, the Company developed a new approach to marketing and delivering its service offerings and consequently, created a plan to reorganize and streamline the organization responsible for the delivery of the client services. This reorganization resulted in a headcount reduction of 27 people. Accordingly, the Company recognized $691 of termination benefits paid during the fourth quarter as a restructuring charge. At December 31, 2002, there was no remaining liability related to this restructuring program.

August 2003

In August 2003, as part of the Company’s efforts to streamline its operations commensurate with its revenue base, the Company identified opportunities to reduce its cost structure by reducing headcount. The Company terminated approximately 33 management and operating staff between August 2003 and December 2003 and recorded a restructuring charge related to the severance and extended medical coverage (“COBRA”) benefits provided to the terminated employees of $2,531. The Company paid all severance benefits prior to December 31, 2003. A former officer of the Company terminated as part of the restructuring plan, used severance benefits to re-pay $618 of notes receivable and accrued interest due the Company.

October 2004

In October of 2004, as part of the Company’s efforts to streamline its operations commensurate with its revenue base, the Company identified additional opportunities to reduce its cost structure and decided to close its software development operation in southern California. Accordingly, the Company adopted an exit plan which resulted in a reduction of approximately 14 management and operating staff ($93) as well as closure costs associated with a plan to dispose of the southern California location ($24). The Company accounted for the plan in line with SFAS No. 146, “Accounting for Costs Associated with Exit or Disposal Activities”,

The following table provides a reconciliation of the beginning and ending liability balances for each of the years in the three-year period ended December 31, 2004.

	September 2001	August 2003	October 2004		Total
	Facilities Closure	Severance & Benefits	Severance	Facilities Closure
Balance, December 31, 2001	$1,290	$—	$—	$—	$1,290
Spending	(368)	—	—	—	(368)

Balance, December 31, 2002	922	—	—	—	922
Restructuring charge	—	2,531	—	—	2,531
Severance payment withheld and applied to note receivable from officer	—	(618)	—	—	(618)
Spending	(123)	(1,864)	—	—	(1,987)
Adjustments	(39)	—	—	—	(39)

Balance, December 31, 2003	760	49	—	—	809

Restructuring charge	—	—	93	24	117
Spending	(85)	(32)	(49)	—	(166)
Adjustments	(59)	(8)	—	—	(67)

Balance at December 31, 2004	$616	$9	$44	$24	$693

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(In thousands, except share and per share data)

Note 9—Income Taxes

All of the Company’s pre-tax losses are derived from operations in the United States. The income tax provision (benefit) from continuing operations consists of the following.

	For the Year Ended December 31,
	2004	2003	2002
Current:
Federal	$—	$—	$—
State	(28)	—	—

Total current	(28)	—	—

Deferred:
Federal	—	—	—
State	—	—	—

Total deferred	—	—	—

Total income tax benefit	$(28)	$—	$—

Significant components of deferred tax assets and liabilities of the Company were as follows.

	December 31, 2004	December 31, 2003
Deferred tax assets:
Allowance for doubtful accounts	$21	$23
Allowance for officer notes	—	296
Restructuring liabilities	250	282
Accrued vacation	86	106
Accrued liabilities	216	279
Net operating loss carry-forwards	14,953	13,363
Investments	2,565	2,640
Depreciation and amortization	521	639
Other	992	1,006
Valuation allowance	(19,604)	(18,634)

Net deferred taxes	$—	$—

The net change in the valuation allowance for the years ended December 31, 2004, 2003 and 2002 was an increase (decrease) of $970, $5,512 and $(530).

The Company has fully reserved for all net deferred tax assets, including net operating losses, due to management’s uncertainty of their realizability. The Company will continue to assess the adequacy of and need for the valuation allowance and to the extent it is determined that such allowance is no longer required; the tax benefit of the remaining net deferred tax assets will be recognized in the future.

At December 31, 2004, the Company had available federal and state net operating loss (NOL) carry-forwards of approximately $41,250, which expire in the 2019 through 2024 tax years. Under Section 382 of the Internal Revenue Code of 1986, as amended, the use of prior losses, including NOLs, is limited if a corporation undergoes an “ownership change.” The acquisition of OnSite Media, Inc., together with future issuances of equity interests by the Company or the exercise of outstanding warrants or options to purchase the Company’s

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(In thousands, except share and per share data)

common stock, may result in an ownership change that is large enough for this limitation to apply. If the limitation applies, the Company may be unable to use a material portion of its available NOL carry-forwards to reduce future taxable income.

In the first quarter of 2002, Congress approved the Job Creation and Worker Assistance Act of 2002 (the Act) allowing net operating losses for the Company’s fiscal tax year ending March 31, 2002 to be carried back five years. In accordance with SFAS No. 109, the effect of this change in tax law was reflected in the December 31, 2002 financial statements as changes in tax law are reflected in the period of enactment.

The income tax benefit of $2,509 for the year ended December 31, 2003 resulted from the reversal of an accrual for income tax contingencies of $2,549, offset by state tax payments of $40. During the annual assessment of the tax provision in the fourth quarter of 2003, the Company identified additional net operating losses, available for carryback to the tax years that gave rise to the contingencies, which became available in 2003 to mitigate the exposure.

The Company’s effective income tax rate for its continuing operations varied from the U.S. federal statutory tax rate as follows.

	For the Year Ended December 31,
	2004	2003	2002
U.S. federal statutory rate	(34.0)%	(34.0)%	(34.0)%
State income taxes, net of federal benefit	(4.2)%	(3.1)%	(3.4)%
Non-deductible items	1.9%	—	—
Change in valuation allowance	48.8%	37.1%	37.4%
Other	(14.6)%	—	—

Effective tax rate	(2.1)%	0.0%	0.0%

During the year ended December 31, 2003, the Internal Revenue service commenced an audit of the tax returns and related tax refund claims for the Company’s two fiscal years ended March 31, 2001 and 2002. Management does not expect the examination to have a material adverse impact on the Company’s consolidated financial position, results of operations or cash flows.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(In thousands, except share and per share data)

Note 10—Discontinued Operations

Prior to December 31, 2004, the Company entered into a plan to divest its IT services segment. The following financial data reflects the total assets and total liabilities of the discontinued operations and summary of operating results for the years ended December 31, 2004, 2003 and 2002.

Assets and Liabilities of Discontinued Operations:

	December 31, 2004	December 31, 2003
Assets
Accounts receivable, net of allowance for doubtful accounts of $— and $62	$—	$1,246
Prepaid expenses and other	160	250

Total current assets of discontinued operations held for sale	160	1,496

Property and equipment, net of accumulated depreciation of $156 and $118	170	289
Other assets	—	40

Total non-current assets of discontinued operations held for sale	170	329

Total assets of discontinued operations held for sale	330	1,825

Liabilities
Accounts payable	36	616
Accrued compensation	262	984
Deferred revenue	600	711
Other current liabilities	—	576

Total current liabilities of discontinued operations	898	2,887

Net liabilities of discontinued operations held for sale	$568	$1,062

Summary of Operating Loss from Discontinued Operations:

	For the Year Ended December 31,
	2004	2003	2002
Revenues	$6,684	$9,936	$16,956
Cost of revenues	3,582	6,543	10,507

Gross profit	3,102	3,393	6,449
Research and development costs	—	619	1,887
Selling, general and administrative expenses	5,912	13,682	18,818
Impairment of long-lived assets	—	177	—
Restructuring charge	117	2,531	691

Operating loss	(2,927)	(13,616)	(14,947)
Total other income	—	106	515

Loss from discontinued operations before income tax benefit	(2,927)	(13,510)	(14,432)
Income tax benefit	—	2,509	7,493

Net loss from discontinued operations	$(2,927)	$(11,001)	$(6,939)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(In thousands, except share and per share data)

Note 11—Lease Commitments

The Company leases various office spaces and certain equipment under noncancellable lease agreements which expire at various dates. Future minimum rental payments under such leases at December 31, 2004 for the Company’s continuing operations are as follows.

Operating Leases
2005	$965
2006	790
2007	193

Total minimum lease payments	1,948
Less: Sublease payments	(280)

Net minimum lease payments	$1,668

Rental expense under these leases for the years ended December 31, 2004, 2003 and 2002, was $175, $ - and $ -, respectively. The net minimum lease payments at December 31, 2004 include lease obligations, net of projected sublease income, that were previously accrued in restructuring liabilities.

Note 12—Employee Benefit Plans

Long-term Incentive Plan

The Company maintains the 1998 Long-Term Incentive Plan (the “1998 Plan”) and the 2000 Long-Term Incentive Plan (the “2000 Plan”). The 1998 Plan was adopted as a replacement to the Company’s 1995 Long-Term Incentive Plan (the “1995 Plan”). No further awards may be granted under the 1995 Plan, although awards granted prior to the adoption of the 1998 Plan remain outstanding under the 1995 Plan in accordance with their terms. The 2000 Plan is similar to the 1998 Plan, except that (i) awards under the 2000 Plan are to be made primarily to employees who are not officers or directors, (ii) the 2000 Plan does not contain a limit as to the number of shares that may be subject to outstanding awards granted either individually or in the aggregate (whereas the 1998 Plan contains 750,000 per individual annual limit, and aggregate limit of 18% of total outstanding shares), and (iii) incentive stock options (ISOs) cannot be granted under the 2000 Plan. Of the non-qualified options granted to date, a majority are generally exercisable beginning one year from the date of the grant in cumulative yearly amounts of 25% to 33% of the shares under option and all expire ten years from the date of the grant. Under the provisions of the plans, stock-based awards are granted at terms and prices determined by the Compensation Committee of the Board of Directors as defined in each plan, except for grants of 10,000 stock options or less, which are administered by the Chief Executive Officer of the Company.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(In thousands, except share and per share data)

A summary of option transactions is described in the table below. All options granted in the periods below are non-qualified and were granted with exercise prices no less than the fair market value of the underlying stock on the date of the grant.

	Number of Shares	Weighted Average Exercise Price
Outstanding at December 31, 2001	5,080,454	$0.35
Granted	458,900	$0.42
Exercised	—	—
Cancelled	(1,183,429)	$0.87

Outstanding at December 31, 2002	4,355,925	$0.33
Granted	256,050	$0.27
Exercised	(322,501)	$0.19
Cancelled	(1,781,160)	$0.35

Outstanding at December 31, 2003	2,508,314	$0.32
Granted	1,859,166	$0.17
Exercised	—	—
Cancelled	(967,801)	$0.25

Outstanding at December 31, 2004	3,399,679	$0.26

The following table summarizes information concerning outstanding and exercisable options at December 31, 2004.

Range of Exercise Price	Number of Options Outstanding	Weighted Average Remaining Contractual Life	Weighted Average Exercise Price	Number of Options Exercisable	Weighted Average Exercise Price
$0.13-$ 0.25	3,234,874	8.06	$0.19	2,139,241	$0.20
$0.26-$ 4.94	163,305	6.52	$1.39	163,305	$1.39
$4.95-$17.81	1,500	3.46	$17.81	1,500	$17.81

$0.13-$17.81	3,399,679	7.98	$0.26	2,304,046	$0.29

Exercisable options at December 31, 2004, 2003 and 2002 were 2,304,046, 1,993,078 and 1,930,700, and weighted average exercise prices of these options were $0.29, $0.33, and $0.39, respectively.

Employee Stock Purchase Plan

The Company’s Employee Stock Purchase Plan (the “ESPP”) allowed eligible employees to purchase shares of the Company’s Common Stock at a price equal to 85% of the lower of the closing market price on the first or last trading day of the ESPP’s quarter. A total of 950,000 shares of Common Stock have been reserved for issuance under the ESPP. During the years ended December 31, 2004, 2003, and 2002, employees purchased zero, zero, and 30,734 shares of Common Stock for aggregate proceeds to the Company of $ -, $ -, and $2, respectively.

On February 1, 2002, the Company terminated the Employee Stock Purchase Plan (ESPP) as the number of employees in the Company had decreased significantly over the prior two fiscal years, and the administrative costs of the plan were out of line with the remaining number of active participants.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(In thousands, except share and per share data)

401(k) Plan

The Company sponsors the Cotelligent, Inc. 401(k) Retirement Saving Plan (the “401(k) Plan”) for the benefit of all employees upon date of hire. The 401(k) Plan is funded by employee payroll deductions and a matching program whereby the Company contributes 25% of an employee’s first 4% of salary deferral to the 401(k) Plan. Matching contributions vest over a four-year period. During the years ended December 31, 2003 and 2002, the Company used forfeited matching funds available in the 401(k) trust account to fund current year matching obligations. The Company ceased the matching program on September 30, 2003, when forfeited matching funds were no longer available in the 401(k) trust account in order to streamline operating expenses going forward.

Leveraged Stock Purchase Plan

In 1999, the stockholders approved the Cotelligent, Inc. 1999 Leveraged Stock Purchase Plan (the “LSPP”) which authorized the purchase of shares of Common Stock by eligible employees who are selected by the Compensation Committee of the Board of Directors (the “Committee”) to participate in the LSPP on terms and conditions determined by the Committee.

On March 29, 2005, the Company’s Board of Directors decided to unwind the sale of shares of the Company’s Common Stock that were issued pursuant to a Stock Purchase Agreement entered into in connection with the LSPP, and which shares of Common Stock remained outstanding in 2004, on the basis that the receipt by the Company of a promissory note as the sole consideration for the shares of Common Stock acquired did not constitute the consideration required by Section 152 of the Delaware General Corporation Law for the shares of Common Stock to be validly issued, fully paid and nonassessable shares of Common Stock of the Company. Accordingly, the Company gave retroactive accounting treatment for the return of all Common Stock issued under the LSPP and cancellation of associated notes receivable to December 31, 2001. The net effect of this adjustment on total stockholders’ equity, which included an adjustment to the par value of common stock ($17), additional paid-in-capital ($6,176) and notes receivable from stockholders ($6,193), was zero.

Historically, the Company had treated awards under the Company’s LSPP for accounting purposes as variable awards because the Company could not determine the ultimate purchase price of the shares at the issuance date. For variable awards, the Company estimated total compensation cost for each period from the issuance date to the final measurement date based on the quoted market price of the Company’s stock at the end of each period. No compensation expense has been reported during the periods presented for the LSPP awards. Consequently, these shares were equivalent to stock options for purposes of calculating earnings (loss) per share.

Note 13—Stockholders’ Equity

Preferred Stock

The Company has authorized 500,000 shares of one class of $0.01 par value Preferred Stock. The Board of Directors has authority, without further vote or action by stockholders, to issue the shares, fix the number of shares and change the number of shares constituting any series, and to provide for or change the voting powers, designations, preferences and relative, participating, optional or other special rights, qualifications, limitations or restrictions thereof, including dividend rights (and whether dividends are cumulative), dividend rates, terms of redemption (including sinking fund provisions), a redemption price or prices, conversion rights and liquidation preferences of the shares constituting any class or series of the Preferred Stock. No Preferred Stock was outstanding at December 31, 2004 or 2003. The Company has no current plans to issue any shares of Preferred Stock.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(In thousands, except share and per share data)

Common Stock

The par value of Common Stock, balance at December 31, 2001, in the accompanying consolidated statements of stockholders’ equity was reduced by $17 to reflect retroactive accounting treatment for the return of all Common Stock issued under the LSPP and cancellation of associated notes receivable to December 31, 2001 (notes 12 and 19).

The Company has authorized 100,000,000 shares of one class of $0.01 par value Common Stock. The holders of Common Stock are entitled to one vote for each share on all matters voted upon by stockholders, including the election of the directors. At December 31, 2004 and 2003, there were 24,984,792 and 14,076,613 shares of Common Stock issued, respectively, after giving retroactive treatment for the return of 750,000 shares of Common Stock issued under the LSPP (notes 12 and 19). The Company repurchased 644,600 shares of its Common Stock during the year ended December 31, 2001; accordingly, at December 31, 2004 and 2003, there were 25,629,392 and 14,721,213 shares of common stock outstanding, respectively.

Warrants

During 2004, the Company issued warrants in connection with an acquisition. The following summarizes information concerning outstanding warrants at December 31, 2004.

Range of Exercise Price	Number of Warrants Outstanding	Weighted Average Remaining Contractual Life	Weighted Average Exercise Price	Number of Warrants Exercisable	Weighted Average Exercise Price
$0.25	5,339,803	1.17	$0.25	5,339,803	$0.25

Additional Paid-In-Capital

The additional paid-in-capital, balance at December 31, 2001, in the accompanying consolidated statements of stockholders’ equity was reduced by $6,176 to reflect retroactive accounting treatment for the return of all Common Stock issued under the LSPP and cancellation of associated notes receivable to December 31, 2001 (notes 12 and 19).

Notes Receivable From Stockholders

Beginning in 1999, the Company reported notes receivable from stockholders that resulted from the sale of shares of Common Stock under the LSPP. The balance of these notes receivable, at December 31, 2001, was reduced by $6,176 to zero to reflect retroactive accounting treatment for the return of all Common Stock issued under the LSPP and cancellation of associated notes receivable (notes 12 and 19).

Anti-takeover Provisions

The Company has a stockholder rights plan in effect (the “Rights Plan”). Under the terms of the Rights Plan, the holders of the Common Stock received one preferred share purchase right (each, a “Right”) as a dividend for each share of Common Stock held as of the close of business on September 24, 1997. Each Right entitles the holder to buy 1/10,000 of a share of Series A Junior Preferred Stock of the Company at an exercise price of $90.00. Further, each Right gives the holder the right to buy Common Stock of the Company having twice the value of the exercise price of the Rights if a person or group acquires beneficial ownership of 20% or more of the Common Stock or commences a tender or exchange offer that would result in such a person or group owning

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(In thousands, except share and per share data)

20% or more of the Common Stock. In addition, the Board of Directors of the Company is empowered to issue up to 500,000 shares of Preferred Stock, and to determine the price, rights, preferences and privileges of such shares, without any further stockholder action. The existence of the Rights Plan and this “blank check” preferred stock may have the effect of delaying, discouraging, inhibiting, preventing or rendering more difficult an attempt to obtain control of the Company by means of a tender offer, merger, proxy contest or otherwise. In addition, this “blank check” preferred stock, or any issuance thereof, may have an adverse effect on the market price of the Common Stock. The Company’s Certificate of Incorporation provides for a “staggered” Board of Directors, which may also have the effect of inhibiting a change of control of the Company and may have an adverse effect on the market price of the Common Stock.

Note 14—Earnings Per Share

There were no reconciling items between the numerator and denominator used to compute basic and diluted loss per share for the periods presented in the consolidated statements of operations. Potentially dilutive stock options, after applying the treasury stock method, to purchase 40,085, 689,026, and 2,038,631 shares of common stock were outstanding for the years ended December 31, 2004, 2003 and 2002, respectively, but were not included in EPS for those relevant periods because the Company reported a loss from continuing operations resulting in an antidilutive effect.

Note 15—Commitments and Contingencies

Employment Agreements

The executive officers have entered into employment agreements with the Company which contain provisions for compensation upon termination without cause or changes in control. Pursuant to such employment agreements, each such officer is eligible to earn bonus compensation payable out of a bonus pool determined by the Board of Directors or its Compensation Committee. Bonuses will be determined by measuring, among other objective and subjective measures, such officer’s performance and the Company’s performance against targets.

Legal Matters

The Company is involved in various legal matters in the normal course of business. In the opinion of management, these matters are not anticipated to have a material adverse effect on the consolidated financial position or results of operations or cash flows of the Company.

Note 16—Segment Information

Prior to March 2, 2004, Cotelligent was organized into one reportable segment, IT services. Effective with the acquisition of OnSite Media, Inc. on March 2, 2004, the Company became organized into the following two reportable segments, to align internal management with current service offerings:

IT services. IT software and consulting services to businesses with complex IT operations in addition to maintenance, support and hosting on software products it has licensed.

Narrowcasting. Creative media development, private venue video programming, installation and integration of Internet protocol (IP) digital technology presenting video content, distribution, scripting and playback via Broadband to private video networks.

Prior to December 31, 2004, the Company committed to a plan to discontinue its IT services segment. Accordingly, these accompanying consolidated financial statements have been prepared on a discontinued operations basis effectively reporting the Narrowcasting segment as continuing operations (see accompanying consolidated statements of operations), and the IT services segment as discontinued operations (see Note 10).

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(In thousands, except share and per share data)

Note 17—Quarterly Financial Data (Unaudited)

The following is quarterly data for the periods presented on the consolidated statement of operations.

	For the Year Ended December 31, 2004
	First Quarter	Second Quarter	Third Quarter	Fourth Quarter
Revenues	$77	$233	$255	$297
Gross profit	48	124	140	186
Loss from continuing operations	(153)	(314)	(496)	(315)
Loss from discontinued operations	(1,387)	(587)	(543)	(410)
Net loss	(1,540)	(901)	(1,039)	(725)
Earnings per share:
Basic and diluted –
Loss from continuing operations	$(0.01)	$(0.01)	$(0.02)	$(0.01)
Loss from discontinued operations	(0.08)	(0.03)	(0.02)	(0.02)

Net loss	$(0.09)	$(0.04)	$(0.04)	$(0.03)

Weighted average shares:
Basic and diluted	16,952,763	24,111,621	24,111,621	24,192,133

	For the Year Ended December 31, 2003
	First Quarter	Second Quarter	Third Quarter	Fourth Quarter
Revenues	$—	$—	$—	$—
Gross profit	—	—	—	—
Income (loss) from continuing operations	(993)	(475)	40	79
Income (loss) from discontinued operations	(2,661)	(3,729)	(4,614)	3
Net income (loss)	(3,654)	(4,204)	(4,574)	82
Earnings per share:
Basic –
Income (loss) from continuing operations	$(0.08)	$(0.04)	$—	$0.01
Income (loss) from discontinued operations	(0.20)	(0.28)	(0.34)	—

Net income (loss)	$(0.28)	$(0.32)	$(0.34)	$0.01

Diluted –
Income (loss) from continuing operations	$(0.08)	$(0.04)	$—	$0.01
Income (loss) from discontinued operations	(0.20)	(0.28)	(0.33)	—

Net income (loss)	$(0.28)	$(0.32)	$(0.33)	$0.01

Weighted average shares:
Basic	13,109,512	13,318,602	13,432,013	13,432,013

Diluted	13,109,512	13,318,602	14,047,577	13,667,095

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(In thousands, except share and per share data)

Note 18—Related Party Transactions

Notes Receivable from Officers and Stockholder

The Company had notes receivable due from certain Officers of the Company. At December 31, 2001, the notes included $683 due from the Chief Executive Officer to cover margin calls, $516 due from a former Chief Operating Officer for relocation assistance ($83) and to cover margin calls ($433), and $504 due from another former Chief Operating Officer to cover margin calls. The notes are unsecured except for the $504 in notes due from one former Officer of the Company, which are secured by the principal residence of that individual. The notes, although due on demand, were issued with original due dates in 2000 and 2001. The notes due from the Chief Executive Officer and the $516 of notes due from the former Chief Operating Officer were extended by a vote of the Compensation Committee of the Board of Directors on October 29, 2001, for three years to October 29, 2004. There were also acceleration payment terms on the unsecured notes should the Company’s stock reach certain sustained target values.

In 2000, the Company provided a valuation allowance against all the notes receivable related to the margin calls because the Company’s market price for its Common Stock has remained beneath levels that would result in repayment for an extended period of time. In addition, a valuation allowance was provided against a relocation loan upon extension of the due date of the loan.

During the year ended December 31, 2003, the Chief Operating Officer was terminated from the Company. The Company recorded severance and other terminations benefits of $1,632 which were classified as part of the 2003 restructuring charge, and offset the repayment of notes receivable due the Company against the severance and other termination benefits. Repayment of the entire balance of the notes receivable of $618 included accrued interest of $102, which was recognized as interest income. Accordingly, the Company reduced the valuation allowance of $516 against these notes receivable upon repayment. This reduction in the valuation allowance was classified as selling, general and administrative expenses.

During the year ended December 31, 2003, the Chief Executive Officer repaid a portion of notes receivable due the Company. In prior years the Chief Executive Officer had voluntarily reduced his base compensation from its authorized level. Upon restoration of base compensation to its authorized level in 2003, the Chief Executive Officer used the increase in compensation of $106 to offset against the notes receivable due the Company. In addition, prior to December 31, 2003, the Compensation Committee of the Board of Directors authorized a bonus to the Chief Executive Officer of $599 which was classified as part of selling general and administrative expenses. The amount of bonus remaining, after tax was withheld by the Company, was used to repay $355 of the notes receivable and accrued interest. The Company recognized $70 of the repayment as interest income. Accordingly, the Company reduced the valuation allowance against these notes receivable by $391 upon repayment. This reduction in the valuation allowance was classified as selling, general, and administrative expenses.

During the year ended December 31, 2004, the Compensation Committee provided the Chief Executive Officer a bonus upon the completion of the acquisition of OnSite Media, Inc. The $640 bonus was classified as part of selling, general and administrative expenses. The amount of the bonus remaining after tax was withheld by the Company was used to repay $364 of the notes receivable and accrued interest outstanding from the Chief Executive Officer. The Company recognized $71 of the repayment as interest income. Accordingly, the Company reduced the valuation allowance against these notes receivable by $293 upon repayment. This reduction in the valuation allowance was classified as selling, general and administrative expenses.

In addition, during 2004, the Company’s Board of Directors approved a $404 reduction in the balance of notes receivable due form a former officer of the Company. Upon the reduction in the notes value, the former

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(In thousands, except share and per share data)

officer paid the remaining balance of the notes, $100. Accordingly, the Company reduced the valuation allowance against these notes receivable by $100 upon repayment. This reduction in the valuation allowance was classified as selling, general and administrative expenses.

Investment in Alliance Partner

During the past three fiscal periods, the Company engaged White Horse Interactive, to provide design services in connection with the Company’s website and paid White Horse Interactive $ -, $66, and $96 in 2004, 2003, 2002, respectively.

Note 19—Subsequent Events

Issuance of Common Stock—

On February 1, 2005 and April 11, 2005, the Company entered into a Stock and Warrant Purchase Agreement with certain accredited investors pursuant to which the Company sold an aggregate of 2,550,000 of Common Stock at an offering price of $0.10 per share and warrants to purchase up to an additional 2,550,000 shares of Common Stock. Each warrant is exercisable for the purchase of one share of the Company’s Common Stock at an exercise price of $0.30 per share. The warrants are immediately exercisable and expire three years from their date of issuance. The Company has the right to redeem all or any portion of the warrants at any time at a price of $0.05 per share.

The Company further agreed to file a registration statement with the Securities and Exchange Commission as promptly and reasonably practicable after one year of executing the above named agreement in order to permit the resale of the Common Stock and warrants issued in connection with the agreement.

Return of Common Stock/Cancellation of Note Receivable Issued in Connection with LSPP

On March 29, 2005, the Company’s Board of Directors decided to unwind the sale of shares of the Company’s Common Stock issued pursuant to a Stock Purchase Agreement in connection with the LSPP. Previously, the Company’s Board of Directors had received an opinion of special Delaware counsel which expressed an opinion that the receipt by the Company of the promissory note from Chief Executive Officer, James Lavelle as the sole consideration for the shares of Common Stock acquired did not constitute the consideration required by Section 152 of the Delaware General Corporation Law then in effect for the shares of Common Stock to be validly issued, fully paid and nonassessable shares of Common Stock of the Company. As a result, the promissory note from James Lavelle, in the face amount of $2,671, together with all interest accrued thereunder, has been cancelled and the 750,000 shares of Common Stock purchased under the Stock Purchase Agreement were returned by James Lavelle to the Company. Upon return of the shares to the Company, the shares were cancelled.

The Company’s beginning par value of Common Stock and additional paid-in-capital in the accompanying consolidated statements of stockholders’ equity was adjusted to reflect retroactive accounting treatment for the return of all Common Stock issued under the LSPP and cancellation of associated notes receivable to December 31, 2001, as described in Note 13.